Exhibit (a)(1)(a)

LSI LOGIC CORPORATION

Offer to Exchange

Outstanding Options Under Our 1991 Equity Incentive Plan and 1999 Nonstatutory
Stock Option Plan for New Options Under Our
1999 Nonstatutory Stock Option Plan

     This offer and withdrawal rights expire at 5:00 p.m., Pacific Time, on September 18, 2002, unless we extend the offer.

      You may exchange your outstanding options to purchase shares of our common stock, whether vested or unvested, granted under either our 1991 equity incentive plan or our 1999 nonstatutory stock option plan for new non-qualified stock options that we will grant under the 1999 nonstatutory stock option plan. You are eligible to participate in the exchange offer if you are an employee hired on or before 5:00 p.m., Pacific Time, on August 15, 2002, who receives pay as a regular employee of LSI Logic or one of our subsidiaries in the United States, Germany, Hong Kong, Japan, The People’s Republic of China or the United Kingdom. Our directors and executive officers are ineligible to participate in the exchange offer.

      Your new option will cover 2 shares of our common stock for every 3 shares covered by an option that you elect to exchange, rounded up to the nearest whole share. The exercise price per share of the new options will be equal to 100% of the fair market value of our common stock on the date of grant.

      We will grant the new options on the first business day that is 6 months and 1 day after the date on which we cancel the options accepted for exchange. We refer to this date as the new option grant date. We expect the new option grant date to be March 20, 2003. Each new option will be subject to a new vesting schedule that will begin on the new option grant date.

      Our common stock is traded on the New York Stock Exchange under the symbol “LSI.” On August 13, 2002, the closing price of our common stock as reported on the New York Stock Exchange was $6.26 per share. We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether to elect to exchange your options.

       See “Risks of Participating in the Offer” beginning on page 9 for a discussion of risks that you should consider before tendering your eligible options.

IMPORTANT

      If you wish to exchange your options, you must complete and sign the election form by following its instructions, and fax or, upon prior arrangement, hand deliver it to Stock Administration at fax number (408) 954-4633 before 5:00 p.m., Pacific Time, on September 18, 2002.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this offer to exchange. Any representation to the contrary is a criminal offense.

      You should direct questions about the offer or requests for additional copies of this offer to exchange and the other option exchange program documents to Stock Administration, LSI Logic Corporation, 1551 McCarthy Blvd., Milpitas, CA 95035, telephone number (408) 433-6644.

Offer to Exchange dated August 20, 2002.

      You should rely on the information contained in this offering circular. We have not authorized anyone to provide you with different information. We are not making an offer of the new options in any jurisdiction where the offer is not permitted. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions. You should not assume that the information provided in this offering circular is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offering circular. This offering circular summarizes various documents and other information. Those summaries are qualified in their entirety by reference to the documents and information to which they relate.

SCHEDULE A	Information Concerning the Directors and Executive Officers of LSI Logic Corporation	A-1
SCHEDULE B	Financial Statements of LSI Logic Corporation included in its Quarterly Report for the Quarter Ended June 30, 2002	B-1
SCHEDULE C	Financial Statements of LSI Logic Corporation included in its Annual Report on Form 10-K for the Year Ended December 31, 2001	C-1

SUMMARY TERM SHEET

      The following are answers to some of the questions that you may have about the offer. You should carefully read this entire offer to exchange, the accompanying letter from Wilfred J. Corrigan dated August 20, 2002, the list of frequently asked questions, the election form and the withdrawal form. The offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this offer to exchange and the other option exchange program documents. We have included in this summary references to other sections in this offer to exchange to help you find a more complete description of these topics.

Q1.	What is the offer?

A1.	The offer to exchange is a voluntary opportunity for eligible option holders to exchange outstanding options granted by us for new options covering a smaller number of shares after a 6 month and 1 day waiting period. We expect to make the new grants on March 20, 2003. The new options will have an exercise price equal to the then fair market value of our common stock. (Section 1)

Q2.	Why are we making the offer?

A2.	We believe that granting stock options motivates our employees to perform at high levels and provides an effective means of recognizing employee contributions to our success. This offer enables us to offer eligible employees a valuable incentive to stay with us. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. These options are commonly referred to as being “underwater”. By making this offer to exchange eligible options for new options that will have an exercise price equal to the market value of the shares on the new option grant date, we intend to provide eligible employees with the benefit of owning options that over time may have a greater potential to increase in value. We believe this will create better performance incentives for eligible employees and, as a result, maximize stockholder value. (Section 3)

Q3.	What securities are we offering to exchange?

A3.	We are offering to exchange all outstanding, unexercised options to purchase shares of our common stock held by eligible employees that have been granted under either our 1991 equity incentive plan or our 1999 nonstatutory stock option plan. In exchange, we will grant new options under the 1999 nonstatutory stock option plan. Options to purchase our common stock granted under plans other than the 1991 equity incentive plan and the 1999 nonstatutory stock option plan are not eligible for exchange in the offer. If you elect to participate in the offer, then you must exchange all options that we have granted to you since February 20, 2002. (Section 2)

Q4.	Who is eligible to participate?

A4.	You are eligible to participate in the offer only if you are an employee hired on or before 5:00 p.m., Pacific Time, on August 15, 2002, who receives pay as a regular employee of LSI Logic or one of our subsidiaries in the United States, Germany, Hong Kong, Japan, The People’s Republic of China or the United Kingdom and you remain employed through the cancellation date. However, members of our board of directors and all of our executive officers, as listed on Schedule A to this offer to exchange, are not eligible to participate. (Section 1)

In order to receive a new option, you must remain an employee through the date on which the new options are granted, which will be the first business day that is at least 6 months and 1 day after the cancellation date. We refer to this date as the new option grant date. If we do not extend the offer, the new option grant date will be March 20, 2003. (Section 1)

Q5.	Are employees outside of the United States eligible to participate?

A5.	Yes. Persons who are employees hired on or before 5:00 p.m., Pacific Time, on August 15, 2002, who receive pay as regular employees of LSI Logic or one of our subsidiaries in Germany, Hong

Kong, Japan, The People’s Republic of China and the United Kingdom are eligible to participate. (Section 2)

Please be sure to read the appropriate section of this offer to exchange dealing with the applicable tax consequences of the exchange in Germany, Hong Kong, Japan, The People’s Republic of China or the United Kingdom. (Sections 15 through 19)

Q6.	When does this offer end?

A6.	This offer ends at 5:00 p.m., Pacific Time, on September 18, 2002. We refer to this date and time as the expiration date, unless we extend the period during which the offer will remain open. If we extend the offer, the term expiration date will refer to the time and date at which the extended offer expires. (Section 2)

Q7.	How many new options will you receive in exchange for your options that you elect to exchange?

A7.	The new option that we will grant to you will cover 2 shares of our common stock for every 3 shares of our common stock covered by an option that you elect to exchange, rounded up to the nearest whole share. The number of new option shares that you receive will be subject to adjustment for any stock splits, subdivisions, combinations, stock dividends and similar events that occur after the cancellation date but before the new option grant date. (Section 2)

Example 1

If the option you elect to exchange covers 60 shares of our common stock, your new option will cover 40 shares of our common stock.

Example 2

If the option you elect to exchange covers 100 shares of our common stock, your new option will cover 67 shares.

New options will be granted under our 1999 nonstatutory stock option plan. All new options will be subject to a new option agreement between you and us. You must sign the new option agreement before receiving your new options. (Section 2)

Q8.	Why isn’t the exchange ratio simply one-for-one?

A8.	Our stock option program must balance the interests of both employees and shareholders. The ratio of two shares subject to a new option for every three shares subject to the option exchanged will decrease the total number of options outstanding and will benefit shareholders by decreasing potential shareholder dilution. (Section 3)

Q9.	What are the conditions to the offer?

A9.	Participation in the offer is completely voluntary. The completion of the exchange offer is subject to a number of customary conditions that are described in Section 7 of this offer to exchange. If any of these conditions are not satisfied, we will not be obligated to accept and exchange any properly tendered eligible options. Prior to the expiration date of the exchange offer, we reserve the right to amend the exchange offer for any or no reason. (Section 7)

Q10.	Are there any eligibility requirements that you must satisfy after the expiration date to receive the new options?

A10.	To receive a grant of new options under the terms of the offer and the 1999 nonstatutory stock option plan, you must be employed by us or one of our subsidiaries through the new option grant date. (Section 1)

As discussed below, we will grant your new options to you on the first business day that is at least 6 months and 1 day after the cancellation date. We expect that the new option grant date will be March 20, 2003. If, for any reason, you do not remain employed by us or one of our subsidiaries or a successor entity through the new option grant date, you will not receive any new options or other compensation in exchange for the eligible options that you tendered and that we accepted for exchange and subsequently cancelled. Unless otherwise expressly provided by the applicable laws of a non-U.S. jurisdiction, your employment with us or one of our subsidiaries remains “at will” and can be terminated by you or us or one of our subsidiaries at any time, with or without cause or notice. (Section 1)

Q11.	When will you receive your new options?

A11.	We will send you a promise to grant stock option promptly after the date on which we accept and cancel the options elected to be exchanged. The promise to grant stock option represents our commitment to grant you a new option on the new option grant date, provided that you remain employed by us or one of our subsidiaries through the new option grant date.

We will grant the new options on the new option grant date. The new option grant date will be the first business day that is at least 6 months and 1 day after the date on which we cancel the options accepted for exchange. Our board of directors has selected this date as the actual grant date for the new options. We will not grant the new options before the new option grant date. (Section 6)

      Q12.     When will the options you elect to exchange be cancelled?

A12.	The options you elect to exchange will be cancelled on the first business day following the expiration date of this offer. We refer to this date as the cancellation date. If we do not extend the offer, the cancellation date will be September 19, 2002. Therefore, the new options will be granted on March 20, 2003. (Section 6)

Q13.	Why won’t you receive your new options immediately after the expiration date of the offer?

A13.	Published rules of the Financial Accounting Standards Board require options granted within 6 months of cancelled options to be treated as a variable expense to earnings. This means that we would be required to record the non-cash accounting impact of increases in our stock price as a compensation expense if we issued new options immediately. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least 6 months and 1 day, we believe that we will not have to treat the new options as variable awards. (Section 12)

Q14.	If you elect to exchange options in the offer, will you be eligible to receive other option grants before you receive your new options?

A14.	No. If you accept the offer, you cannot receive any other option grants before you receive your new options. We will defer granting you these other options to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the offer. (Section 6)

Q15.	Is this a repricing?

A15.	No. The Financial Accounting Standards Board has adopted rules that result in unfavorable accounting consequences for companies that reprice options. If we repriced your options, our potential for profitability in the future would be significantly reduced because we would be required to record a charge against earnings with respect to any future appreciation of the repriced options. (Section 12)

      Q16.     Why can’t we just grant you additional options?

A16.	Because of the large number of underwater options outstanding, granting additional options covering the same aggregate number of shares of common stock as the outstanding eligible options would have a severe negative impact on our dilution, outstanding shares and earnings per share. Additionally, we have a limited number of options that we may grant without stockholder approval, and our current reserves must be conserved for ongoing grants and new hires. (Section 3)

Q17.	Will you be required to give up all of your rights under the cancelled options?

A17.	Yes. Once we have accepted options that you tender for exchange, your options will be cancelled and you will no longer have any rights under those options. We intend to cancel all options accepted for exchange on the cancellation date, which is the first business day following the expiration of the offer. We expect the cancellation date to be September 19, 2002. (Section 6)

Q18.	What will the exercise price of the new options be?

A18.	The exercise price per share of the new options will be 100% of the fair market value of our common stock on the new option grant date, which would be the closing price reported by the New York Stock Exchange for our common stock on the new option grant date, which is expected to be March 20, 2003. (Section 9)

We cannot predict the exercise price of the new options. Because we will grant new options on the first business day that is at least 6 months and 1 day after the date on which we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of your current options. (Section 9)

Q19.	When will the new options vest?

A19.	Each new option will vest based on a new 4-year vesting schedule that will begin on the new option grant date. The new vesting schedule will be as follows:

•	25% of the shares subject to the new option will vest on the first anniversary of the new option grant date, and

•	25% of the shares subject to the new option will vest on each subsequent anniversary of the new option grant date,

so that each new option will be fully vested on the 4th anniversary of the new option grant date, subject to your continued employment with us or one of our subsidiaries through each relevant vesting date. (Section 9)

For example, a new option to purchase 1,000 shares of our common stock granted on the scheduled new option grant date of March 20, 2003 will vest as follows:

•	none of the shares subject to the new option will be vested on March 20, 2003,

•	250 shares subject to the new option will vest on March 20, 2004,

•	an additional 250 shares subject to the new option will vest on March 20, 2005,

•	an additional 250 shares subject to the new option will vest on March 20, 2006, and

•	the final 250 shares subject to the new option will vest on March 20, 2007. (Section 9)

Q20.	What if another company acquires us in a merger or stock acquisition?

A20.	Although we are not anticipating any such merger or acquisition, if we merge or consolidate with or are acquired by another entity between the expiration date and the new option grant date, then the resulting entity will be obligated to grant the new options under the same terms as provided in this offer. However, the type of security and the number of shares covered by each new option would be adjusted based on the consideration per share given to holders of options to acquire our common stock that are outstanding at the time of the acquisition. Such new option will have an exercise price equal to the fair market value of the acquiror’s stock on the new option grant date. As a result of this adjustment, you may receive options for more or fewer shares of the acquiror’s common stock than the number of shares subject to the eligible options that you exchange or than the number you would have received pursuant to a new option if no acquisition had occurred.

Regardless of any such merger, consolidation or acquisition, the new option grant date will be the first business day that is at least 6 months and 1 day after the cancellation date. Consequently, you may not be able to exercise your new options until after the effective date of the merger, consolidation or acquisition. If you submit your options in the exchange and the merger, consolidation or acquisition occurs after the expiration date but before the new option grant date, you will not be able to exercise your option to purchase our common stock before the effective date of the merger, consolidation or acquisition. (Section 9)

You should be aware that these types of transactions could significantly affect our stock price, including potentially substantially increasing the price of our shares. Depending on the timing and structure of a transaction of this type, you might lose the benefit of any price appreciation in our common stock resulting from a merger or acquisition. The exercise price of new options granted to you after the announcement of a merger, consolidation or acquisition of LSI Logic would reflect any appreciation in our stock price resulting from the announcement, and could therefore exceed the exercise price of your current options. This could result in option holders who do not participate in this offer receiving a greater financial benefit than option holders who do participate. In addition, your new options may be exercisable for stock of the acquiror, not LSI Logic common stock, while option holders who decide not to participate in this offer could exercise their options before the effective date of the merger or acquisition and sell their LSI Logic common stock before the effective date. (Section 9)

Finally, if another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the grant of the new options under this option exchange program. Termination of your employment for this or any other reason before the new options are granted means that you will receive neither new options, nor any other compensation for your cancelled options. (Section 9)

Q21.	Are there circumstances under which you would not be granted new options?

A21.	Yes. If, for any reason, you are no longer an employee of us or one of our subsidiaries on the new option grant date, you will not receive any new options. Unless otherwise expressly provided by the applicable laws of a non-U.S. jurisdiction, your employment with us or one of our subsidiaries will remain “at-will” regardless of your participation in the offer and can be terminated by you or us or one of our subsidiaries at any time, with or without cause or notice. (Section 1)

Moreover, even if we accept your options, we will not grant new options to you if we are prohibited from doing so by applicable law. For example, we could become prohibited from granting new options as a result from changes in SEC rules, regulations or policies, New York Stock Exchange listing requirements or the laws of a non-U.S. jurisdiction. We do not anticipate any such prohibitions. (Section 13)

Q22.	If you elect to exchange an eligible option, do you have to elect to exchange all of the shares covered by that option?

A22.	Yes. We are not accepting partial tenders of options. However, you may elect to exchange the remaining portion of any option that you have partially exercised. Accordingly, you may elect to exchange one or more of your option grants, but you must elect to exchange all of the unexercised shares subject to each grant or none of the shares for that particular grant. For example and except as otherwise described below, if you hold (1) an option to purchase 1,000 shares at $20.00 per share, 700 of which you have already exercised, (2) an option to purchase 1,000 shares at an exercise price of $25.00 per share, and (3) an option to purchase 2,000 shares at an exercise price of $30.00 per share, you may elect to exchange:

•	your first option covering 300 remaining unexercised shares,

•	your second option covering 1,000 shares,

•	your third option covering 2,000 shares,

•	two of your three options,

•	all three of your options, or

•	none of your options.

These are your only choices in the above example. You may not elect, for example, to exchange your first option with respect to only 150 shares (or any other partial amount) under that grant or less than all of the shares under the second and third option grants. (Section 2)

If you elect to exchange any of your options, then you must elect to exchange all of the options that we granted to you since February 20, 2002. For example, if you received an option grant in January 2001 and a grant in April 2002 and you want to exchange your January 2001 option grant, you also would be required to exchange your April 2002 option grant. (Section 2)

Q23.	What happens to options that you choose not to exchange or that are not accepted for exchange?

A23.	Options that you choose not to exchange or that we do not accept for exchange remain outstanding until they expire by their terms and retain their current exercise price and current vesting schedule. (Section 6)

Q24.	Will you have to pay taxes if you exchange your options in the offer?

A24.	If you exchange your current options for new options, you should not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange. On the new option grant date, you will not be required under current law to recognize income for U.S. federal income tax purposes. (Section 14)

If you are a tax resident of a country other than the United States, the tax consequences of participating in this offer may be different for you. Please be sure to read the sections of this offer to exchange that discuss the potential tax consequences in the country in which you are subject to tax. (Sections 15 through 19)

For all employees, we recommend that you consult with your own tax advisor to determine the personal tax consequences to you of participating in the exchange offer. If you are a resident of, or subject to the tax laws in the United States, Germany, Hong Kong, Japan, The People’s Republic of China or the United Kingdom but are also subject to the tax laws in another country, including one of the countries listed above, you should be aware that there may be other tax and social insurance consequences which may apply to you.

Q25.	Will your new options be incentive stock options or non-qualified stock options?

A25.	Your new options will be non-qualified stock options. We recommend that you read the tax discussion in this offer to exchange and discuss the personal tax consequences of non-qualified stock options with your financial advisor. (Sections 9 and 14)

Q26.	When will your new options expire?

A26.	Your new options will expire 10 years from the date of grant, or earlier if your employment with us or one of our subsidiaries terminates. (Section 9)

Q27.	Can the offer be extended, and if so, how will we notify you if the offer is extended?

A27.	The offer expires at 5:00 p.m., Pacific Time, on September 18, 2002, unless we extend it. We may, in our discretion, extend the offer at any time, but we do not currently expect to do so. If we extend the offer, we will issue a press release or other public announcement disclosing the extension no later than 6:00 a.m., Pacific Time, on the next business day following the previously scheduled expiration date of the offer. (Section 2)

Q28.	How do you elect to exchange your options?

A28.	If you elect to exchange your options, you must deliver, before 5:00 p.m., Pacific Time, on September 18, 2002, or such later date and time as we may extend the expiration of the offer, a properly completed and executed election form via facsimile (fax # (408) 954-4633) or, upon prior arrangement, by hand to Stock Administration at LSI Logic. This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any or all options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions described in the stock option exchange program documents, we will accept all properly tendered options promptly after the expiration of the offer. (Section 4)

Q29.	During what period of time may you withdraw options that you previously elected to exchange?

A29.	You may withdraw any options that you previously elected to exchange at any time before the offer expires at 5:00 p.m., Pacific Time, on September 18, 2002. If we extend the offer beyond that time, you may withdraw any options that you previously elected to exchange at any time before the extended expiration of the offer. To withdraw some or all of your options, you must deliver to Stock Administration via facsimile (fax # (408) 954-4633) or, upon prior arrangement, by hand a signed withdrawal form, with the required information completed, before the expiration date. If you withdraw options, you may re-elect to exchange them only by delivering a new election form. The new election form must list all the options you want to exchange.

Although we intend to accept all options validly elected to be exchanged promptly after the expiration of this offer, if we have not accepted your options by 9:00 p.m., Pacific Time, on October 15, 2002, you may withdraw your options. (Section 5)

Q30.	Can you change your election regarding options you have elected to exchange?

A30.	Yes, you may change your election to exchange any particular options at any time before the offer expires at 5:00 p.m., Pacific Time, on September 18, 2002. If we extend the offer beyond that time, you may change your election to exchange options at any time until the extended offer expires. In order to change your election to include options that you had not previously tendered, you must deliver to Stock Administration a new election form via fax (fax # (408) 954-4633) or, upon prior arrangement, by hand. Your new election form must include the required information regarding all of the options you want to exchange and must be signed and clearly dated after the date of your original election form. In order to withdraw from the exchange offer some or all of the options you previously tendered, you must deliver to us a signed and dated withdrawal form, with the required information, before the offer expires. For more information on withdrawing your options, please see Q&A 29 above. (Section 5)

Q31.	Why do you have to cancel options granted after February 20, 2002, if you choose to participate?

A31.	Under current accounting rules, options that we granted during the six-month period before this offer commenced and the six-month period after cancellation of the tendered options could be viewed as “replacement” options for the cancelled grants. As such, Financial Accounting Standards Board rules would require unfavorable accounting treatment for these replacement option grants. (Section 12)

Q32.	Are we making any recommendation as to whether you should exchange your eligible options?

A32.	No. We are not making any recommendation as to whether you should accept the offer to exchange your options. You must make your own decision as to whether or not to accept the offer. For questions regarding personal tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor. (Section 3)

Q33.	Who can you talk to if you have questions about the offer, or if you need additional copies of the offer documents?

A33.	For additional information or assistance, you should contact:

Stock Administration LSI Logic Corporation 1551 McCarthy Blvd. Milpitas, California 95035 (408) 433-6644 (Section 10)

RISKS OF PARTICIPATING IN THE OFFER

      Participation in the offer involves a number of risks, including those described below. This list and the risk factors under the heading entitled “Business — Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2001 and under the heading entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — General” in our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2002 and June 30, 2002 highlight the material risks of participating in this offer. You should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the sections in this offer to exchange discussing the tax consequences in the United States, Germany, Hong Kong, Japan, The People’s Republic of China and the United Kingdom, as well as the rest of this offer to exchange for a more in-depth discussion of the risks that may apply to you before deciding to participate in the exchange offer.

      In addition, this offer to exchange and our SEC reports referred to above include “forward-looking statements.” When used in this offer to exchange, the words “anticipate,” “believe,” “estimate,” “expect,” “intend” and “plan” as they relate to us are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements.

Economic Risks

If the price of our common stock increases after the date on which your options are cancelled, your cancelled options might have been worth more than the new options that you have received in exchange.

      For example, if you cancel options with an exercise price of $20.00 per share, and the price of our common stock increases to $22.00 per share when the new options are granted, your new option will have a higher exercise price than the cancelled option.

If you participate in the offer, you will be ineligible to receive any additional option grants until March 20, 2003, at the earliest.

      Employees generally are eligible to receive option grants at any time that we choose to make such grants. However, if you participate in the offer, you will not be eligible to receive any additional option grants until March 20, 2003, at the earliest.

If we are acquired by or merge with another company, your cancelled options might have been worth more than the new options that you receive in exchange for them.

      A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.

If your employment terminates before we grant the new options, including as the result of a reduction-in-force or another company’s acquisition of us, you will neither receive a new option nor have any of your cancelled options returned to you.

      Once we cancel the options that you elect to exchange, all of your rights under the options terminate. Accordingly, if your employment with us or our subsidiaries terminates for any reason, including as the result of a reduction-in-force or another company acquiring LSI Logic, before the grant of the new options, you will have the benefit of neither the cancelled option nor any new option.

      Our revenues depend on the health of the economy and the growth of our customers and potential customers. If the economic conditions in the United States remain stagnant or worsen or if a wider or global economic slowdown occurs, we may experience a material adverse impact on our business, operating results, and financial condition and may undertake various measures to reduce our expenses including, but not limited to, a reduction-in-force. Should your employment be terminated as part of any such reduction-in-force, you will have the benefit of neither the cancelled option nor any new option.

      If another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the new option grant date. If your employment terminates for this or any other reason before the new option grant date you will not receive a new option, nor will you receive any other compensation for your options that were cancelled.

Tax-Related Risks For Non-U.S. Residents

      If you are a resident of or are otherwise subject to the tax laws of Germany, Hong Kong or the United Kingdom, we do not believe that you will be subject to income tax in these countries as a result of participating in this offer or receiving the grant of the new option. Included in this offer to exchange are short summaries of the general tax consequences of the offer in countries other than the United States. Please see Sections 15 through 19 of this offer to exchange, as applicable, for information regarding the tax consequences to you of participating in the offer. You should review the information carefully and consult your own tax advisor regarding your personal situation before deciding whether or not to participate in the offer.

      If you are a resident or are otherwise subject to the tax laws of The People’s Republic of China, Japan or the United Kingdom, see below for the possible tax risks or tax considerations related to participating in this offer.

Tax-Related Risks For Residents of Japan

      Under general tax principles in Japan, we believe it is unlikely that you will be subject to income tax as a result of the exchange of an existing option for the right to receive a new option if you elect to participate in the offer. However, this result is not completely certain. Please see Section 17 of this offer to exchange for a more detailed discussion of the potential tax consequences of participating in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in the option exchange program.

Tax-Related Risks For Residents of The People’s Republic Of China

      Under general tax principles in The People’s Republic of China, we believe it is unlikely that you will be subject to income tax as a result of the exchange of an existing option for the right to receive a new option if you elect to participate in the offer. However, this result is not completely certain. Please see Section 18 of this offer to exchange for a more detailed discussion of the potential tax consequences of participating in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in the option exchange program.

      Please note that exercises of new options granted under the terms of the offer to residents of The People’s Republic of China will be restricted to a cashless sell-all or cashless sell-to-cover method of exercise.

Tax-Related Considerations For Residents of The United Kingdom

      In accordance with rules promulgated by the Inland Revenue, employers and employees are required to pay National Insurance Contributions, or NICs, based on the employee’s earnings, including the “spread” between the fair market value on the date of exercise and the exercise price of options granted to employees after April 5, 1999. Therefore, any existing options granted before April 6, 1999 are not subject to NICs. If you tender such options for cancellation, the new options granted to you will be subject to NICs, although your portion of NICs is payable only to the extent you have not already reached the annual cap. Please see Section 19 of this offer to exchange for a more detailed discussion of the potential tax consequences of participation in the offer. We strongly recommend that you consult with your personal tax advisor before participating in the option exchange program.

Tax-Related Risks For Tax Residents of Other Non-U.S. Countries

      If you are eligible to participate in this offer because you are an employee hired on or before 5:00 p.m., Pacific Time on August 15, 2002, who receives pay as a regular employee of LSI Logic or one of our subsidiaries in one of the eligible countries (the United States, Germany, Hong Kong, Japan, The People’s Republic of China or the United Kingdom) but are also subject to the tax laws in another country (including one of the countries listed above), you should be aware that there may be other tax and social insurance consequences that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.

Business-Related Risks

We operate in a cyclical industry and a general economic downturn may reduce our revenues.

      The semiconductor industry is cyclical in nature and is characterized by wide fluctuations in product supply and demand. In 2001, the economic growth in the United States slowed significantly, which in turn, led to a severe downturn in the semiconductor industry. During a period of industry overcapacity, profitability can drop sharply as factory utilization declines and high fixed costs of operating wafer fabrication facilities are spread over a lower net revenue base. Our overall business bottomed in 2001 and we are on track to restore profitability in the near future. However, any additional terrorist activities may adversely affect the U.S. economy. In turn, we may face interruption of production and services due to increased security measures in light of recent terrorist activities, which may affect our recovery in 2002 and adversely impact our operating results and financial condition.

Our product and process development activities occur in a highly competitive environment characterized by rapid technological change.

      The semiconductor and SAN systems segments in which we conduct business are characterized by rapid technological change, short product cycles and evolving industry standards. We believe our future success depends, in part, on our ability to improve on existing technologies and to develop and implement new ones in order to continue to reduce semiconductor chip size and improve product performance and manufacturing yields. We must also be able to adopt and implement emerging industry standards and to adapt products and processes to technological changes. If we are not able to implement new process technologies successfully or to achieve volume production of new products at acceptable yields, our operating results and financial condition will be adversely impacted.

      In addition, we must continue to develop and introduce new products that compete effectively on the basis of price and performance and that satisfy customer requirements. We continue to emphasize engineering development and acquisition of CoreWare building blocks and integration of our CoreWare libraries into our design capabilities. Our cores and standard products are intended to be based upon industry standard functions, interfaces and protocols so that they are useful in a wide variety of systems applications. Development of new products and cores often requires long-term forecasting of market trends, development and implementation of new or changing technologies and a substantial capital commitment. We cannot assure you that the cores or standard products that we select for investment of our financial and engineering resources will be developed or acquired in a timely manner or will enjoy market acceptance.

We operate highly complex and costly manufacturing facilities.

      The manufacture and introduction of our products is a complicated process. We confront challenges in the manufacturing process that require us to:

•	maintain a competitive manufacturing cost structure;

•	implement the latest process technologies required to manufacture new products;

•	exercise stringent quality control measures to ensure high yields;

•	effectively manage the subcontractors engaged in the test and assembly of products; and

•	update equipment and facilities as required for leading edge production capabilities.

We do not control the timing or size of orders for our products.

      We generally do not have long-term volume production contracts with our customers. There is a risk that we will be unable to meet sudden increases in demand beyond our current manufacturing capacity, which may result in additional capital expenditures and production costs. On the other hand, order volumes below anticipated levels may result in the under-utilization of our manufacturing facilities, resulting in higher per unit costs, which could adversely affect our operating results and financial condition.

Our manufacturing facilities are subject to disruption.

      Our newest wafer fabrication site located in Gresham, Oregon is a highly complex, state-of-the-art facility. Anticipated production rates depend upon the reliable operation and effective integration of a variety of hardware and software components. There is no assurance that all of these components will be fully functional or successfully integrated on time or that the facility will achieve the forecasted yield targets. The capital expenditures required to bring the facility to full operating capacity may be greater than we anticipate and result in lower margins.

Operations at any of our primary manufacturing facilities, or at any of our test and assembly subcontractors, may be disrupted for reasons beyond our control, including work stoppages, fire, earthquake, floods or other natural disasters.

      Our corporate headquarters and some of our manufacturing facilities are located near major earthquake faults. As a result, in the event of a major earthquake, we could suffer damages that could significantly and adversely affect our operating results and financial condition. Also, California has recently experienced power shortages. Any future shortages could subject us to electrical “blackouts” or other unscheduled interruption of electrical power.

We outsource a substantial portion of wafers manufactured.

      We have developed outsourcing arrangements for the manufacture of some of our products based on a process technology we do not possess. There is no assurance that the third party manufacturer will be able to produce and deliver wafers that meet our specifications or that it will be able to provide successfully the process technology it has committed. If the third party is not able to deliver products and process technology on a timely and reliable basis, our results of operations could be adversely affected.

We have significant capital requirements to maintain and grow our business.

      In order to remain competitive, we must continue to make significant investments in new facilities and capital equipment. During 2002, we anticipate that we will spend less than $100 million on capital assets and that we will be required to spend potentially larger amounts thereafter. In addition, the high level of capital expenditures required to remain competitive results in relatively high fixed costs. If demand for our products does not absorb additional capacity, the fixed costs and operating expenses related to increases in our production capacity could have a material adverse impact on our operating results and financial condition.

We finance our capital expenditure needs from operating cash flows, bank financing and capital market financing.

      As of June 30, 2002, we had convertible notes outstanding of approximately $1.3 billion. As of June 30, 2002, we have two operating leases financed by several commercial banks. We may need to seek additional equity or debt financing from time to time, including issuance of warrants and cannot be certain that additional financing will be available on favorable terms. Moreover, any future equity or convertible debt financing will decrease the percentage of equity ownership of existing stockholders and may result in dilution, depending on the price at which the equity is sold or the debt is converted.

We are exposed to fluctuations in foreign currency exchange rates.

      We have international subsidiaries and distributors that operate and sell our products globally. Further, we purchase a substantial portion of our raw materials and manufacturing equipment from foreign suppliers, and incur labor and other operating costs in foreign currencies, particularly in our Japanese manufacturing facilities. As a result, we are exposed to the risk of changes in foreign currency exchange rates or declining economic conditions in these countries.

We procure parts and raw materials from limited domestic and foreign sources.

      We use a wide range of parts and raw materials in the production of our semiconductors, host adapter boards, and storage systems, including silicon wafers, processing chemicals, and electronic and mechanical components. We do not generally have guaranteed supply arrangements with our suppliers and do not maintain an extensive inventory of parts and materials for manufacturing. We purchase some of these parts and materials from a limited number of vendors and some from a single supplier. On occasion, we have experienced difficulty in securing an adequate volume and quality of parts and materials. There is no assurance that, if we have difficulty in obtaining parts or materials in the future, alternative suppliers will be available, or that these suppliers will provide parts and materials in a timely manner or on favorable terms. As a result, we may be adversely affected by delays in new and current product shipments. If we cannot obtain adequate materials for manufacture of our products, there could be a material adverse impact on our operating results and financial condition.

We operate in highly competitive markets.

      We compete in markets that are intensely competitive and that exhibit both rapid technological change and continual price erosion. Our competitors include many large domestic and foreign companies that have substantially greater financial, technical and management resources than we do. Several major diversified electronics companies offer ASIC products and/or other standard products that are competitive with our product lines. Other competitors are specialized, rapidly growing companies that sell products into the same markets that we target. Some of our large customers may develop internal design and production capabilities to manufacture their own products, thereby displacing our products. There is no assurance that the price and performance of our products will be superior relative to the products of our competitors. As a result, we may experience a loss of competitive position that could result in lower prices, fewer customer orders, reduced revenues, reduced gross profit margins and loss of market share. To remain competitive, we continually evaluate our worldwide operations, looking for additional cost savings and technological improvements.

      Our future competitive performance depends on a number of factors, including our ability to:

•	properly identify target markets;

•	accurately identify emerging technological trends and demand for product features and performance characteristics;

•	develop and maintain competitive products;

•	enhance our products by adding innovative features that differentiate our products from those of our competitors;

•	bring products to market on a timely basis at competitive prices;

•	respond effectively to new technological changes or new product announcements by others;

•	adapt products and processes to technological changes; and

•	adopt and/or set emerging industry standards.

We may not meet our design, development and introduction schedules for new products or enhancements to our existing and future products.

      In addition, our products may not achieve market acceptance or sell at favorable prices.

We are dependent on a limited number of customers.

      We are increasingly dependent on a limited number of customers for a substantial portion of revenues as a result of our strategy to focus our marketing and selling efforts on select, large-volume customers.

      One customer represented 15% and 19% of our total consolidated revenues for the three months ended June 30, 2002 and 2001, respectively. In the semiconductor segment, one customer represented 19% and 21% of the total semiconductor revenues for the three months ended June 30, 2002 and 2001, respectively. In the storage systems segment, there were three customers with revenues representing 32%, 22% and 18% of total storage systems revenues for the three months ended June 30, 2002. For the three months ended June 30, 2001, there were three customers with revenues representing 21%, 17% and 14%, respectively, and two customers with revenues representing 11% each of total storage systems revenues.

      One customer represented 15% and 17% of our total consolidated revenues for the six months ended June 30, 2002 and 2001, respectively. In the semiconductor segment, one customer represented 18% and 20% of total semiconductor revenues for the six months ended June 30, 2002 and 2001, respectively. In the storage systems segment, there were three customers with revenues representing 33%, 18% and 17% of total storage systems revenues for the six months ended June 30, 2002, respectively. For the six months ended June 30, 2001, there were four customers with revenues representing 20%, 19%, 16% and 12% of total storage systems revenues, respectively.

      Our operating results and financial condition could be affected if:

•	we do not win new product designs from major customers;

•	major customers reduce or cancel their existing business with us;

•	major customers make significant changes in scheduled deliveries; or

•	there are declines in the prices of products that we sell to these customers.

We utilize indirect channels of distribution over which we exercise limited control.

      We derive a material percentage of product revenues from independent reseller and distributor channels. Our financial results could be adversely affected if our relationship with these resellers or distributors were to deteriorate or if the financial condition of these resellers or distributors were to decline. Given the current economic environment, the risk of distributors going out of business is significantly increased. In addition, as our business grows, we may have an increased reliance on indirect channels of distribution. There can be no assurance that we will be successful in maintaining or expanding these indirect channels of distribution. This could result in the loss of certain sales opportunities. Furthermore, the partial reliance on indirect channels of distribution may reduce our visibility with respect to future business, thereby making it more difficult to accurately forecast orders.

Our operations are affected by cyclical fluctuations.

      The semiconductor and SAN systems segments in which we compete are subject to cyclical fluctuations in demand. In 2001, we experienced declines in sales or the prices of our products as a result of the following:

•	rapid technological change, product obsolescence, and price erosion in our products;

•	maturing product cycles in our products or products sold by our customers;

•	increases in worldwide manufacturing capacity for semiconductors, resulting in declining prices;

•	reduced product demand;

•	excess inventory within the supply chain; and

•	decline of the United States and worldwide economy, causing declines in our product markets or the markets of our suppliers and customers.

The semiconductor industry has in the past experienced periods of rapid expansion of production capacity.

      Even when the demand for our products remains constant, the availability of additional excess production capacity in the industry creates competitive pressure that can degrade pricing levels, which can reduce revenues. Furthermore, customers who benefit from shorter lead times may defer some purchases to future periods, which could affect our demand and revenues for the short term. As a result, we may experience downturns or fluctuations in demand in the future and experience adverse effects on our operating results and financial condition.

We engage in acquisitions and alliances giving rise to economic and technological risks.

      We intend to continue to make investments in companies, products and technologies, either through acquisitions or investment alliances. Acquisitions and investment activities often involve risks, including the need to:

•	acquire timely access to needed capital for investments related to acquisitions and alliances;

•	conduct acquisitions that are timely relative to existing business opportunities;

•	successfully prevail over competing bidders for target acquisitions at an acceptable price;

•	invest in companies and technologies that contribute to the growth of our business;

•	retain the key employees of the acquired operation;

•	incorporate acquired operations into our business and maintain uniform standards, controls, and procedures; and

•	develop the capabilities necessary to exploit newly acquired technologies.

Mergers and acquisitions of high-technology companies bear inherent risks.

      No assurance can be given that our previous or future acquisitions will be successful and will not materially adversely affect our business, operating results or financial condition. We must manage any growth effectively. Failure to manage growth effectively and to integrate acquisitions could adversely affect our operating results and financial condition.

There is uncertainty associated with our research and development investments.

      Our research and development activities are intended to maintain and enhance our competitive position by utilizing the latest advances in the design and manufacture of semiconductors and storage systems including networking, communications and storage technologies. Technical innovations are inherently complex and require long development cycles and the commitment of extensive engineering resources. We must incur substantial research and development costs to confirm the technical feasibility and commercial viability of a product that in the end may not be successful. If we are not able to successfully and timely complete our research and development programs, we may face competitive disadvantages. There is no assurance that we will recover the development costs associated with such programs or that we will be able to secure the financial resources necessary to fund future research and development efforts.

The price of our securities may be subject to wide fluctuations.

      Our stock has experienced substantial price volatility, particularly as a result of quarterly variations in results, the published expectation of analysts, and as a result of announcements by our competitors and us. In addition, the stock market has experienced price and volume fluctuations that have affected the market price of many technology companies, in particular, and that have often been unrelated to the operating performance of such companies. In addition, the price of our securities may also be affected by general global, economic and market conditions, and the cost of operations in one or more of our product markets. While we cannot predict the individual effect that these factors may have on the price or our securities, these factors, either individually or in the aggregate, could result in significant variations in price during any given period of time. These fluctuations in our stock price also impact the price of our outstanding convertible securities and the likelihood of the convertible securities being converted into cash or equity. If we are required to redeem any of the convertible securities for cash it may affect our liquidity position.

Our global operations expose us to numerous international business risks.

      We have substantial business activities in Asia and Europe. Both manufacturing and sales of our products may be adversely impacted by changes in political and economic conditions abroad. A change in the current tax laws, tariff structures, export laws, regulatory requirements or trade policies in either the United States or foreign countries could adversely impact our ability to manufacture or sell our products in foreign markets. Moreover, a significant decrease in sales by our customers to end users in either Asia or Europe could result in a decline in orders.

We subcontract test and assembly functions to independent companies located in Asia.

      A reduction in the number or capacity of qualified subcontractors or a substantial increase in pricing could cause longer lead times, delays in the delivery of products to customers, or increased costs.

The high technology industry in which we operate is prone to intellectual property litigation.

      Our success is dependent in part on our technology and other proprietary rights, and we believe that there is value in the protection afforded by our patents, patent applications and trademarks. However, the industry is characterized by rapidly changing technology and our future success depends primarily on the technical competence and creative skills of our personnel, rather than on patent and trademark protection.

      As is typical in the high technology industry, from time to time we have received communications from other parties asserting that certain of our products, processes, technologies or information infringe upon their patent rights, copyrights, trademark rights or other intellectual property rights. We regularly evaluate such assertions. In light of industry practice, we believe with respect to existing or future claims that any licenses or other rights that may be necessary can generally be obtained on commercially reasonable terms. Nevertheless, there is no assurance that licenses will be obtained on acceptable terms or that a claim will not result in litigation or other administrative proceedings. Resolution of whether our product or intellectual property has infringed on valid rights held by others could have a material adverse effect on our financial position or results of operation and may require material changes in production processes and products.

We must attract and retain key employees in a highly competitive environment.

      Our employees are vital to our success and our key management, engineering and other employees are difficult to replace. We do not generally have employment contracts with our key employees. We do, however, maintain key person life insurance for one of our employees. The expansion of high technology companies in Silicon Valley, Colorado, Oregon and elsewhere where we operate our business has increased demand and competition for qualified personnel, and despite the economic slowdown, competition for these personnel is intense. Our continued growth and future operating results will depend upon our ability to attract, hire and retain significant numbers of qualified employees.

THE OFFER

     1.     Eligibility

      You are an “eligible employee” if you are an employee hired on or before 5:00 p.m., Pacific Time on August 15, 2002, of LSI Logic or one of our subsidiaries and you remain employed through the date on which the options elected to be exchanged are cancelled. However, only persons who receive pay as regular employees of LSI Logic or one of our subsidiaries in the United States, Germany, Hong Kong, Japan, The People’s Republic of China or the United Kingdom are eligible to participate in the offer. In addition, members of our board of directors and all executive officers are not eligible to participate in the offer. Our directors and executive officers are listed on Schedule A to this offer to exchange.

      In order to receive a new option, you must remain employed by us or one of our subsidiaries through the new option grant date, which is the date on which the new options are granted, and will be the first business day that is at least 6 months and 1 day after the cancellation date. If we do not extend the offer, the new option grant date will be March 20, 2003. If, for any reason, you do not remain an employee of LSI Logic, one of our subsidiaries or a successor entity through the new option grant date, you will not receive any new options or other compensation in exchange for your options that have been accepted for exchange. This means that if you quit, with or without a good reason, or die or we terminate your employment, with or without cause, before the new option grant date, you will not receive anything for the options that you elected to exchange and that we cancelled. Unless expressly provided by the applicable laws of a non-U.S. jurisdiction, your employment with us or one of our subsidiaries will remain “at-will” and can be terminated by you or us or one of our subsidiaries at any time, with or without cause or notice.

     2.     Number of options; expiration date

      Subject to the terms and conditions of the offer, we will accept outstanding, unexercised options granted under the 1991 equity incentive plan and the 1999 nonstatutory stock option plan held by eligible employees and that are properly elected to be exchanged, and are not validly withdrawn, before the expiration date and exchange them for new options.

      Each option grant that you elect to exchange must be for the entire portion that is outstanding and unexercised. We are not accepting partial tenders of options. However, you may elect to exchange the remaining portion of an option that you have partially exercised. As a result, you may elect to exchange one or more of your option grants, but you must elect to exchange all of the unexercised shares subject to each grant or none of the shares for that particular grant.

      For example and except as otherwise described below, if you hold (1) an option to purchase 1,000 shares at $20.00 per share, 700 of which you have already exercised, (2) an option to purchase 1,000 shares at an exercise price of $25.00 per share, and (3) an option to purchase 2,000 shares at an exercise price of $30.00 per share, you may elect to exchange:

•	your first option covering 300 remaining unexercised shares,

•	your second option covering 1,000 shares,

•	your third option covering 2,000 shares,

•	two of your three options,

•	all three of your options, or

•	none of your options.

These are your only choices in the above example. You may not, for example, elect to exchange your first option with respect to only 150 shares, or any other partial amount, under that grant or less than all of the shares under the second and third option grants.

      If you elect to exchange any of your options, then you must elect to exchange all of your options that were granted to you since February 20, 2002. For example, if you received an option grant in January 2001 and a grant in April 2002 and you want to exchange your January 2001 option grant, you also would be required to exchange your April 2002 option grant. This includes all options granted to you between the commencement of this offer on August 20, 2002 and the expiration date.

      Subject to the terms of this offer, upon our acceptance of your properly tendered options, your options will be cancelled, and you will be entitled to receive a new option to purchase 2 shares of our common stock for every 3 shares of our common stock covered by an option submitted by you for exchange. Fractional shares will be rounded up to the nearest whole share. The number of shares to be covered by your new option is subject to adjustment for any stock splits, subdivisions, combinations, stock dividends and similar events that occur after the cancellation date but before the new option grant date. All new options will be subject to the terms of the 1999 nonstatutory stock option plan, and to a new option agreement between you and us. You must sign the new option agreement before receiving a new option. The form of this option agreement is attached as an exhibit to the Schedule TO with which this offer to exchange has been filed.

      The expiration date for the offer will be 5:00 p.m., Pacific Time, on September 18, 2002, unless we extend the offer. We may, in our discretion, extend the period of time during which the offer will remain open, in which event the expiration date shall refer to the latest time and date at which the extended offer expires. See Section 20 of this offer to exchange for a description of our rights to extend, terminate and amend the offer.

     3.     Purpose of the offer

      We issued the outstanding options under the 1991 equity incentive plan and the 1999 nonstatutory stock option plan to:

•	provide our eligible employees with additional performance incentives and to promote the success of our business, and

•	encourage our eligible employees to continue their employment with us.

      The offer provides an opportunity for us to offer our eligible employees a valuable incentive to stay with us and continue to work to promote the success of our business. Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares, which options commonly are referred to as being “underwater.” By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of the shares on the new option grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value. We believe this will create better performance incentives for employees and thereby maximize stockholder value. However, because we will not grant new options until the first business day that is at least 6 months and 1 day after the date on which we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of our current outstanding options.

      In addition, the exchange ratio used in this offer, 2 shares covered by a new option for every 3 shares covered by an exchanged option, will decrease the total number of options outstanding and will benefit shareholders by decreasing shareholder dilution.

      We chose to make this offer instead of simply granting more options for a number of reasons. Because of the large number of outstanding underwater options, granting additional options covering the same number of shares of common stock as the outstanding eligible options would have a severe negative impact on our dilution, outstanding shares and earnings per share. Additionally, we have a limited number of options that we may grant without stockholder approval, and therefore our current reserves must be conserved for ongoing grants and new hires.

      Subject to the above, and except as otherwise disclosed in this offer to exchange or in our filings with the Securities and Exchange Commission, we presently have no plans or proposals that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation involving us or any of our subsidiaries,

•	any purchase, sale or transfer of a material amount of our assets or any of our subsidiaries,

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization,

•	any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment,

•	any other material change in our corporate structure or business,

•	our common stock being delisted from a national securities exchange or not being authorized for quotation in an automated quotation system operated by a national securities association,

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”),

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act,

•	the acquisition by any person of an amount of our securities or the disposition of an amount of any of our securities, or

•	any change in our charter or bylaws, or any actions which may impede the acquisition of control of us by any person.

      Neither we nor our board of directors makes any recommendation as to whether you should accept this offer and elect to exchange your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own investment and tax advisors. You must make your own decision whether or not to elect to exchange your options.

     4.     Procedures for electing to exchange options

     Proper Election to Exchange Options

      You will receive an election form which lists your option grants. To validly elect to exchange your options through the offer, you must, in accordance with the instructions of the election form, properly complete, execute and deliver the election form to us via facsimile (fax # (408) 954-4633) or, upon prior arrangement, by hand to Stock Administration at LSI Logic Corporation, 1551 McCarthy Blvd., Milpitas, CA 95035, along with any other required documents. Stock Administration must receive the properly completed election forms before the expiration date. The expiration date will be 5:00 p.m., Pacific Time, on September 18, 2002, unless we decide to extend the offer.

      If you elect to exchange any options through this offer, you must also elect to exchange all options that we granted to you since February 20, 2002. Even if you submit an election form but fail to list the options that are required to be elected to be exchanged, they automatically will be tendered for exchange under this offer.

      If you submit an election form, and then decide that you would like to elect to exchange additional options, you must submit a new election form to Stock Administration by the expiration date. This new election form must be signed and dated after your original election form and must be properly completed. This new election form must also list all of the options that you wish to tender for exchange.

      The delivery of all documents, including election forms, is at your risk. It is your responsibility to ensure that your election form has been received by us. You should be sure to keep any confirmations or receipts that you obtain when you send in your election form, such as a fax confirmation sheet.

      However, our receipt of your election form is not by itself an acceptance of the options for exchange. For purposes of the offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice by press release or e-mail. Options accepted for exchange will be cancelled on the cancellation date, which we presently expect to be September 19, 2002.

     Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects

      We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept all properly tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our sole discretion.

     Our Acceptance Constitutes an Agreement

      Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of the offer. Our acceptance of your options elected to be exchanged by you through the offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.

      In order to administer this offer, we must collect, use and transfer certain information regarding you and your option grants, and may have to pass that information on to third parties who are assisting with the offer. By submitting an election form or a withdrawal form, you agree to such collection, use and transfer of your personal data by us, our subsidiaries and the third parties assisting us with the offer, but only for the purpose of administering your participation in this offer. By submitting an election form or a withdrawal form, you also acknowledge and agree that:

•	the parties receiving this data may be located outside of your country, and the recipient’s country may have different data privacy laws and protections than yours,

•	the data will be held only as long as necessary to administer and implement the program,

•	you can request from us a list of the parties that may receive your data,

•	you can request additional information about how the data is stored and processed, and

•	you can request that the data be amended if it is incorrect.

You can withdraw your consent to the collection, use and transfer of your data by contacting us. You should note, however, that if you withdraw your consent, it may affect your ability to participate in this option exchange program. Please contact us, or your local human resources representative, if you have any questions.

     5.     Withdrawal rights and change of election

      You may withdraw any options that you previously elected to exchange only in accordance with the provisions of this section. You will receive a withdrawal form that lists your option grants, which you may use for this purpose.

      You may withdraw your options that you previously elected to exchange at any time before 5:00 p.m., Pacific Time, on September 18, 2002. If we extend the offer beyond that time, you may withdraw your options at any time until the extended expiration of the offer.

      In addition, although we intend to accept all validly tendered options promptly after the expiration of this offer, if we have not accepted your options by 9:00 p.m., Pacific Time, on October 15, 2002, you may withdraw your options at any time thereafter.

      To validly withdraw some or all of the options that you previously elected to exchange, you must deliver to Stock Administration via facsimile (fax # (408) 954-4633) or, upon prior arrangement, by hand, in accordance with the procedures listed in Section 4 above, a signed and dated withdrawal form with the required information, while you still have the right to withdraw the options.

      You may not rescind any withdrawal, and any options that you withdraw will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange those options before the expiration date. To re-elect to exchange some or all of your withdrawn options, you must submit a new election form to Stock Administration before the expiration date by following the procedures described in Section 4 of this offer to exchange. This new election form must be signed and dated after your original election form and after your withdrawal form. It must be properly completed and it must list all of the options you wish to tender for exchange.

      If you do not wish to withdraw any options from the offer, but would like to elect to tender additional options for exchange, you must submit a new election form to Stock Administration before the expiration date by following the procedures described in Section 4 of this offer to exchange. This new election form must be signed and dated after your original election form. It must be properly completed and it must list all of the options you wish to tender for exchange.

      Neither we nor any other person is obligated to give you notice of any defects or irregularities in any withdrawal form or any new election form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawal forms and new election forms. Our determination of these matters will be final and binding.

      The delivery of all documents, including any withdrawal forms, any new election forms and any other required documents, is at your risk. It is your responsibility to ensure that we have received your withdrawal forms or any other documents you have submitted. You should be sure to keep any confirmations or receipts that you obtain when you send in your withdrawal form or your new election form, such as a fax confirmation sheet.

     6.     Acceptance of options for exchange and issuance of new options

      Upon the terms and conditions of the offer and promptly following the expiration date, we will accept for exchange and cancel eligible options properly elected for exchange and not validly withdrawn before the expiration date. Once the options are cancelled, you no longer will have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the date of our acceptance, which we anticipate to be September 19, 2002. For purposes of the offer, we will be deemed to have accepted options for exchange that are validly tendered and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance for exchange of the options. This notice may be made by press release. Subject to our rights to terminate the offer, discussed in Section 20 of this offer to exchange, we currently expect that we will accept promptly after the expiration date all properly tendered options that are not validly withdrawn.

      You will be granted a new option on the first business day that is at least 6 months and 1 day after the date on which we cancel the options accepted for exchange. Our board of directors has selected this date as the actual grant date for the new options. All new options will be non-qualified stock options.

      Therefore, subject to the terms and conditions of this offer, if your options are properly elected to be exchanged by September 18, 2002, the scheduled expiration date of the offer, and are accepted for exchange by us and cancelled on September 19, 2002, you will be granted a new option on March 20, 2003. If we accept and cancel options properly tendered for exchange after September 19, 2002, the date on which the new options will be granted will be similarly delayed. Promptly after we accept and cancel options tendered for exchange, we will issue to you a promise to grant stock option. The promise to grant stock option will evidence our binding commitment to grant a stock option to you on a date no earlier than March 20, 2003 covering the number of shares you would be entitled to under this offer, provided that you remain an employee of us or one of our subsidiaries through the date on which the grant is to be made.

      Subject to the terms of this offer, upon our acceptance of your properly tendered options, you will be entitled to receive a new option to purchase 2 shares of our common stock for every 3 shares of our common stock covered by an option submitted by you for exchange. Fractional shares shall be rounded up to the nearest whole share. The number of shares covered by your new option is subject to adjustments for any stock splits, subdivisions, combinations, stock dividends and similar events that occur between the cancellation date and the new option grant date.

      If, for any reason, you are not an employee of us, one of our subsidiaries or a successor entity through the new option grant date, you will not receive any new options or other compensation in exchange for your options that have been cancelled pursuant to this offer.

      If we accept options you elect to exchange in the offer, we will defer granting to you any other options for which you otherwise may be eligible before the new option grant date. Consequently, we will not grant you any new options until at least 6 months and 1 day after any of your options have been cancelled. We will defer granting you these other options in order to avoid incurring compensation expense against our earnings as a result of accounting rules that could apply to these interim option grants as a result of the offer.

      Options that you choose not to elect to exchange or that we do not accept for exchange will remain outstanding until they expire by their terms and retain their current exercise price and current vesting schedule.

     7.     Conditions of the offer

      Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us to have occurred:

•	there shall have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•	any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us;

•	there shall have occurred:

—	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

—	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

—	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States;

—	in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, without limitation, a decline of at least 10% in either the Dow Jones Industrial Average, the NASDAQ Index or the Standard & Poor’s 500 Index from the date of commencement of the exchange offer;

—	the commencement of a war or other national or international calamity directly or indirectly involving the United States, which would reasonably be expected to affect materially or adversely, or to delay materially, the completion of the exchange offer; or

—	if any of the situations described above existed at the time of commencement of the exchange offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the exchange offer;

•	as the term “group” is used in Section 13(d)(3) of the Exchange Act:

—	any person, entity or group acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the exchange offer;

—	any such person, entity or group which had publicly disclosed such ownership prior to such date shall acquire additional common stock constituting more than 2% of our outstanding shares; or

—	any new group shall have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the exchange offer or with such acceptance for exchange of eligible options;

•	there shall have occurred any change, development, clarification or position taken in generally accepted accounting standards that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer;

•	a tender or exchange offer, other than this exchange offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed;

•	any event or events occur that have resulted or may result, in our reasonable judgment, in an actual or threatened material adverse change in our business, financial condition, assets, income, operations, prospects or stock ownership; or

•	any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us.

      If any of the above events occur, we may:

•	terminate the exchange offer and promptly return all tendered eligible options to tendering holders;

•	complete and/or extend the exchange offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended exchange offer expires;

•	amend the terms of the exchange offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

      The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

     8.     Price range of shares underlying the options

      The shares underlying your options currently are traded on the New York Stock Exchange under the symbol “LSI”. The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the New York Stock Exchange.

	High	Low

Fiscal Year 2002
Quarter ended June 30, 2002	$17.35	$7.89
Quarter ended March 31, 2002	18.58	13.95
Fiscal Year 2001
Quarter ended December 31, 2001	19.24	11.19
Quarter ended September 30, 2001	24.81	10.80
Quarter ended June 30, 2001	22.76	13.97
Quarter ended March 31, 2001	29.99	15.73
Fiscal Year 2000
Quarter ended December 31, 2000	32.63	16.43
Quarter ended September 30, 2000	59.75	29.25
Quarter ended June 30, 2000	74.94	43.00
Quarter ended March 31, 2000	88.25	30.00

      On August 13, 2002, the last reported sale price during regular trading hours of our common stock, as reported by the New York Stock Exchange, was $6.26 per share.

      We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept the offer.

     9.     Source and amount of consideration; terms of new options

     Consideration

      We will issue new options to purchase shares of our common stock under our 1999 nonstatutory stock option plan in exchange for the eligible outstanding options properly elected to be exchanged by you and accepted by us that will be cancelled. Subject to any adjustments for stock splits, subdivisions, combinations, stock dividends and similar events that occur after the cancellation date but before the new option grant date and subject to the other terms and conditions of the offer, upon our acceptance of your properly tendered options, you will be entitled to receive a new option to purchase 2 shares of our common stock for every 3 shares of our common stock covered by an option submitted by you for exchange. Fractional shares shall be rounded up to the nearest whole share. If we receive and accept tenders from eligible employees of all options eligible to be tendered, subject to the terms and conditions of this offer, new options to purchase a total of approximately 32,139,912 shares of our common stock, or approximately 8.6% of the total shares of our common stock outstanding as of August 13, 2002.

     Terms of New Options

      The new options will be non-qualified stock options granted under our 1999 nonstatutory stock option plan. For every new option granted, a new option agreement will be entered into between us and each option holder who has elected to participate in the offer. The terms and conditions of the new options may vary from the terms and conditions of the options that you tendered for exchange, but such changes generally will not substantially and adversely affect your rights. However, you should note that the vesting schedule of your new option may differ from the vesting schedule of your old option, and that vesting of your new option will begin on the new option grant date.

      In addition, you should note that because we will not grant new options until the first business day that is at least 6 months and 1 day after the date on which we cancel the options accepted for exchange, your new option may have a higher exercise price than some or all of the options that you elect to exchange.

      The following description summarizes the material terms of our 1999 nonstatutory stock option plan. Our statements in this offer to exchange concerning our 1999 nonstatutory stock option plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of our 1999 nonstatutory stock option plan, and the forms of option agreement under the plan. Please contact us at LSI Logic Corporation, 1551 McCarthy Blvd. Milpitas, California 95035, Attention: Stock Administration (telephone: (408) 433-6644), to receive a copy of our 1999 nonstatutory stock option plan, and the forms of option agreement thereunder. We will promptly furnish you copies of these documents at our expense.

     1999 Nonstatutory Stock Option Plan

      The maximum number of shares available for issuance through the exercise of options granted under our 1999 nonstatutory stock option plan is 49,000,000 shares. The 1999 nonstatutory stock option plan is administered by the board of directors or a committee appointed by the board of directors, which we refer to as the administrator. Subject to the other provisions of the 1999 nonstatutory stock option plan, the administrator has the power to determine the terms and conditions of the options granted, including the exercise price, the number of shares subject to the option and the exercisability of the options.

     Term

      Options generally have a term of 10 years. All new options to be granted through this offer will be non-qualified stock options and will have a term of 10 years.

     Termination of Employment Before the New Option Grant Date

      If, for any reason, you are not an employee of us, one of our subsidiaries or a successor entity from the date on which you elect to exchange your options through the date on which we grant the new options, you will not receive any new options or any other compensation in exchange for your options that have been accepted for exchange. This means that if you quit, with or without good reason, or die, or we terminate your employment, with or without cause, before the date on which we grant the new options, you will not receive anything for the options that you tendered and which we cancelled.

Termination of Employment After the New Option Grant Date

      In the event that either you or we terminate your employment after receiving a new option grant for any reason other than death, permanent and total disability or misconduct, you may exercise your option within the time specified in your option agreement, or if no time is specified, within 90 days after termination, but only to the extent that you are entitled to exercise it at termination. Subject to applicable law, if we terminate you because of your misconduct, as defined in the 1999 nonstatutory stock option plan, your option will terminate immediately, and you will not be able to exercise the option after your termination. If your employment terminates because of your permanent and total disability or death, you or your personal representatives, heirs or legatees generally may exercise any option held by you on the date of your termination, to the extent that it was exercisable immediately before termination, within the time frame specified in your option agreement, or if no time is specified, for 12 months following termination. If you die within 3 months after your termination of employment, your personal representatives, heirs or legatees generally may exercise any option held by you on the date of your termination, to the extent that it was exercisable immediately before termination, within the time frame specified in your option agreement, or if no time is specified, for 6 months following the date of your death.

Exercise Price

      Generally, the administrator determines the exercise price at the time the option is granted. For all eligible employees, the exercise price per share of the new options will be 100% of the fair market value of our common stock on the date of grant, as determined by the closing price reported by the New York Stock Exchange on the date of grant. Accordingly, we cannot predict the market price of the new options. Your new options may have a higher exercise price than some or all of your current options.

Vesting and Exercise

      Each stock option agreement specifies the term of the option and the date on which the option becomes exercisable. The administrator determines the terms of vesting. The vesting schedule for the new options will be as follows:

•	25% of the shares subject to the new option will vest on the first anniversary of the date of grant, and

•	25% of the shares subject to the new option will vest on each subsequent anniversary,

so that each new option will be fully vested on the fourth anniversary of the new option grant date, as long as you remain employed by us or one of our subsidiaries on each relevant vesting date. This vesting schedule accords with the typical vesting schedule for options that we grant.

      For example, a new option to purchase 1,000 shares of our common stock granted on the scheduled new option grant date of March 20, 2003 will vest as follows:

•	none of the shares subject to the new option will be vested on March 20, 2003,

•	250 shares subject to the new option will vest on March 20, 2004,

•	an additional 250 shares subject to the new option will vest on March 20, 2005,

•	an additional 250 shares subject to the new option will vest on March 20, 2006, and

•	the final 250 shares subject to the new option will vest on March 20, 2007.

Adjustments Upon Certain Events

      Events Occurring before the New Option Grant Date. If we merge or consolidate with or are acquired by another entity between the expiration date and the new option grant date, then the resulting entity will be obligated to grant the new options under the same terms as provided in this offer. However, the type of security and the number of shares covered by each new option would be adjusted based on the consideration per share given to holders of options to acquire our common stock that are outstanding at the time of the acquisition. As a result, you may receive options for more or fewer shares of the acquiror’s common stock than the number of shares subject to the eligible options that you exchange or than the number you would have received pursuant to a new option if no acquisition had occurred.

      The new options for the purchase of an acquiror’s stock will have an exercise price equal to the fair market value of the acquiror’s stock on the new option grant date. If the acquiror’s stock was not traded on a public market, the fair market value of the acquiror’s stock may be determined in good faith by the acquiror’s board of directors, and the exercise price of the new options would reflect that determination. If we merge or consolidate with or are acquired by another entity, options that are not tendered for exchange may receive a lower or higher exercise price, depending on the terms of the transaction, than those options that are tendered for exchange.

      Regardless of any such merger or acquisition, the new option grant date will be the first business day that is at least 6 months and 1 day after the cancellation date. Consequently, you may not be able to exercise your new options until after the effective date of the merger, consolidation or acquisition. If you submit your options in the exchange and the merger, consolidation or acquisition occurs after the expiration date but prior to the new option grant date, you will not be able to exercise your option to purchase LSI Logic common stock prior to the effective date of the merger or acquisition.

      You should be aware that these types of transactions could significantly affect our stock price, including potentially substantially increasing the price of our shares. Depending on the timing and structure of a transaction of this type, you might lose the benefit of any price appreciation in our common stock resulting from a merger, consolidation or acquisition. The exercise price of new options granted to you after the announcement of a merger, consolidation or acquisition of LSI Logic would reflect any appreciation in our stock price resulting from the announcement, and could therefore exceed the exercise price of your current options. This could result in option holders who do not participate in this offer receiving a greater financial benefit than option holders who do participate. In addition, your new options may be exercisable for stock of the acquiror, not LSI Logic common stock, while option holders who decide not to participate in this offer could exercise their options before the effective date of the merger, consolidation or acquisition and sell their LSI Logic common stock before the effective date.

      If a change in our capitalization, such as a stock split, subdivision, combination, stock dividend or other similar event, occurs after the cancellation date but before the new option grant date, an appropriate adjustment will be made to the number of shares subject to each option, without any change in the aggregate purchase price.

      Events Occurring after the New Option Grant Date. If a change in our capitalization, such as a stock split, subdivision, combination, stock dividend or other similar event, occurs after the new option grant date, an appropriate adjustment will be made to the number of shares subject to each option, without any change in the aggregate purchase price.

      If we liquidate or dissolve, your outstanding options will terminate immediately before the consummation of the liquidation or dissolution. The administrator may, however, provide for the acceleration of the exercisability of any option.

      The 1999 nonstatutory stock option plan provides that if we merge or are consolidated with another corporation, if our property or stock is acquired by another corporation, or if we liquidate, separate or reorganize the Company, each option may be assumed by the successor corporation or an equivalent option right may be substituted for the option by our board of directors or the successor corporation as appropriate. If an option is not so assumed or substituted for, the administrator must notify the optionee that the option is exercisable for a period of 30 days from the date of the notice, and the option will terminate upon the expiration of the 30-day period. In such case, the administrator, in its discretion, may accelerate the vesting of any options under the 1999 non-statutory stock option plan.

Transferability of Options

      New options may not be transferred, other than by will or the laws of descent and distribution, unless the administrator indicates otherwise in your option agreement. In the event of your death, issued options may be exercised by any person who acquires the right to exercise the option by bequest or inheritance.

Registration of Option Shares

      All of the 49,000,000 shares of common stock issuable under the 1999 nonstatutory stock option plan have been registered under the Securities Act of 1933, as amended (the “Securities Act”) on registration statements on Form S-8 filed with the SEC. All the shares issuable upon exercise of all new options to be granted before the offer will be registered under the Securities Act. Unless you are one of our affiliates, you will be able to sell the shares issuable upon exercise of your new options free of any transfer restrictions under applicable U.S. securities laws.

U.S. Federal Income Tax Consequences

      You should refer to Section 14 of this offer to exchange for a discussion of the U.S. federal income tax consequences of the new options and the options tendered for exchange, as well as the consequences of accepting or rejecting the new options under this offer to exchange. If you are a resident of or are otherwise subject to the tax laws of the United States, but are also subject to the tax laws of another country, you should be aware that there may be other tax and social insurance consequences which may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

Income Tax Consequences Outside the United States

      If you are a resident of or are otherwise subject to the tax laws in Germany, Hong Kong, Japan, The People’s Republic of China or the United Kingdom you should refer to Sections 15 through 19 of this offer to exchange, respectively, for a discussion of the income tax consequences of electing to exchange options and the new options, as well as the consequences of accepting or rejecting the new options under this offer to exchange. If you are subject to the tax laws of one of these countries, but also are subject to the tax laws of another country, you should be aware that there may be other tax and social insurance consequences which may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

10.	Information concerning LSI Logic

      Our principal executive offices are located at 1551 McCarthy Blvd., Milpitas, California 95035, and our telephone number is (408) 433-8000. Questions regarding this option exchange should be directed to Stock Administration at LSI Logic at the above address (telephone: (408) 433-6644).

      We design, develop, manufacture, and market complex, high-performance integrated circuits and storage systems. We are focused on the markets for consumer products, communications, storage components, and storage area network systems. Our integrated circuits are used in a wide range of communication devices, including devices used for wireless, broadband, data networking, and set-top box applications. We also provide other types of integrated circuit products and board-level products for use in consumer applications, high-performance storage controllers, and systems for storage area networks.

      We operate in two segments — the semiconductor segment and the storage systems segment — in which we offer products and services for a variety of electronic systems applications. In the semiconductor segment, we use advanced process technology and comprehensive design methodologies to design, develop, manufacture and market highly complex integrated circuits. These system-on-a-chip solutions include both application specific integrated circuits, commonly referred to as ASICs, and application specific standard products in silicon, or ASSPs, as well as redundant array of independent disks, or RAID, host bus adapters and related products, and services. In the storage systems segment, we design, manufacture, market, and support high-performance, highly scaleable open storage area network systems, storage solutions and a complete line of RAID systems, subsystems and related software.

      We are attempting to sell the semiconductor manufacturing equipment that we used at our former manufacturing facilities in Colorado Springs, Colorado, and Santa Clara, California. Given the economic downturn in the semiconductor industry, we cannot assure you that we will locate a buyer for the equipment.

      We had a book value per share of $6.24 at June 30, 2002.

      The following table sets forth our ratio of earnings to fixed charges for the periods specified:

	Year Ended
	December 31,
				Three Months Ended
	2000		2001	June 30, 2002

Ratio of earnings to fixed charges	8.7	x	N/A	N/A

      The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before provision for income taxes and minority interest, adjusted for capitalized interest net of amortization. Fixed charges consist of interest expense and capitalized interest incurred, amortization of debt discount and issuance costs on all indebtedness, and the estimated portion of rental expense deemed by LSI Logic to be representative of the interest factor of rental payments under operating leases. Earnings were not sufficient to cover fixed charges by $1,028 million for the year ended December 31, 2001, and by $55 million for the quarter ended June 30, 2002.

11.	Interests of directors and officers; transactions and arrangements concerning the options

      A list of our directors and executive officers is attached to this offer to exchange as Schedule A. Directors and executive officers may not participate in the offer. As of August 13, 2002, our executive officers and directors (18 persons) as a group beneficially owned options outstanding under our 1999 nonstatutory stock option plan to purchase a total of 75,000 of our shares, which represented approximately 0.27% of the shares subject to all options outstanding under the 1999 nonstatutory stock option plan as of that date. As of the same date, our executive officers and directors as a group beneficially owned options outstanding under our 1991 equity incentive plan to purchase a total of 13,615,000 of our shares, which represented approximately 39.32% of the shares subject to all options outstanding under the 1991 equity incentive plan. Executive officers and directors as a group beneficially owned options outstanding under both of the above-referenced stock plans to purchase a total of 13,690,000 of our shares, which represented approximately 21.87% of the shares subject to all options outstanding under these plans as of that date. These options to purchase our shares owned by directors and executive officers are not eligible to be tendered in the offer.

      The following table below sets forth the beneficial ownership of each of our executive officers and directors of options outstanding under our 1991 equity incentive plan and 1999 nonstatutory stock option plan as of August 13, 2002. The percentages in the table below are based on a total of outstanding options under the

1991 equity incentive plan and 1999 nonstatutory stock option plan to purchase 62,590,621 shares of our common stock as of August 13, 2002.

		Number of Shares	Percentage of
		Covered by	Total
		Outstanding Options	Outstanding
		Granted Under the	Options Under
Name	Position	Eligible Plans	the Eligible Plans

Wilfred J. Corrigan	Chairman, Chief Executive Officer and Director	5,700,000	9.11%
John D’Errico	Executive Vice President, Storage Components	1,077,500	1.72
Thomas Georgens	Executive Vice President, SAN Systems	812,500	1.30
Jon R. Gibson	Vice President, Human Resources	127,000	0.20
Christopher L. Hamlin	Senior Vice President, Chief Technology Officer	550,000	0.88
Bryon Look	Executive Vice President and Chief Financial Officer	940,000	1.50
W. Richard Marz	Executive Vice President, Communications & ASIC Technology	1,367,500	2.18
David G. Pursel	Vice President, General Counsel and Secretary	360,500	0.58
Giuseppe Staffaroni	Executive Vice President, Consumer Products	760,000	1.21
Frank A. Tornaghi	Executive Vice President, Worldwide Sales	515,000	0.82
Joseph M. Zelayeta	Executive Vice President, Worldwide Operations	1,480,000	2.36
T.Z. Chu	Director	0	—
Malcolm R. Currie	Director	0	—
James H. Keyes	Director	0	—
R. Douglas Norby	Director	0	—
Matthew J. O’Rourke	Director	0	—
Gregorio Reyes	Director	0	—
Larry W. Sonsini	Director	0	—

      Except as described below, neither we, nor, to the best of our knowledge, any of our directors or executive officers, nor any affiliates of ours, engaged in transactions involving options to purchase our common stock under our 1991 equity incentive plan and 1999 nonstatutory stock option plan, or in transactions involving our common stock during the past 60 days before and including August 13, 2002:

•	On June 26, 2002, Wilfred J. Corrigan gifted 70,000 shares of our common stock to a family trust.

•	On July 31, 2002, Wilfred J. Corrigan purchased 100,000 shares of our common stock through a family trust at a price of $7.67 per share in the open market.

•	On August 2, 2002, Wilfred J. Corrigan purchased 25,000 shares of our common stock through a family trust at a price of $7.19 per share in the open market.

•	On August 5, 2002, Wilfred J. Corrigan purchased 25,000 shares of our common stock through a family trust at a price of $6.50 per share in the open market.

•	We granted options under our 1991 equity incentive plan and 1999 nonstatutory stock option plan to purchase an aggregate of 133,100 shares of our common stock with exercise prices ranging from $7.85 to $8.41.

•	Individuals exercised options under our 1991 equity incentive plan and our 1999 nonstatutory stock option plan to acquire an aggregate of 20,850 shares of our common stock with an average exercise price per share of $4.55.

•	We cancelled options under our 1991 equity incentive plan and 1999 nonstatutory option plan to purchase an aggregate of 1,119,627 shares of our common stock with an average exercise price per share of $26.00.

12.	Status of options acquired by us in the offer; accounting consequences of the offer

      Options that we acquire through the offer will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants of new awards under each respective plan. To the extent shares returning to the 1991 equity incentive plan and the 1999 nonstatutory stock option plan are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible 1991 equity incentive plan and 1999 nonstatutory stock option plan participants, respectively, without further stockholder action, except as required by applicable law or the rules of the New York Stock Exchange or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

      If we were to grant the new options under a traditional stock option repricing, in which an employee’s current options would be immediately repriced, or on any date that is earlier than 6 months and 1 day after the date on which we cancel the options accepted for exchange, we would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of increases in our stock price as a compensation expense for the new options issued under this offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least 6 months and 1 day, we believe that we will not have to treat the new options as variable awards and will avoid these accounting charges. As a result, we believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer.

13.	Legal matters; regulatory approvals

      We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein, except that we may be required to make an appropriate filing in compliance with Japanese securities laws in order to be able to issue new options to option holders in Japan who participate in the offer. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in Section 7 of this offer to exchange.

      If we are prohibited by applicable laws or regulations from granting new options on the new option grant date, which is expected to be March 20, 2003, we will not grant any new options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the new option grant date we will not grant any new options and you will not receive any other compensation for the options you tendered.

14.	Material U.S. federal income tax consequences

      The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, treasury regulations thereunder and administrative and judicial interpretations as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are an eligible employee resident outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social insurance consequences of the offer under the laws of the country in which you reside, or in which you are subject to tax.

      Option holders who exchange outstanding options for new options should not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. We advise all option holders considering exchanging their options to meet with their own tax advisors with respect to the federal, state, and local tax consequences of participating in the offer.

      All new options will be granted as non-qualified stock options. Under current law, an option holder will not realize taxable income upon the grant of a non-qualified stock option. However, when an option holder exercises the option, the difference between the exercise price of the option, and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder.

      We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

      We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the offer.

15.	Material income tax consequences and certain other considerations for employees who are tax residents of Germany

      The following is a general summary of the income tax consequences and certain other considerations of the cancellation of your existing options and grant of new options for individuals subject to tax in Germany. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering exchanging their options to consult with their own tax or financial advisors.

      If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

      Option Exchange. We do not believe that you will be subject to tax as a result of the exchange of an existing option for the right to receive a new option.

      Grant of New Option. You will not be subject to tax when the new option is granted to you.

      Exercise of New Option. When you exercise the new option, you will be subject to income tax and social insurance contributions (to the extent you have not exceeded the wage base for social insurance contributions) on the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price. The spread will be included as ordinary income and taxed at your marginal tax rate.

      Pursuant to Section 19a of the German Income Tax Act, you may be able to deduct EUR154 per calendar year from the spread because this income results from the purchase of stock in your employer’s parent company. We recommend that you confirm the availability of this deduction with your tax advisor.

      Sale of Shares. If you acquire shares upon exercise, any additional gain from the subsequent sale of the shares is not taxable if you have owned the shares for at least 12 months, do not own 1% (as of 2002) or more of our stated capital (and have not owned 1% or more at any time in the last five years) and the shares are not held as business assets. If these conditions are not met, one-half of the gain is taxable as capital gain; the gain is taxed at ordinary rates (short-term capital gain) if the entire gain per year is EUR512 or more. In order to determine the short-term capital gain, the acquisition price is deemed to be the fair market value at the date of exercise.

      Withholding and Reporting. The income recognized at exercise will be deemed to be taxable compensation to you and your employer will withhold income tax and social insurance contributions (to the extent that you have not exceeded the wage base for social insurance contributions) on that income. You are responsible for paying any difference between the actual tax liability and the amount withheld. It is your responsibility to report and pay taxes resulting from the sale of your shares.

16.	Material income tax consequences and certain other considerations for employees who are tax residents of Hong Kong

      The following is a general summary of the income tax consequences and certain other considerations of the cancellation of existing options and grant of new options for individuals subject to tax in Hong Kong. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering exchanging their options to consult with their own tax or financial advisors.

      If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

      Option Exchange. We do not believe that you will be subject to tax as a result of the exchange of an existing option for the right to receive a new option.

      Grant of New Option. You will not be subject to tax when the new option is granted to you.

      Exercise of New Option. When you exercise the new option, you will be subject to salaries tax on the difference between the fair market value of the shares on the date of exercise and the exercise price.

      Sale of Shares. If you acquire shares upon exercise, you will not be subject to tax when you subsequently sell the shares.

      Withholding and Reporting. Your employer is not required to withhold salaries, tax or Mandatory Provident Fund contributions at the time of exercise or sale. However, your employer will report your taxable benefits resulting from the exercise of your option to the Hong Kong Inland Revenue Department as part of its annual return of compensation. It is your responsibility to report and pay any income taxes resulting from the exercise of your option.

17.	Material income tax consequences and certain other considerations for employees who are tax residents of Japan

      The following is a general summary of the income tax consequences and certain other considerations of the cancellation of existing options and grant of new options for individuals subject to tax in Japan. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering exchanging their options to consult with their own tax or financial advisors.

      If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

      Option Exchange. We believe it is unlikely that you will be subject to tax as a result of the exchange of an existing option for the right to receive a new option, although this result is not completely certain.

      Grant of New Option. You will not be subject to tax when the new option is granted to you.

      Exercise of New Option. When you exercise the new option, you will be subject to tax on the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price. The spread will likely be treated as “remuneration income” and will be taxed at your marginal tax rate, although this matter is currently the subject of litigation in the Japanese courts. Please note that the Japanese tax authorities are aware that employees of Japanese affiliates of U.S. companies may earn substantial income as a result of stock options and that they are auditing the tax returns of such employees to confirm that they have correctly reported the resulting income.

      Sale of Shares. If you acquire shares upon exercise, when you subsequently sell the shares you will be subject to tax on the difference between the sale price and the fair market value on the date of exercise. The gain will be subject to taxation at a flat rate of 26%. As of January 1, 2003, if you sell the shares through a broker licensed in Japan, the tax rate will decline to 20%. Additional favorable capital gain tax treatment may apply on a temporary basis between 2003 and 2007. This treatment will apply to shares of publicly listed companies (including foreign listed companies) that satisfy certain additional conditions. If you sell shares acquired under the plans after January 1, 2003, you should confirm the tax treatment of your gain realized upon sale of the shares with your personal tax advisor.

      Withholding and Reporting. Although income from the exercise of stock options is classified as remuneration income for individual income tax purposes, your employer is generally not required to withhold income tax or social security contributions when you exercise your option. It is your responsibility to file a tax return and to report and pay any taxes resulting from your participation in an option plan.

18.	Material income tax consequences and certain other considerations for employees who are tax residents of The People’s Republic of China

      The following is a general summary of the income tax consequences and certain other considerations of the cancellation of existing options and grant of new options for individuals subject to tax in China. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering exchanging their options to consult with their own tax or financial advisors.

      If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

      Option Exchange. We believe it is unlikely that you will be subject to tax as a result of the exchange of an existing option for the right to receive a new option, although this result is not completely certain.

      Grant of New Option. You will not be subject to tax when the new option is granted to you.

      Exercise of New Option. Due to legal restrictions in China, you will only be able to exercise your options using the cashless sell-all or cashless sell-to-cover method of exercise. Under the cashless sell-all method of exercise, options are exercised without any cash and all of your shares are sold immediately following exercise. You will receive the proceeds of the sale, minus the exercise price, broker’s fees and any withholding taxes. Under the cashless sell-to-cover method of exercise, options are exercised without any cash and a number of the shares are sold to cover the exercise price, broker’s fees and withholding taxes. The remaining shares will be provided to you. When you exercise the new option, you will be subject to income tax on the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price. The spread for tax purposes will be treated as additional salary or wages from your employer.

      Sale of Shares. If you acquire shares upon exercise, when you subsequently sell the shares, you will be subject to tax on any additional gain. This gain will likely be treated as income from the transfer of securities and taxable at a rate of 20%.

      Withholding and Reporting. We expect that you will fully comply with your tax and other obligations in connection with the receipt of benefits under the plans, including paying individual income tax. You also understand that we will likely be required to make deductions from the amounts payable to you under the plans as a withholding agent under individual income tax and social insurance legislation.

19.	Material income tax consequences and certain other considerations for employees who are tax resident and ordinarily resident in the United Kingdom

      The following is a general summary of the income tax consequences and certain other considerations of the cancellation of existing options and grant of new options for individuals subject to tax in the United Kingdom. This summary is general in nature and does not discuss all the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering exchanging their options to consult with their own tax or financial advisors.

      If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

      Option Exchange. We do not believe that you will be subject to tax as a result of the exchange of an existing option for the right to receive a new option. However, you may be subject to employees’ National Insurance Contributions, or NICs, on the spread at exercise, as discussed below.

      Grant of New Option. You will not be subject to tax when the new option is granted to you.

      Exercise of New Option. You will be subject to income tax when you exercise your new option on the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price.

      In accordance with rules promulgated by the Inland Revenue, employers and employees are required to pay NICs based on the employee’s earnings, including the “spread” between the fair market value on the date of exercise and the exercise price of options granted to employees after April 5, 1999. Any existing options granted prior to April 6, 1999 are not subject to NICs. If you tender such options for cancellation, the new options granted to you will be subject to NICs. You will be liable to pay employees’ NICs in relation to the spread upon exercise of your new option if your earnings do not already exceed the maximum limit for employees’ NICs purposes (the maximum limit is £585 per week for the U.K. tax year of April 6, 2002 to April 5, 2003). Although employees’ NICs are currently capped, this may not be the case on the date you exercise your new option. You may wish to take these factors into consideration when deciding whether to tender existing options.

      Sale of Shares. When you sell your shares, you may be subject to capital gains tax on the difference between the fair market value of the shares on the date of exercise and the sale price. Please note that an annual exemption is available to set against total gains of £7,700 for the tax year April 6, 2002 to April 5, 2003 and you may also be able to benefit from taper relief to reduce your chargeable gain. The rate of taper relief is dependent upon the number of years during which shares are held and whether you continue to be employed by your employer or a related company.

      Withholding and Reporting. Your employer will be responsible for income tax withholding under the Pay As You Earn system, or PAYE, in relation to the tax due on the spread realized on the exercise of your new option and for paying the income tax withheld to the U.K. Inland Revenue on your behalf. Your employer will also be responsible for withholding employees’ NICs and for paying the amount withheld to the U.K. Inland Revenue on your behalf. You will be required to pay any income tax or NIC liability to your employer at the time of exercise. If you fail to pay your employer the income tax due on the spread within 30 days of the date of exercise of your option, you will be deemed to have received a further taxable benefit equal to the amount of income tax due on the spread. This will give rise to a further income tax charge (the taxable benefit will be equal to the amount of income tax that your employer has paid on your behalf). You will be responsible for paying any taxes owed as a result of any difference between the actual tax liability and the amount withheld and any taxes owed as a result of the sale of the shares.

      Your employer is also required to report the details of the exchange of options, the new option grant and any future option exercise on its annual U.K. Inland Revenue tax return and on your annual benefits return.

      In addition to your employer’s reporting obligations, you must report details of any liabilities arising from the exercise of your new option and from the sale or disposal of shares to the U.K. Inland Revenue on your personal U.K. Inland Revenue tax return.

20.	Extension of offer; termination; amendment

      We expressly reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this offer to exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which the exchange offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the expiration date, we will also extend your right to withdraw tenders of eligible options until such extended expiration date. In the case of an extension, we will issue a press release or other public announcement no later than 6:00 a.m., Pacific Time, on the next business day after the previously scheduled expiration date.

      We also expressly reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this offer to exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

      Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event listed in Section 7 of this offer to exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

      The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing notes sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in the offer or the consideration being offered by us for the eligible options in the offer, the offer will remain open for at least ten business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer’s period so that at least five business days, or such longer period as may be required by the tender offer rules, remain after such change.

      For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

     21.     Fees and expenses

      We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.

     22.     Additional information

      This offer to exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

1. Our quarterly report on Form 10-Q for our fiscal quarter ended June 30, 2002, filed with the SEC on August 7, 2002,

2. Our current report on Form 8-K filed with the SEC on August 7, 2002,

3. Our current report on Form 8-K filed with the SEC on July 25, 2002,

4. Our quarterly report on Form 10-Q for our fiscal quarter ended March 31, 2002, filed with the SEC on May 15, 2002,

5. Our current report on Form 8-K filed with the SEC on April 26, 2002,

6. Our definitive proxy statement on Schedule 14A for our 2002 annual meeting of stockholders, filed with the SEC on March 29, 2002,

7. Our annual report on Form 10-K for our fiscal year ended December 31, 2001, filed with the SEC on March 26, 2002,

8. Our current report on Form 8-K filed with the SEC on January 25, 2002,

9. The description of our shares contained in our Registration Statement on Form 8-A, filed with the SEC on August 29, 1989, and

10. The description of our amended and restated preferred shares rights agreement contained in our registration statement on Form 8-A-12G/ A filed with the SEC on December 8, 1998, pursuant to Section 12(g) of the Exchange Act.

      These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

      Each person to whom a copy of this offer to exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at LSI Logic Corporation 1551 McCarthy Blvd., Milpitas, California 95035 Attention: Investor Relations, or telephoning Investor Relations at (408) 433-8000.

      As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

      The information contained in this offer to exchange about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

     23.     Financial statements

      Attached as Schedule B and Schedule C, respectively, to this offer to exchange are our financial statements that are included in our quarterly report on Form 10-Q for our fiscal quarter ended June 30, 2002, filed with the SEC on August 7, 2002, and in our annual report on Form 10-K for our fiscal year ended December 31, 2001, filed with the SEC on March 26, 2002. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 22 of this offer to exchange.

     24.     Miscellaneous

      We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.

      We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this offer to exchange and in the related option exchange program documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

LSI Logic Corporation

August 20, 2002

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS

AND DIRECTORS OF LSI LOGIC CORPORATION

      The executive officers and directors of LSI Logic Corporation and their positions and offices as of August 13, 2002, are set forth in the following table:

Name	Position and Offices Held

Wilfred J. Corrigan	Chairman, Chief Executive Officer and Director
John D’Errico	Executive Vice President, Storage Components
Thomas Georgens	Executive Vice President, SAN Systems
Jon R. Gibson	Vice President, Human Resources
Christopher L. Hamlin	Senior Vice President, Chief Technology Officer
Bryon Look	Executive Vice President and Chief Financial Officer
W. Richard Marz	Executive Vice President, Communications & ASIC Technology
David G. Pursel	Vice President, General Counsel and Secretary
Giuseppe Staffaroni	Executive Vice President, Consumer Products
Frank A. Tornaghi	Executive Vice President, Worldwide Sales
Joseph M. Zelayeta	Executive Vice President, Worldwide Operations
T.Z. Chu	Director
Malcolm R. Currie	Director
James H. Keyes	Director
R. Douglas Norby	Director
Matthew J. O’Rourke	Director
Gregorio Reyes	Director
Larry W. Sonsini	Director

      The address of each executive officer and director is: c/o LSI Logic Corporation, 1551 McCarthy Blvd., Milpitas, California 95035.

      None of the directors or executive officers listed on this Schedule A are eligible to participate in this option exchange program.

A-1

SCHEDULE B

FINANCIAL STATEMENTS

OF LSI LOGIC CORPORATION
INCLUDED IN ITS QUARTERLY REPORT
ON FORM 10-Q
FOR THE QUARTER ENDED JUNE 30, 2002

LSI LOGIC CORPORATION

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	June 30,	December 31,
	2002	2001

	(In thousands, except per-
	share amounts)
Assets
Cash and cash equivalents	$445,942	$757,138
Short-term investments	562,606	256,169
Accounts receivable, less allowances of $8,484 and $20,151	244,659	191,731
Inventories	197,828	256,629
Deferred tax assets	161,231	160,371
Prepaid expenses and other current assets	150,044	146,930

Total current assets	1,762,310	1,768,968
Property and equipment, net	819,274	944,374
Goodwill and other intangibles (Note 2)	1,252,115	1,297,542
Deferred tax assets	110,789	107,957
Non-current assets and deposits	287,023	296,265
Investment in available-for-sale securities	60,611	78,433
Other assets	135,319	132,233

Total assets	$4,427,441	$4,625,772

Liabilities and Stockholders’ Equity
Accounts payable	$95,756	$136,739
Accrued salaries, wages and benefits	70,978	72,260
Other accrued liabilities	244,063	227,467
Income tax payable	67,949	73,187
Current portion of long-term obligations	342	332

Total current liabilities	479,088	509,985
Deferred tax liabilities	174,072	173,759
Long term debt and capital lease obligations	1,334,297	1,335,806
Other non-current liabilities	111,795	120,470

Total long-term obligations and deferred tax liabilities	1,620,164	1,630,035

Commitments and contingencies (Note 12) Minority interest in subsidiary	6,711	5,867

Stockholders’ equity:
Preferred shares; $.01 par value; 2,000 shares authorized	—	—
Common stock; $.01 par value; 1,300,000 shares authorized; 371,772 and 368,446 shares outstanding	3,718	3,684
Additional paid-in capital	2,935,711	2,905,638
Deferred stock compensation	(76,493)	(124,091)
Accumulated deficit	(553,847)	(319,803)
Accumulated other comprehensive income	12,389	14,457

Total stockholders’ equity	2,321,478	2,479,885

Total liabilities and stockholders’ equity	$4,427,441	$4,625,772

See notes to unaudited consolidated financial statements.

LSI LOGIC CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2002	2001	2002	2001

	(In thousands, except per share amounts)
Revenues	$437,768	$465,219	$850,277	$982,418

Costs and expenses:
Cost of revenues	269,632	284,759	535,541	595,904
Additional excess inventory charges	4,772	108,026	45,526	108,026
Research and development	112,833	127,412	227,176	246,179
Selling, general and administrative	57,366	77,480	115,546	156,451
Acquired in-process research and development	—	77,500	—	77,500
Restructuring of operations and other non-recurring items, net	(6,405)	59,839	58,655	59,839
Amortization of non-cash deferred stock compensation(*)	23,849	27,840	50,770	49,107
Amortization of intangibles	19,147	43,469	38,304	70,558

Total costs and expenses	481,194	806,325	1,071,518	1,363,564

Loss from operations	(43,426)	(341,106)	(221,241)	(381,146)
Interest expense	(15,486)	(9,864)	(31,320)	(19,804)
Interest income and other, net	2,621	3,742	6,267	18,023

Loss before income taxes	(56,291)	(347,228)	(246,294)	(382,927)
Provision/(benefit) for income taxes	6,000	(34,747)	(12,250)	(39,198)

Net loss	$(62,291)	$(312,481)	$(234,044)	$(343,729)

Loss per share:
Basic	$(0.17)	$(0.91)	$(0.63)	$(1.03)

Dilutive	$(0.17)	$(0.91)	$(0.63)	$(1.03)

Shares used in computing per share amounts:
Basic	369,672	344,873	368,769	332,728

Dilutive	369,672	344,873	368,769	332,728

(*)	Amortization of non-cash deferred stock compensation, if not shown separately, would have been included in cost of revenues, research and development and selling, general and administrative expenses as shown below:

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2002	2001	2002	2001

Cost of revenues	$444	$685	$994	$848
Research and development	18,580	19,625	38,899	36,707
Selling, general and administrative	4,825	7,530	10,877	11,552

See notes to unaudited consolidated financial statements.

LSI LOGIC CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended
	June 30,

	2002	2001

	(In thousands)
Operating activities:
Net loss	$(234,044)	$(343,729)
Adjustments:
Depreciation and amortization	175,928	243,614
Amortization of non-cash deferred stock compensation	50,770	49,107
Acquired in-process research and development	—	77,500
Non-cash restructuring and non-recurring items, net	49,598	54,215
Changes in working capital components, net of assets acquired and liabilities assumed in business combinations:
Accounts receivable, net	(49,577)	237,013
Inventories, net	61,115	(54,763)
Prepaid expenses and other assets	(9,960)	(48,477)
Accounts payable	(41,398)	(91,166)
Accrued and other liabilities	(12,366)	(19,349)

Net cash (used in)/provided by operating activities	(9,934)	103,965

Investing activities:
Purchase of debt and equity securities available-for-sale	(947,636)	(934,197)
Maturities and sales of debt and equity securities available-for-sale	627,823	949,613
Purchases of property and equipment, net of retirements	(12,148)	(125,635)
Increase in non-current assets and deposits	236	—
Acquisition of companies, net of cash acquired	—	43,979

Net cash used in investing activities	(331,725)	(66,240)

Financing activities:
Repayment of debt obligations	(191)	(869)
Issuance of common stock, net	26,589	44,367

Net cash provided by financing activities	26,398	43,498

Effect of exchange rate changes on cash and cash equivalents	4,065	791

(Decrease)/increase in cash and cash equivalents	(311,196)	82,014

Cash and cash equivalents at beginning of period	757,138	235,895

Cash and cash equivalents at end of period	$445,942	$317,909

      The Company paid $28 million and $18 million in interest for the six months ended June 30, 2002 and 2001, respectively.

See notes to unaudited consolidated financial statements.

LSI LOGIC CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — BASIS OF PRESENTATION

      In the opinion of LSI Logic Corporation (the “Company” or “LSI”), the accompanying unaudited consolidated financial statements contain all adjustments (consisting only of normal recurring adjustments, additional excess inventory and other related charges, and restructuring and other non-recurring items, net as discussed in Note 3), necessary to present fairly the financial information included herein. While the Company believes that the disclosures are adequate to make the information not misleading, it is suggested that these financial statements be read in conjunction with the audited consolidated financial statements and accompanying notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001.

      For financial reporting purposes, the Company reports on a 13 or 14 week quarter with a year ending December 31. For presentation purposes, the consolidated financial statements refer to the quarter’s calendar month end for convenience. The results of operations for the quarter ended June 30, 2002 are not necessarily indicative of the results to be expected for the full year.

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ significantly from these estimates.

NOTE 2 — GOODWILL AND INTANGIBLE ASSETS

      The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” on January 1, 2002. As a result, goodwill is no longer amortized, but is instead tested for impairment annually or sooner if circumstances indicate that it may no longer be recoverable. In addition, intangible assets acquired prior to July 1, 2001 that do not meet the criteria for recognition under SFAS No. 141 “Business Combinations” have been reclassified to goodwill.

      Upon adoption, the Company completed the transitional goodwill impairment assessment required by SFAS No. 142 and concluded that goodwill was not impaired as of January 1, 2002. For the purpose of measuring the impairment, goodwill was assigned to reporting units as defined by SFAS No. 142. The reporting units identified by the Company are Semiconductor and Storage Systems.

LSI LOGIC CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Goodwill and intangible assets by reportable segment are comprised of the following (in thousands):

	June 30, 2002		December 31, 2001

	Gross Carrying	Accumulated	Gross Carrying	Accumulated
	Amount	Amortization	Amount	Amortization

Unamortized intangible assets:
Semiconductor	$892,057	$—	$899,180	$—
Storage Systems	53,000	—	53,000	—

Total goodwill(a)	945,057	—	952,180	—
Amortized intangible assets:
Semiconductor:
Current technology	374,513	(131,505)	374,513	(100,538)
Trademarks	37,347	(10,693)	37,347	(7,797)

Subtotal	411,860	(142,198)	411,860	(108,335)
Storage Systems:
Current technology	56,490	(24,622)	56,490	(20,817)
Trademarks	3,500	(1,716)	3,500	(1,498)
Customer base	5,010	(1,266)	5,010	(848)

Subtotal	65,000	(27,604)	65,000	(23,163)

Total	$1,421,917	$(169,802)	$1,429,040	$(131,498)

(a)	Goodwill is net of accumulated amortization immediately prior to the adoption of SFAS No. 142.

      Amortization expense (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2002	2001	2002	2001

Goodwill	$—	$30,887	$—	$47,595
Current technology	17,381	11,353	34,772	20,982
Trademarks	1,557	1,020	3,114	1,563
Customer base	209	209	418	418

Total	$19,147	$43,469	$38,304	$70,558

      The amounts allocated to current technology, trademarks and customer base are being amortized over their estimated weighted average useful lives of six years.

LSI LOGIC CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The estimated future amortization expense of intangible assets as of June 30, 2002 is as follows (in millions):

Amount:

Fiscal year:
2002 (remaining six months)	$39
2003	77
2004	77
2005	70
2006	40
2007 and later	4

$307

      Pro forma net loss and pro forma net loss per share excluding amortization expense for goodwill is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2002	2001	2002	2001

	(in thousands)
Net loss, as reported	$(62,291)	$(312,481)	$(234,044)	$(343,729)
Add back goodwill amortization	—	30,887	—	47,595

Pro forma net loss	(62,291)	(281,594)	(234,044)	(296,134)

Basic loss per share, as reported	(0.17)	(0.91)	(0.63)	(1.03)
Add back goodwill amortization	—	0.09	—	0.14

Basic pro forma loss per share	(0.17)	(0.82)	(0.63)	(0.89)

Diluted loss per share, as reported	(0.17)	(0.91)	(0.63)	(1.03)
Add back goodwill amortization	—	0.09	—	0.14

Diluted pro forma loss per share	$(0.17)	$(0.82)	$(0.63)	$(0.89)

NOTE 3 — RESTRUCTURING AND OTHER NON-RECURRING ITEMS

      The Company recorded a gain of approximately $6 million and a charge of approximately $59 million in restructuring and other non-recurring items for the three and six months ended June 30, 2002, respectively. The details of the restructuring and non-recurring items are discussed further below. The Company recorded restructuring and non-recurring charges of approximately $60 million for the second quarter and first half of 2001. For a discussion of the 2001 restructuring actions, please refer to the Company’s Annual Report on Form 10-K.

     Restructuring:

      In the first quarter of 2002, the Company announced a series of actions to reduce costs and streamline operations. These actions included a worldwide reduction in workforce, downsizing the Company’s manufacturing operations in Tsukuba, Japan and the decision to exit the CDMA handset standard product line. During the three months ended March 31, 2002, the Company recorded a restructuring charge for severance for approximately 1,400 employees worldwide, fixed asset write-downs due to impairment in the U.S. and Japan that will be disposed of by sale, and exit costs primarily associated with cancelled contracts and operating

LSI LOGIC CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

leases. In the second quarter of 2002, the Company completed the sale of the CDMA handset product line to a third party, recognizing a net gain of approximately $6 million.

      On January 1, 2002, the Company adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed. The adoption did not have a significant effect on the Company’s financial position and results of operations.

      Assets held for sale of $98 million and $89 million were included as a component of prepaid expenses and other current assets as of June 30, 2002 and December 31, 2001, respectively. The fair value of assets determined to be impaired was the result of independent appraisals and the use of management estimates. Given that current market conditions for the sale of older fabrication facilities and related equipment may fluctuate, there can be no assurance that the Company will realize its current net book value for the assets. The Company will reassess the realizability of the carrying value of these assets at the end of each quarter until the assets are sold or otherwise disposed of and additional adjustments may be necessary.

      The following table sets forth the Company’s restructuring reserves as of June 30, 2002:

	Balance at	Restructuring			Balance at
	December 31,	Expense Q1	Utilized Q1	Utilized Q2	June 30,
	2001	2002	2002	2002	2002

	(In thousands)
Write-down of excess assets(a)	$3,762	$25,933	$(27,623)	$(765)	$1,307
Lease terminations and maintenance contracts(c)	10,695	12,871	(1,623)	(1,066)	20,877
Facility closure and other exit costs(c)	14,153	415	(3,142)	(2,723)	8,703
Payments to employees for severance(b)	724	27,490	(10,352)	(9,932)	7,930

Total	$29,334	$66,709	$(42,740)	$(14,486)	$38,817

(a)	Amounts utilized in 2002 reflect a non-cash write-down of fixed assets in the U.S. and Japan due to impairment of $25.3 million and cash payments for machinery and equipment decommissioning costs of $3.1 million. The fixed asset write-downs were accounted for as a reduction of the assets and did not result in a liability. The $1.3 million balance as of June 30, 2002 relates to machinery and equipment decommissioning costs in the U.S.

(b)	Amounts utilized represent cash payments related to the severance of approximately 750 and 400 employees during the three months ended March 31, 2002 and June 30, 2002, respectively. The $7.9 million balance as of June 30, 2002 will be paid during 2002.

(c)	Amounts utilized represent cash payments.

     Other non-recurring items:

      The Company recorded a net gain of approximately $2 million in other non-recurring items during the first quarter of 2002 which consisted of a nonrefundable deposit paid to the Company in the first quarter of 2002 related to the termination of the agreement to sell the Colorado Springs fabrication facility during 2001, offset in part by operating expenses for the CDMA handset product line held for sale.

LSI LOGIC CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 4 — LICENSE AGREEMENT

      In the second quarter of 1999, the Company and Silterra Malaysia Sdn. Bhd. (formerly known as Wafer Technology (Malaysia) Sdn. Bhd.) (“Silterra”) entered into a technology transfer agreement under which the Company granted licenses to Silterra with respect to certain of the Company’s wafer fabrication technologies and provides associated manufacturing training and related services. In exchange, the Company will receive cash consideration of $75 million and equity consideration over three years for which transfers and obligations of the Company are scheduled to occur. The equity consideration was valued at zero at June 30, 2002. The Company transferred technology to Silterra valued at $2 million and $6 million for the three months ended June 30, 2002 and 2001, respectively and $6 million and $12 million for the six months ended June 30, 2002 and 2001, respectively. The amount was recorded as an offset to the Company’s R&D expenses.

NOTE 5 — INVESTMENTS

	June 30,	December 31,
	2002	2001

	(In thousands)
Cash and cash equivalents
Overnight deposits	$73,969	$295,439
Commercial paper	68,833	151,793
Corporate and municipal debt securities	45,878	9,957

Total held-to-maturity	188,680	457,189
Cash	257,262	299,949

Total cash and cash equivalents	$445,942	$757,138

Available-for-sale
Corporate and municipal debt securities	$295,052	$191,405
Commercial paper	17,409	19,851
Auction rate preferred stock	9,713	29,887
U.S. government and agency securities	137,150	15,026
Asset and mortgage backed securities	103,282	—

Total short-term investments	$562,606	$256,169

Investment in available-for-sale securities	$60,611	$78,433

Total other long-term assets	$60,611	$78,433

Total available-for-sale	$623,217	$334,602

      Unrealized holding gains and losses for held-to-maturity and available-for-sale debt securities were not significant and accordingly the amortized cost approximated fair market value at June 30, 2002 and December 31, 2001. Realized gains and losses for held-to-maturity and available-for-sale debt securities were not significant for the three and six months ended June 30, 2002 and 2001.

      An unrealized gain of $6 million, net of the related tax effect of $3 million, and $22 million, net of the related tax effect of $12 million, related to marketable equity securities was included in accumulated other comprehensive income as of June 30, 2002 and December 31, 2001, respectively.

LSI LOGIC CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 6 — DERIVATIVE FINANCIAL INSTRUMENTS

Foreign currency risk

      The Company has foreign subsidiaries that operate and sell the Company’s products in various global markets. As a result, the Company is exposed to changes in foreign currency exchange rates and interest rates. The Company utilizes various hedge instruments, primarily forward contracts, interest rate swap and currency option contracts, to manage its exposure associated with firm intercompany and third-party transactions and net asset and liability positions denominated in non-functional currencies. The Company does not hold derivative financial instruments for speculative or trading purposes.

      Forward contracts are used to hedge certain cash flows denominated in non-functional currencies. Changes in the fair value of forward contracts due to changes in time value are excluded from the assessment of effectiveness and are recognized in other income and expense. As of June 30, 2002 and December 31, 2001, there was one contract outstanding at each date. The contracts were each set to expire within one month and were designated as foreign currency fair-value hedges in accordance with SFAS No. 133. For the three and six months ended June 30, 2002 and 2001, the change in time value of the forward contracts was not significant. The Company did not record any gains or losses due to hedge ineffectiveness for the three and six months ended June 30, 2002 and 2001.

      The Company also enters into purchased currency option contracts that are designated as foreign currency cash-flow hedges of third-party yen revenue exposures. Changes in the fair value of currency option contracts due to changes in time value are excluded from the assessment of effectiveness and are recognized in other income and expense. As of June 30, 2002, the Company held purchased currency option contracts that were designated as foreign currency cash-flow hedges of third-party yen revenue exposures. The contracts expire over a six month period. There were no option contracts outstanding as of December 31, 2001. For the three and six months ended June 30, 2002 and 2001, the change in option time value was not significant. . There were no unrealized gains or losses included in accumulated other comprehensive income as of June 30, 2002 or December 31, 2001. The Company did not record any gains or losses due to hedge ineffectiveness for the three and six months ended June 30, 2002 and 2001.

      Forward exchange contracts and options are also used to hedge certain foreign currency denominated assets or liabilities. These derivatives do not qualify for SFAS No. 133 hedge accounting treatment. Accordingly, changes in the fair value of these hedges are recorded immediately in earnings to offset the changes in fair value of the assets or liabilities being hedged. The related gains and losses included in other income and expense were not significant.

Interest rate risk

      In June 2002, the Company entered into interest rate swap transactions (“the swaps”) with various investment banks. The swaps effectively convert fixed interest payments on the notional amount of $1.085 billion Convertible Subordinated Notes to LIBOR based floating rates. The swaps were entered into in order to hedge the fixed rate interest expense on the Company’s 4% and 4.25% Convertible Subordinated Notes (“the Notes”). Under the terms of the swaps, the Company must provide collateral to match any mark-to-market exposure on the swaps. The collateral of approximately $10.9 million was included in non-current assets as of June 30, 2002. The swaps qualify to be accounted for as a fair value hedge under the provisions of SFAS No. 133 with changes in the fair value of the interest rate risk being offset by changes in the fair value of the swaps through income. The changes in fair value of the interest rate risk and the swaps were not significant for the three months ended June 30, 2002.

LSI LOGIC CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 7 — BALANCE SHEET DETAIL

	June 30,	December 31,
	2002	2001

	(In thousands)
Inventories:
Raw materials	$16,022	$31,797
Work-in-process	56,678	88,354
Finished goods	125,128	136,478

	$197,828	$256,629

Other accrued liabilities:
Accrued expenses	$156,824	$158,673
Sales tax payable	15,225	7,044
Interest payable	15,463	14,890
Restructuring reserves	38,817	29,334
Deferred tax liability	17,734	17,526

	$244,063	$227,467

NOTE 8 — RECONCILIATION OF BASIC AND DILUTED LOSS PER SHARE

      A reconciliation of the numerators and denominators of the basic and diluted loss per share computations are as follows:

	Three Months Ended June 30,

	2002			2001

			Per-Share			Per-Share
	Loss*	Shares†	Amount	Loss*	Shares†	Amount

	(In thousands except per share amounts)
Basic EPS:
Net loss available to common stockholders	$(62,291)	369,672	$(0.17)	$(312,481)	344,873	$(0.91)

Effect of dilutive securities	—	—	—	—	—	—
Diluted EPS:
Net loss available to common stockholders	$(62,291)	369,672	$(0.17)	$(312,481)	344,873	$(0.91)

LSI LOGIC CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Six Months Ended June 30,

	2002			2001

			Per-Share			Per-Share
	Loss*	Shares†	Amount	Loss*	Shares†	Amount

	(In thousands except per share amounts)
Basic EPS:
Net loss available to common stockholders	$(234,044)	368,769	$(0.63)	$(343,729)	332,728	$(1.03)

Effect of dilutive securities	—	—	—	—	—	—
Diluted EPS:
Net loss available to common stockholders	$(234,044)	368,769	$(0.63)	$(343,729)	332,728	$(1.03)

*	Numerator

†	Denominator

      Options to purchase approximately 74,740,226 shares and 71,395,129 shares were outstanding at June 30, 2002 and 2001, respectively, and were excluded from the computation of diluted shares because of their antidilutive effect on loss per share for the three and six months then ended. The exercise price of these options ranged from $0.01 to $72.25 at June 30, 2002 and 2001.

      For the three and six months ended June 30, 2002, common equivalent shares of 47,720,853 associated with the 2001, 2000 and 1999 Convertible Notes were excluded from the calculation of diluted shares because of their antidilutive effect on loss per share. For the three and six months ended June 30, 2001, common equivalent shares of 29,117,261 associated with the 2000 and 1999 Convertible Notes were excluded from the calculation of diluted shares because of their antidilutive effect on loss per share.

NOTE 9 — COMPREHENSIVE LOSS

      Comprehensive loss is defined as a change in equity of a company during a period from transactions and other events and circumstances, excluding transactions resulting from investments by owners and distributions to owners. Comprehensive loss, net of taxes for the current reporting period and comparable period in the prior year is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2002	2001	2002	2001

	(In thousands)
Net loss	$(62,291)	$(312,481)	$(234,044)	$(343,729)
Change in unrealized gain on derivative instruments designated as and qualifying as cash-flow hedges	(2,608)	726	—	4,926
Change in unrealized gain on available for sale securities, net of tax	(10,074)	14,362	(16,267)	(6,801)
Change in foreign currency translation adjustments	23,758	(3,396)	14,199	(23,531)

Comprehensive loss	$(51,215)	$(300,789)	$(236,112)	$(369,135)

LSI LOGIC CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 10 — SEGMENT REPORTING

      The Company operates in two reportable segments: the Semiconductor segment and the Storage Systems segment. In the Semiconductor segment, the Company uses advanced process technology and comprehensive design methodologies to design, develop, manufacture and market highly complex integrated circuits. These system-on-a-chip solutions include both application specific integrated circuits, commonly referred to as ASICs, application specific standard products in silicon, or ASSPs, as well as Redundant Array of Independent Disks (“RAID”) host bus adapters and related products and services. In the Storage Systems segment, the Company designs, manufactures, markets and supports high-performance, highly scaleable open storage area network systems, storage solutions and a complete line of RAID systems, subsystems and related software.

      The following is a summary of operations by segment for the three and six months ended June 30, 2002 and 2001:

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2002	2001	2002	2001

	(In thousands)
Revenues:
Semiconductor	$354,761	$413,870	$707,351	$868,859
Storage Systems	83,007	51,349	142,926	113,559

Total	$437,768	$465,219	$850,277	$982,418

(Loss)/income from operations:
Semiconductor	$(51,879)	$(319,984)	$(228,592)	$(351,140)
Storage Systems	8,453	(21,122)	7,351	(30,006)

Total	$(43,426)	$(341,106)	$(221,241)	$(381,146)

      Intersegment revenues for the periods presented above were not significant. Restructuring of operations and other non-recurring items primarily impacted the Semiconductor segment.

      One customer represented 15% and 19% of the Company’s total consolidated revenues for the three months ended June 30, 2002 and 2001, respectively. In the Semiconductor segment, one customer represented 19% and 21% of total Semiconductor revenues for the three months ended June 30, 2002 and 2001, respectively. In the Storage Systems segment, there were three customers with revenues representing 32%, 22% and 18% of total Storage Systems revenues for the three months ended June 30, 2002. For the three months ended June 30, 2001, there were three customers with revenues representing 21%, 17% and 14% and two customers with revenues representing 11% each of total Storage Systems revenues.

      One customer represented 15% and 17% of the Company’s total consolidated revenues for the six months ended June 30, 2002 and 2001, respectively. In the Semiconductor segment, one customer represented 18% and 20% of total Semiconductor revenues for the six months ended June 30, 2002 and 2001, respectively. In the Storage Systems segment, there were three customers with revenues representing 33%, 18% and 17% of total Storage Systems revenues for the six months ended June 30, 2002, respectively. For the six months ended June 30, 2001, there were four customers with revenues representing 20%, 19%, 16% and 12% of total Storage Systems revenues.

LSI LOGIC CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following is a summary of total assets by segment as of June 30, 2002 and December 31, 2001:

	June 30,	December 31,
	2002	2001

	(In thousands)
Total assets:
Semiconductor	$4,087,915	$4,301,326
Storage Systems	339,526	324,446

Total	$4,427,441	$4,625,772

      Revenues from domestic operations were $227 million, representing 52% of consolidated revenues for the second quarter of 2002 compared to $256 million, representing 55% of consolidated revenues for the same period of 2001.

      Revenues from domestic operations were $441 million, representing 52% of consolidated revenues, for the first half of 2002 compared to $539 million, representing 55% of consolidated revenues, for the same period of 2001.

NOTE 11 — ACQUISITION OF C-CUBE

      On May 11, 2001, the Company completed the acquisition of C-Cube Microsystems Inc. (“C-Cube”). The Company issued approximately 40.2 million shares of its common stock, 10.6 million options and 0.8 million warrants in exchange for the outstanding ordinary shares, options and warrants of C-Cube. The fair value of common shares issued was $18.73 per share. The total purchase price for the acquisition of C-Cube was $893.7 million. For a discussion of the acquisition of C-Cube, please refer to our Annual Report on Form 10-K.

      The following pro forma summary is provided for illustrative purposes only and is not necessarily indicative of the consolidated results of operations for future periods or that actually would have been realized had the Company and C-Cube been a consolidated entity during the periods presented. The summary combines the results of operations as if C-Cube had been acquired as of January 1, 2001.

      The summary includes the impact of certain adjustments such as amortization of intangibles and non-cash deferred stock compensation. Additionally, the in-process research and development charge of $77.5 million has been excluded from the periods presented as it arose from the acquisition of C-Cube. The restructuring and other non-recurring charges were included in the pro forma calculation as the charges did not relate to the acquisition of C-Cube.

	Six Months Ended June 30,

	2002	2001

	(Unaudited, amounts in
	thousands, except per share amounts)
Revenues	$850,277	$1,000,275
Net loss	$(234,044)	$(324,665)
Basic EPS	$(0.63)	$(0.90)
Diluted EPS	$(0.63)	$(0.90)

NOTE 12 — COMMITMENTS AND CONTINGENCIES

      The Company uses operating leases to finance certain equipment used in its wafer fabrication facilities. As of June 30, 2002 the Company had two operating leases, commonly referred to as synthetic leases. A synthetic lease represents a form of off-balance sheet financing under which an unrelated third party funds up to 100% of the costs of acquisition and installation of the property.

LSI LOGIC CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In March 2000, the Company entered into a master lease and security agreement with ABN AMRO Bank and two other banks acting as the Lessor and several other banks acting as Participants for up to $250 million for certain wafer fabrication equipment. Each lease supplement pursuant to the transaction will have a lease term of three years with two consecutive one-year renewal options. The Company may, at the end of any lease term, return, or purchase at a stated amount, all the equipment. As of June 30, 2002, the Company had fully drawn against the agreement.

      In April 2001, the Company entered into a master lease and security agreement with a group of banks for up to $230 million for certain wafer fabrication equipment. The Lessor under this lease is an unrelated trust administered and managed by Wells Fargo Bank Northwest. Each lease supplement pursuant to the transaction will have a lease term of five years with two consecutive one-year renewal options. The Company may, at the end of any lease term, return, or purchase at a stated amount, all the equipment. The agreement was amended in the fourth quarter of 2001 to reduce the total availability. As of June 30, 2002, the Company hade fully drawn under this agreement with an outstanding balance of $161 million.

      In the third quarter of 2001, the Company amended the master lease and security agreements entered into in March 2000 and April 2001 as described above. As of June 30, 2002, there was $287 million outstanding under these two leases. Pursuant to the amendments, the Company now participates in each of these leases as a debt holder, replacing some of the existing banks. As of June 30, 2002, the Company’s debt contribution of $232 million and cash collateral of $55 million were recorded as non-current assets. The lessors have access to the cash collateral only in the event of a default by the Company. The Company is required to maintain a minimum balance in cash, cash equivalents and short-term investments of $350 million. The Company was in compliance with this requirement as of June 30, 2002.

      No officer or employee of the Company has any financial interest with regards to these leasing arrangements or with the trust used in the April 2001 lease. The minimum lease payments under the two lease agreements, excluding option periods, are $3.1 million for the year 2003, and $1.0 million each in 2004 and 2005. These payments reflect the amendments and as such, exclude any payments on the Company’s debt participation.

NOTE 13 — LEGAL MATTERS

      Reference is made to the Company’s most recent Form 10-K with respect to Item 3, Legal Proceedings for a discussion of certain pending legal proceedings and the matter pertaining to the Company’s Canadian subsidiary (“LSI Canada”). During July 2002, the Company (including LSI Canada) entered into a negotiated settlement (“Settlement”) with those parties who represent a substantial majority of the dissenting shares. As a result and in accordance with the provisions of the Settlement, the Court has been asked by the parties to the Settlement to find and so order that payment by LSI Canada of the proposed all-inclusive settlement proceeds will fully satisfy the obligation of LSI Canada to pay fair value for the dissenting shares, that the parties to the Settlement may bind all other dissenting shares to such result and to order certain other actions be taken that will cause a full and final resolution including all claims that are or may be associated with the matter. The Company does not expect the resolution of this matter to have a material adverse effect on the Company.

NOTE 14 — ASSET PURCHASE AGREEMENT

      In June 2002, the Company entered into an asset purchase agreement to purchase certain tangible and intangible assets of the Mylex business unit from International Business Machines Corporation. The transaction is expected to enhance product offerings in the expanding entry-level storage systems space within the Storage Systems segment and the PCI-RAID offerings in the Semiconductor segment. The transaction is expected to close in the third quarter of 2002 pending regulatory reviews and other closing conditions.

SCHEDULE C

FINANCIAL STATEMENTS OF LSI LOGIC CORPORATION

INCLUDED IN ITS ANNUAL REPORT ON FORM 10-K
FOR THE YEAR ENDED DECEMBER 31, 2001

LSI LOGIC CORPORATION

Consolidated Balance Sheets

	December 31,

	2001	2000

	(In thousands, except per-
	share amounts)
ASSETS
Cash and cash equivalents	$757,138	$235,895
Short-term investments	256,169	897,347
Accounts receivable, less allowances of $20,151 and $8,297	191,731	522,729
Inventories	256,629	290,375
Deferred tax assets	160,371	54,552
Prepaid expenses and other current assets	146,930	71,342

Total current assets	1,768,968	2,072,240
Property and equipment, net	944,374	1,278,683
Goodwill and other intangibles	1,319,767	580,861
Deferred tax assets	107,957	120,887
Non-current assets and deposits	296,265	—
Other assets	188,441	144,816

Total assets	$4,625,772	$4,197,487

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$136,739	$268,215
Accrued salaries, wages and benefits	72,260	87,738
Other accrued liabilities	227,467	181,199
Income taxes payable	73,187	88,752
Current portion of long-term obligations	332	1,030

Total current liabilities	509,985	626,934

Deferred tax liabilities	173,759	130,616
Other long-term obligations	1,456,276	936,058

Total long-term obligations and deferred tax liabilities	1,630,035	1,066,674

Commitments and contingencies (Note 12)
Minority interest in subsidiary	5,867	5,742

Stockholders’ equity:
Preferred shares; $.01 par value; 2,000 shares authorized	—	—
Common stock; $.01 par value; 1,300,000 shares authorized; 368,446 and 321,523 shares outstanding	3,684	3,215
Additional paid-in capital	2,905,638	1,931,564
Deferred stock compensation	(124,091)	(163,045)
(Accumulated deficit)/retained earnings	(319,803)	672,152
Accumulated other comprehensive income	14,457	54,251

Total stockholders’ equity	2,479,885	2,498,137

Total liabilities and stockholders’ equity	$4,625,772	$4,197,487

See Notes to Consolidated Financial Statements.

LSI LOGIC CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,

	2001	2000	1999

	(In thousands, except per share amounts)
Revenues	$1,784,923	$2,737,667	$2,089,444

Costs and expenses:
Cost of revenues	1,160,432	1,557,232	1,286,844
Additional excess inventory and related charges	210,564	11,100	—

Total cost of revenues	1,370,996	1,568,332	1,286,844
Research and development	503,108	378,936	297,554
Selling, general and administrative	307,310	306,962	257,712
Acquired in-process research and development	96,600	77,438	4,600
Restructuring of operations and other non-recurring items, net	219,639	2,781	(2,063)
Amortization of non-cash deferred stock compensation(*)	104,627	41,113	—
Amortization of intangibles	188,251	72,648	46,625

Total costs and expenses	2,790,531	2,448,210	1,891,272

(Loss)/ income from operations	(1,005,608)	289,457	198,172
Interest expense	(44,578)	(41,573)	(39,988)
Interest income and other, net	14,529	51,766	17,640
Gain on sale of equity securities	5,302	80,100	48,393

(Loss)/ income before income taxes, minority interest and cumulative effect of change in accounting principle	(1,030,355)	379,750	224,217
(Benefit)/ provision for income taxes	(39,198)	142,959	65,030

(Loss)/ income before minority interest and cumulative effect of change in accounting principle	(991,157)	236,791	159,187
Minority interest in net income of subsidiary	798	191	239

(Loss)/ income before cumulative effect of change in accounting principle	(991,955)	236,600	158,948
Cumulative effect of change in accounting principle	—	—	(91,774)

Net (loss)/ income	$(991,955)	$236,600	$67,174

Basic earnings per share:
(Loss)/ income before cumulative effect of change in accounting principle	$(2.84)	$0.76	$0.54
Cumulative effect of change in accounting principle	—	—	(0.31)

Net (loss)/ income	$(2.84)	$0.76	$0.23

Diluted earnings per share:
(Loss)/ income before cumulative effect of change in accounting principle	$(2.84)	$0.70	$0.51
Cumulative effect of change in accounting principle	—	—	(0.28)

Net (loss)/ income	$(2.84)	$0.70	$0.23

Shares used in computing per share amounts:
Basic	349,280	310,813	292,848

Diluted	349,280	354,337	325,088

(*)	Amortization of non-cash deferred stock compensation, if not shown separately, of $2 million, $78 million and $25 million would have been included in cost of revenues, research and development, and selling, general and administrative expenses respectively, for the year ended December 31, 2001. Amortization of non-cash deferred stock compensation, if not shown separately, of $0.1 million, $29 million and $12 million would have been included in cost of revenues, research and development, and selling, general and administrative expenses respectively, for the year ended December 31, 2000.

See Notes to Consolidated Financial Statements.

LSI LOGIC CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

					(Accumulated	Accumulated
	Common Stock		Additional	Deferred	Deficit)/	Other
			Paid-in	Stock	Retained	Comprehensive
	Shares	Amount	Capital	Compensation	Earnings	Income/(Loss)	Total

	(In thousands)
Balances at December 31, 1998	287,734	$2,878	$1,133,780	$—	$368,378	$19,437	$1,524,473
Net income					67,174
Foreign currency translation adjustments						37,050
Unrealized gain on available-for-sale securities						89,704
Total comprehensive income							193,928
Issuance to employees under stock option and purchase plans	11,838	118	89,313				89,431
Tax benefit of employee stock transactions			48,000				48,000

Balances at December 31, 1999	299,572	2,996	1,271,093	—	435,552	146,191	1,855,832
Net income					236,600
Foreign currency translation adjustments						(33,650)
Unrealized loss on available-for-sale securities						(58,290)
Total comprehensive income							144,660
Purchase of common stock under stock repurchase program	(1,500)	(15)	(49,281)				(49,296)
Issuance to employees under stock option and purchase plans	13,352	134	125,945				126,079
Tax benefit of employee stock transactions			51,450				51,450
Issuance of common stock in conjunction with acquisitions (Note 2)	10,099	100	532,357				532,457
Deferred stock compensation (Note 2)				(204,158)			(204,158)
Amortization of deferred stock compensation				41,113			41,113

Balances at December 31, 2000	321,523	3,215	1,931,564	(163,045)	672,152	54,251	2,498,137
Net loss					(991,955)
Foreign currency translation adjustments						(31,069)
Unrealized loss on available-for-sale securities						(8,725)
Total comprehensive loss							(1,031,749)
Issuance to employees under stock option and purchase plans	6,249	62	81,588				81,650
Issuance of common stock for conversion of convertible debt	4	—	65				65
Issuance of common stock in conjunction with acquisitions (Note 2)	40,670	407	892,421				892,828
Deferred stock compensation (Note 2)				(65,673)			(65,673)
Amortization of deferred stock compensation				104,627			104,627

Balances at December 31, 2001	368,446	$3,684	$2,905,638	$(124,091)	$(319,803)	$14,457	$2,479,885

See Notes to Consolidated Financial Statements.

LSI LOGIC CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2001	2000	1999

	(In thousands)
Operating activities:
Net (loss)/income	$(991,955)	$236,600	$67,174
Adjustments:
Depreciation and amortization	532,562	403,961	367,157
Amortization of non-cash deferred stock compensation	104,627	41,113	—
Write-off of unamortized preproduction costs	—	—	97,356
Acquired in-process research and development	96,600	77,438	4,600
Non-cash restructuring and non-recurring charges/(benefits), net	200,084	2,781	(7,107)
Gain on sale of equity securities	(5,302)	(80,100)	(48,393)
Tax benefit of employee stock transactions	—	51,450	48,000
Changes in working capital components, net of assets acquired and liabilities assumed in business combinations:
Accounts receivable	345,439	(246,755)	(20,300)
Inventories	43,182	(47,136)	(58,929)
Prepaid expenses and other assets	(74,857)	(103,183)	(21,830)
Accounts payable	(138,100)	80,498	(13,988)
Accrued and other liabilities	7,171	148,750	30,071

Net cash provided by operating activities	119,451	565,417	443,811

Investing activities:
Purchase of debt and equity securities available-for-sale	(1,272,897)	(1,432,515)	(608,017)
Maturities and sales of debt and equity securities available-for-sale	1,858,304	989,129	304,315
Purchase of equity securities	(12,269)	(26,664)	(5,778)
Proceeds from sale of stock investments	7,926	78,770	49,407
Acquisitions of companies, net of cash acquired	(177,677)	(85,402)	(6,779)
Purchases of property and equipment, net of retirements	(224,252)	(276,633)	(205,172)
Increase in non-current assets and deposits	(325,894)	—	—

Net cash used in investing activities	(146,759)	(753,315)	(472,024)

Financing activities:
Proceeds from borrowings	690,088	500,000	345,000
Repayment of debt obligations	(201,226)	(376,658)	(373,063)
Debt issuance costs	(16,249)	(15,300)	(9,488)
Purchase of common stock under repurchase program	—	(49,296)	—
Issuance of common stock, net	81,650	124,975	89,431

Net cash provided by financing activities	554,263	183,721	51,880

Effect of exchange rate changes on cash and cash equivalents	(5,712)	(10,531)	16,630

Increase/(decrease) in cash and cash equivalents	521,243	(14,708)	40,297

Cash and cash equivalents at beginning of period	235,895	250,603	210,306

Cash and cash equivalents at end of period	$757,138	$235,895	$250,603

See Notes to Consolidated Financial Statements.

LSI LOGIC CORPORATION

Notes to Consolidated Financial Statements

Note 1 — Significant Accounting policies

      Nature of business. LSI Logic Corporation (“the Company” or “LSI”) is a leading supplier of high-performance integrated circuits and highly scalable enterprise storage systems. The Company is focused on the four markets of consumer products, communications, storage components and storage area network (“SAN”) systems.

      Segment reporting. The Company operates in two reportable segments: the Semiconductor segment and the SAN Systems segment. In the Semiconductor segment, the Company uses advanced process technology and comprehensive design methodologies to design, develop, manufacture and market highly complex integrated circuits. These system-on-a-chip solutions include both application specific integrated circuits, commonly referred to as ASICs; application specific standard products in silicon, or ASSPs; as well as Redundant Array of Independent Disks (“RAID”) host bus adapters and related products; and services. In the SAN Systems segment, the Company designs, manufactures, markets and supports high-performance, highly scaleable open storage area network systems, storage solutions and a complete line of RAID systems, subsystems and related software. (See Note 11 of the Notes to the Consolidated Financial Statements referred to hereafter as “Notes”.)

      Basis of presentation. The consolidated financial statements include the accounts of the Company and all of its subsidiaries. Intercompany transactions and balances have been eliminated in consolidation. Assets and liabilities of certain foreign operations are translated to U.S. dollars at current rates of exchange and revenues and expenses are translated using weighted average rates. Accounts denominated in foreign currencies have been remeasured into functional currencies before translation into U.S. dollars. Foreign currency transaction gains and losses are included as a component of interest income and other. Gains and losses from foreign currency translation are included as a separate component of comprehensive income.

      On January 25, 2000, the Company announced a two-for-one stock split, which was declared by the Board of Directors as a 100% stock dividend payable to stockholders of record on February 4, 2000 as one new share of common stock for each share held on that date. The newly issued common stock shares were distributed on February 16, 2000. In the Notes, stockholders’ equity has been restated to give retroactive recognition to the two-for-one common stock split announced on January 25, 2000 for all periods presented by reclassifying the par value of the newly issued shares arising from the split from additional paid-in capital to common stock. In addition, all references in the financial statements to number of shares, per share amounts, stock option data and market prices of the Company’s common stock have been restated.

2001 Acquisitions

      During 2001, the Company acquired C-Cube Microsystems Inc. (“C-Cube”) and certain tangible and intangible assets associated with the RAID business of American Megatrends, Inc. (“AMI”). The acquisitions were accounted for as purchases and, accordingly, the estimated fair value of assets acquired and liabilities assumed and the results of operations were included in the Company’s consolidated financial statements as of the effective date of each acquisition, through the end of the period. These transactions are summarized below. There were no significant differences between accounting policies of LSI and the companies acquired. (See Note 2 of the Notes.)

	Acquisition	Purchase				Identified	Deferred
Company	Date	Price	Consideration	IPR&D	Goodwill	Intangibles	Compensation

			(Amounts in millions)
C-Cube	May 2001	$893.7	40.2 million shares, 10.6 million options, 0.8 million warrants	$77.5	$572.1	$130.5	$49.3
RAID Division of AMI	August 2001	240.5	Cash 0.8 million restricted shares	19.1	128.9	77.5	16.4

LSI LOGIC CORPORATION

Notes to Consolidated Financial Statements — (Continued)

2000 and 1999 Acquisitions

      During 2000, the Company acquired a division of NeoMagic Corporation (“NeoMagic”), a division of Cacheware, Inc. (“Cacheware”), Intraserver Technology, Inc. (“Intraserver”), DataPath Systems, Inc. (“DataPath”), ParaVoice Technologies, Inc. (“ParaVoice”) and Syntax Systems, Inc. (“Syntax”). The acquisitions were accounted for as purchases and, accordingly, the estimated fair value of assets acquired and liabilities assumed and the results of operations were included in the Company’s consolidated financial statements as of the effective date of each acquisition, through the end of the period.

      These transactions are summarized below. There were no significant differences between the accounting policies of LSI and the companies acquired. (See Note 2 of the Notes.)

	Acquisition	Purchase				Identified	Deferred
Company	Date	Price	Consideration	IPR&D	Goodwill	Intangibles	Compensation

(Amounts in millions)
Division of NeoMagic	April 2000	$15.4	Cash	$6.4	$1.9	$5.8	$—
Division of Cacheware	April 2000	22.2	Cash	8.3	8.5	5.2	—
Intraserver	May 2000	62.9	1.2 million shares, 0.2 million options	1.6	50.8	17.5	—
DataPath	July 2000	420.8	7.5 million shares, 1.6 million options	54.2	154.0	17.4	201.6
ParaVoice	October 2000	38.6	Cash	6.9	10.4	21.2	—
Syntax	November 2000	58.8	1.4 million shares, 0.6 million options	—	42.0	25.4	2.5

      In the second quarter of 2001, the NeoMagic research project was abandoned and the remaining intangibles and goodwill recorded in connection with the project were written off to other non-recurring items. (See Note 4 of the Notes.)

      On June 22, 1999, the Company and SEEQ Technology, Inc. (“SEEQ”) were combined in a transaction accounted for as a pooling of interests. All financial information has been restated retroactively to reflect the combined operations of the Company and SEEQ as if the combination had occurred at the beginning of the earliest period presented. (See Note 2 of the Notes.) Prior to the combination, SEEQ’s fiscal year-end was the last Sunday in September of each year, whereas the Company operates on a year ending on December 31. SEEQ’s financial information has been recast to conform to the Company’s year-end. There were no significant differences between the accounting policies of the Company and SEEQ.

      Minority interest in subsidiary represents the minority stockholders’ proportionate share of the net assets and the results of operations of the Company’s majority-owned subsidiary. Sales of common stock of the Company’s subsidiary and purchases of such shares may result in changes in the Company’s proportionate share of the subsidiary’s net assets.

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ materially from these estimates.

      Certain items previously reported in specific financial statement captions have been reclassified to conform to the 2001 presentation.

      Cash equivalents and short-term investments. All highly liquid investments purchased with an original maturity of 90 days or less are considered to be cash equivalents and are classified as held-to-maturity. Marketable short-term investments are generally classified and accounted for as available-for-sale. Management determines the appropriate classification of debt and equity securities at the time of purchase and reassesses the classification at each reporting date. Investments in debt and equity securities classified as held-

LSI LOGIC CORPORATION

Notes to Consolidated Financial Statements — (Continued)

to-maturity are reported at amortized cost plus accrued interest, and securities classified as available-for-sale are reported at fair value with unrealized gains and losses, net of related tax, recorded as a separate component of comprehensive income in stockholders’ equity until realized (See Note 5 of the Notes). Gains and losses on securities sold are determined based on the specific identification method and are included in interest income and other. For all investment securities, unrealized losses that are other than temporary are recognized in net income. The Company does not hold these securities for speculative or trading purposes.

      Fair value disclosures of financial instruments. The estimated fair value of financial instruments is determined by the Company, using available market information and valuation methodologies considered to be appropriate. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies could have a significant effect on the estimated fair value amounts. At December 31, 2001, the estimated fair values of the 2001, 2000 and 1999 Convertible Subordinated Notes were $444.7 million, $418.8 million and $387.2 million, respectively. At December 31, 2000, the estimated fair values of the 2000 and 1999 Convertible Subordinated Notes were $356.9 million and $388.6 million, respectively.

      Derivative instruments. The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS Nos. 137 and 138 as of January 1, 2001. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. It further provides criteria for derivative instruments to be designated as fair value, cash flow and foreign currency hedges and establishes respective accounting standards for reporting changes in the fair value of the instruments. All of the Company’s derivative instruments are recorded at their fair value in other current assets or other accrued liabilities. (See Note 6 of the Notes.) The transition adjustment upon adoption of SFAS No. 133 was not material.

      On the date a derivative contract is entered into, the Company designates its derivative as either a hedge of the fair value of a recognized asset or liability (“fair-value” hedge), as a hedge of the variability of cash flows to be received (“cash-flow” hedge), or as a foreign-currency hedge. Changes in the fair value of a derivative that is highly effective, and is designated and qualifies as a fair-value hedge, along with the loss or gain on the hedged asset or liability that is attributable to the hedged risk (including losses or gains on firm commitments), are recorded in current period earnings. Changes in the fair value of a derivative that is highly effective, and is designated and qualifies as a cash-flow hedge, are recorded in other comprehensive income, until earnings are affected by the variability of the cash flows. Changes in the fair value of derivatives that are highly effective, and are designated and qualify as a foreign-currency hedge, are recorded in either current period earnings or other comprehensive income, depending on whether the hedge transaction is a fair-value hedge (e.g., a hedge of a firm commitment that is to be settled in a foreign currency) or a cash-flow hedge (e.g., a foreign-currency-denominated forecasted transaction). The Company’s derivative instruments at December 31, 2001 and 2000 were designated as foreign currency fair-value hedges.

      The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as fair-value, cash-flow or foreign-currency hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Company also assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of the hedged items. If it were determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, the Company would discontinue hedge accounting prospectively, as discussed below.

LSI LOGIC CORPORATION

Notes to Consolidated Financial Statements — (Continued)

      The Company would discontinue hedge accounting prospectively when (1) it is determined that the derivative is no longer effective in offsetting changes in the fair value or cash flows of a hedged item (including firm commitments or forecasted transactions); (2) the derivative expires or is sold, terminated or exercised; (3) the derivative is no longer designated as a hedge instrument, because it is unlikely that a forecasted transaction will occur; (4) the hedged firm commitment no longer meets the definition of a firm commitment; or (5) management determines that designation of the derivative as a hedge instrument is no longer appropriate.

      When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective fair-value hedge, the derivative will continue to be carried on the balance sheet at its fair value, and the hedged asset or liability will no longer be adjusted for changes in fair value. When hedge accounting is discontinued because the hedged item no longer meets the definition of a firm commitment, the derivative will continue to be carried on the balance sheet at its fair value, and any asset or liability that was recorded pursuant to recognition of the firm commitment will be removed from the balance sheet and recognized as a gain or loss in current-period earnings. When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur, the derivative will continue to be carried on the balance sheet at its fair value, and gains and losses that were accumulated in other comprehensive income will be recognized immediately in earnings. In all other situations in which hedge accounting is discontinued, the derivative will be carried at its fair value on the balance sheet, with changes in its fair value recognized in current period earnings.

      Concentration of credit risk of financial instruments. Financial instruments that potentially subject the Company to credit risk consist of cash equivalents, short-term investments and accounts receivable. Cash equivalents and short-term investments are maintained with high quality institutions, the composition and maturities of which are regularly monitored by management. A majority of the Company’s trade receivables are derived from sales to large multinational computer, communication, networking and consumer electronics manufacturers, with the remainder distributed across other industries. As of December 31, 2001, two customers each accounted for 12% of consolidated trade receivables. No customers accounted for greater than or equal to 10% of trade receivables as of December 31, 2000. Concentrations of credit risk with respect to all other trade receivables are considered to be limited due to the quantity of customers comprising the Company’s customer base and their dispersion across industries and geographies. One customer accounted for 18% of the Company’s total consolidated revenues for the year ended December 31, 2001, and another customer represented 12% and 11% of the Company’s consolidated revenues for the years ended December 31, 2000 and 1999, respectively. The Company performs ongoing credit evaluations of its customers’ financial condition and requires collateral as considered necessary. Write-offs of uncollectable amounts have not been significant.

      Inventories. Inventories are stated at the lower of cost or market. Cost is determined on a first-in, first-out basis for raw materials and is computed on a currently adjusted standard basis (which approximates first-in, first-out) for work-in-process and finished goods. Inventory reserves are established when conditions indicate that the selling price could be less than cost due to physical deterioration, obsolescence, changes in price levels, or other causes. Reserves are established for excess inventory generally based on inventory levels in excess of 12 months judged demand for each specific product.

      Property and equipment. Property and equipment are recorded at cost and include interest on funds borrowed during the construction period. Depreciation and amortization are calculated based on the straight-

LSI LOGIC CORPORATION

Notes to Consolidated Financial Statements — (Continued)

line method. Depreciation of equipment and buildings, in general, is computed using the assets’ estimated useful lives as presented below:

Buildings and improvements	20-40 years
Equipment	3-6 years
Furniture and fixtures	3-5 years

      Amortization of leasehold improvements is computed using the shorter of the remaining term of the Company’s facility leases or the estimated useful lives of the improvements. Depreciation for income tax purposes is computed using accelerated methods.

      Preproduction engineering costs. In April 1998, the Accounting Standards Executive Committee of the AICPA released SOP No. 98-5, “Reporting on the Costs of Start-up Activities.” The SOP is effective for fiscal years beginning after December 15, 1998 and requires companies to expense all costs incurred or unamortized in connection with start-up activities. Accordingly, the Company expensed the unamortized preproduction balance of $92 million, net of tax, associated with the Gresham manufacturing facility on January 1, 1999 and has presented it as a cumulative effect of a change in accounting principle in accordance with the SOP No. 98-5.

      Goodwill and other intangibles. Goodwill and other intangibles acquired in connection with business acquisitions and the purchase of common stock from minority stockholders were approximately $1,661 million and $737 million, and related accumulated amortization was $341 million and $156 million at December 31, 2001 and 2000, respectively. (See Note 2 of the Notes.) The acquisitions were accounted for as purchases, and the excess of the purchase price over the fair value of assets acquired was allocated to existing technology, customer base, workforce in place, trademarks and residual goodwill, which are being amortized using the straight-line method over a weighted average life of two to six years. Goodwill and other intangibles are evaluated for impairment based on the related estimated undiscounted cash flows. The goodwill and identifiable intangible assets from the acquired RAID division of AMI has been accounted for in accordance with the Financial Accounting Standards Board Statement No. 141, “Business Combinations” and Financial Accounting Standards Board Statement No. 142, “Goodwill and Other Intangible Assets.” (See Note 2 of the Notes.)

      Other assets. Long-term investments in marketable and restricted shares of technology companies are included in other assets. The marketable investments are accounted for as available-for-sale and are reported at fair value with unrealized gains and losses, net of related tax, recorded as a separate component of comprehensive income in stockholders’ equity until realized in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” (See Note 5 of the Notes.) Gains and losses on securities sold are based on the specific identification method and are included in gain on sale of equity securities. The investments in restricted and non-marketable shares are recorded at cost. For all investment securities, unrealized losses that are other than temporary are recognized as a component of interest income and other. Circumstances that indicate an other than temporary decline may include subsequent “down” financing rounds, decreases in quoted market price and declines in results of operations of the issuer. The Company does not hold these securities for speculative or trading purposes.

      Software. The Company capitalizes external costs related to the purchase and implementation of software projects used for business operations and engineering design activities. Capitalized software costs primarily include purchased software and external consulting fees. Capitalized software projects are amortized over the estimated useful lives of the projects, typically a two to five year period. The Company had $178 million and $137 million of capitalized software costs and $131 million and $72 million of accumulated amortization included in other assets at December 31, 2001 and 2000, respectively. Software amortization totaling $56 million, $41 million and $25 million was included in the Company’s results of operations during 2001, 2000 and 1999.

LSI LOGIC CORPORATION

Notes to Consolidated Financial Statements — (Continued)

      Self-insurance. The Company retains certain exposures in its insurance plan under self-insurance programs. Reserves for claims made and reserves for estimated claims incurred but not yet reported are recorded as current liabilities.

      Revenue recognition. Product revenue is primarily recognized upon shipment with the exception of standard products sold to distributors. Revenue from standard products sold to distributors is deferred until the distributor sells the product to a third party. Revenue from the licensing of the Company’s design and manufacturing technology is recognized when the significant contractual obligations have been fulfilled. Royalty revenue is recognized upon the sale of products subject to royalties. The Company uses the percentage-of-completion method for recognizing revenues on fixed-fee design arrangements. All amounts billed to a customer related to shipping and handling are classified as revenue while all costs incurred by the Company for shipping and handling are classified as costs of goods sold.

      The provisions of Statement of Position 97-2, “Software Revenue Recognition,” as amended by Statement of Position 98-9 “Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions” are applied to all transactions involving the sale of software products and hardware transactions where the software is not incidental. For hardware transactions where software is incidental, the fee is not bifurcated and separate accounting guidance is not applied to the hardware and software elements. For hardware transactions where no software is involved the provisions of Staff Accounting Bulletin 101 “Revenue Recognition” are applied.

      Stock-based compensation. The Company accounts for stock-based compensation, including stock options granted and shares issued under the Employee Stock Purchase Plan, using the intrinsic value method prescribed in APB No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Compensation cost for stock options, if any, is recognized ratably over the vesting period. The Company’s policy is to grant options with an exercise price equal to the quoted market price of the Company’s stock on the grant date. The Company provides additional pro forma disclosures as required under SFAS No. 123, “Accounting for Stock-Based Compensation.” (See Note 9 of the Notes.)

      The Company adopted FASB Interpretation No. 44 (“FIN No. 44”), “Accounting for Certain Transactions Involving Stock Compensation — an Interpretation of APB 25”, on July 1, 2000. Amortization of non-cash deferred stock compensation of $105 million and $41 million in 2001 and 2000, respectively, is due to non-cash deferred stock compensation of $270 and $204 million recorded in connection with the acquisitions of the RAID business of AMI, C-Cube, Syntax and DataPath, which closed on August 31, 2001, May 11, 2001, November 29, 2000, and July 14, 2000, respectively (See Note 2 of the Notes).

LSI LOGIC CORPORATION

Notes to Consolidated Financial Statements — (Continued)

      Earnings per share. Basic earnings per share (“EPS”) is computed by dividing net income available to common stockholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Diluted EPS is computed using the weighted-average number of common and dilutive potential common shares outstanding during the period. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be repurchased upon the exercise of stock options. A reconciliation of the numerators and denominators of the basic and diluted per share amount computations is as follows:

	Year Ended December 31,

	2001			2000			1999

			Per-			Per-			Per-
			Share			Share			Share
	Income*	Shares†	Amount	Income*	Shares†	Amount	Income*	Shares†	Amount

	(In thousands except per share amounts)
Basic EPS:
Net (loss)/income before cumulative effect of change in accounting principle	$(991,955)	349,280	$(2.84)	$236,600	310,813	$0.76	$158,948	292,848	$0.54

Cumulative effect of change in accounting principle	—	—	—	—	—	—	(91,774)	292,848	(0.31)
Net (loss)/income available to common stockholders	(991,955)	349,280	(2.84)	236,600	310,813	0.76	67,174	292,848	0.23

Effect of dilutive securities:
Stock options and restricted stock awards (See Note 2)					21,517			14,634
4 1/4% Convertible Subordinated Notes				10,997	22,007		8,126	17,606
Diluted EPS:
Net (loss)/income before cumulative effect of change in accounting, principle (adjusted for assumed conversion of debt)	(991,955)	349,280	(2.84)	247,597	354,337	0.70	167,074	325,088	0.51

Cumulative effect of change in accounting principle	—	—	—	—	—	—	(91,774)	325,088	(0.28)
Net (loss)/income available to common stockholders	$(991,955)	349,280	$(2.84)	$247,597	354,337	$0.70	$75,300	325,088	$0.23

*	Numerator

†	Denominator

      Options to purchase approximately 73,996,916 shares were outstanding at December 31, 2001 and were excluded from the computation of diluted shares because of their antidilutive effect on earnings per share as the Company incurred a net loss for the year. Options to purchase approximately 6,573,340 shares and 4,122,000 shares were outstanding at December 31, 2000 and 1999, respectively, but were not included in the computation of diluted shares for the year ended December 31, 2000 and 1999, respectively, because the exercise prices of these options were greater than the average market price of common shares for the respective years. The exercise price of these options ranged from $0.01 to $72.25 and $26.38 to $72.25 at December 31, 2001 and 2000, respectively.

      Related party transactions. There were no significant related party transactions during the years ended December 31, 2001, 2000 and 1999, other than as listed in Notes 3 and 12 of the Notes.

      Comprehensive income. Comprehensive income is defined as a change in equity of a company during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. The primary difference between net income and comprehensive income, for the Company, arises from foreign currency translation adjustments and unrealized gains or losses

LSI LOGIC CORPORATION

Notes to Consolidated Financial Statements — (Continued)

on available-for-sale securities, net of applicable taxes. Comprehensive income is shown in the statement of stockholders’ equity. As of December 31, 2001, the accumulated other comprehensive income consisted of $22 million of unrealized gains on available-for-sale securities, net of the related tax effect of $12 million, and $8 million loss from foreign currency translation adjustments, net of the related tax effect of $3 million. As of December 31, 2000, the accumulated other comprehensive income consisted of $31 million of unrealized gains on available-for-sale securities, net of the related tax effect of $17 million, and $23 million gain from foreign currency translation adjustments, net of the related tax effect of $12 million. As of December 31, 1999, the accumulated other comprehensive income consisted of $90 million of unrealized gain on available-for-sale securities, net of the related tax effect of $48 million, and $56 million gain from foreign currency translation adjustments, net of the related tax effect of $30 million.

Note 2 — Business Combinations

      Acquisitions accounted for as purchases. The estimated fair value of acquired assets and assumed liabilities and the results of operations for acquisitions accounted for as a purchase are included in the Company’s consolidated financial statements as of the effective date of the purchase, through the end of the period. The total purchase price is allocated to the estimated fair value of assets acquired and liabilities assumed based on independent appraisals and management estimates. The fair value of common shares issued for acquisitions was determined using the average closing stock price for the period of two days before and after the date the number of LSI common shares to be issued was fixed. The purchase price includes direct acquisition costs consisting of investment banking, legal and accounting fees. There were no significant differences between the accounting policies of the Company and the acquired entities except as noted below.

      Deferred compensation. On July 1, 2000, FIN No. 44 was adopted by the Company as discussed in Note 1 of the Notes. In accordance with FIN No. 44, for all acquisitions that closed after it’s adoption, the intrinsic value of the unvested options, restricted awards and warrants assumed as part of the acquisitions as of the closing date of the acquisitions was recorded as deferred stock compensation as a component of the purchase price to be amortized over the respective vesting periods of the options and awards. The Company calculated the value of restricted shares issued using the closing price of its common stock on the date of consummation of the purchase. The fair value of the options and warrants assumed was determined using the Black Scholes method. Deferred stock compensation is included as a component of stockholders’ equity and is amortized over the vesting period of one to four years.

LSI LOGIC CORPORATION

Notes to Consolidated Financial Statements — (Continued)

      In-process research and development. During 2001, the Company recorded a $96.6 million IPR&D charge associated with the acquisitions of C-Cube and the purchase of the RAID business of AMI. During 2000, the Company recorded a $77.4 million IPR&D charge associated with the acquisitions of ParaVoice, DataPath, Intraserver and the purchase of divisions of NeoMagic and Cacheware. There was no IPR&D charge recorded in connection with the acquisition of Syntax. During 1999, the Company recorded a $4.6 million IPR&D charge associated with the acquisition of ZSP. See summary table below:

				Percentage of
	Acquisition		Discount	Completion and	Revenue Projections
Company	Date	IPR&D	Rate	Method	by Project	Royalty Rate

(Amounts in millions)
C-Cube	May 2001	$77.5	27.5%	61% to 84%, percent of R&D expenses	2003 — Cable Modem 2004 — Set-Top Box 2005 — DVD 2006 — DVD-R	—
RAID Division of AMI	August 2001	19.1	20%	12% to 62%, percent of R&D expenses	2006	—
Division of NeoMagic	April 2000	6.4	30%	68%, percent of R&D expenses	2004	30%
Division of Cacheware	April 2000	8.3	30%	90%, percent of R&D expenses	2003	30%
Intraserver	May 2000	1.6	30%	20% to 95%, project milestones	2005	30%
DataPath	July 2000	54.2	20%	50% to 75%, project milestones	2004 — Read Channel 2006 — ADSL 2007 — Tuner	20% to Read Channel and ADSL 3% to Tuner
ParaVoice	October 2000	6.9	50%	23%, percent of R&D expenses	2005	—
ZSP	April 1999	4.6	25%	65%, project milestones	2003	25%

      The amounts of IPR&D were determined by identifying research projects for which technological feasibility had not been established and no alternative future uses existed as of the respective acquisition dates. The value of the projects identified to be in progress was determined by estimating the future cash flows from the projects once commercially feasible, discounting the net cash flows back to their present value and then applying a percentage of completion to the calculated value. The net cash flows from the identified projects were based on estimates of revenues, cost of revenues, research and development costs, selling general and administrative costs and applicable income taxes for the projects. Total revenues for the projects are expected to extend through the dates noted in the table above by acquisition. These projections were based on estimates of market size and growth, expected trends in technology and the expected timing of new product introductions by our competitors and us. These estimates do not account for any potential synergies that may be realized as a result of the acquisition and are in line with industry averages and growth estimates.

      The percentage of completion for the projects was determined using one of the following methods:

•	Percentage of research and development expenses. Research and development expenses incurred as of the acquisition dates for the projects as a percentage of total research and development expenses to bring the projects to technological feasibility.

•	Project milestones. Milestones representing management’s estimate of effort, value added and degree of difficulty of the portion of the projects completed as of the acquisition dates, as compared to the remaining research and development to be completed to bring the projects to technological feasibility. The development process is grouped into three phases, with each phase containing between one and five milestones. The three phases are: (i) researching the market requirements and the engineering architecture and feasibility studies; (ii) design and verification milestones; and (iii) prototyping and testing the product (both internal and customer testing).

LSI LOGIC CORPORATION

Notes to Consolidated Financial Statements — (Continued)

      A discount rate is used for the projects to account for the risks associated with the inherent uncertainties surrounding the successful development of the IPR&D, market acceptance of the technology, the useful life of the technology, the profitability level of such technology and the uncertainty of technological advances, which could impact the estimates described above. The Company applied a royalty rate by project by acquisition to operating income to attribute value for dependency on predecessor core technologies.

      Development of technologies that have not yet been completed remains a substantial risk to the Company due to various factors, including the remaining effort to achieve technological feasibility, rapidly changing customer markets and competitive threats from other companies. Failure to bring the product to market in a timely manner could adversely affect sales and profitability of the Company in the future. Additionally, the value of other intangible assets acquired may become impaired.

      Recent accounting pronouncements. In July 2001, the Financial Accounting Standards Board (“FASB”) issued FASB Statements Nos. 141 and 142 (SFAS 141 and SFAS 142), “Business Combinations” and “Goodwill and Other Intangible Assets.” SFAS 141 replaces APB 16 and eliminates pooling-of-interests accounting prospectively. It also provides guidance on purchase accounting related to the recognition of intangible assets and accounting for negative goodwill. SFAS 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Under SFAS 142, goodwill and indefinite-lived intangibles will be tested annually and whenever events or circumstances occur indicating that they might be impaired. Goodwill is tested for impairment employing a two-step method. First the fair value of the reporting unit is compared to its carrying amount. If the fair value is less than the carrying amount, the impairment is measured as the excess of recorded goodwill over its implied fair value. Indefinite-lived intangibles are tested for impairment by comparing the carrying amount to the fair value. SFAS 141 and SFAS 142 are effective for all business combinations completed after June 30, 2001. Upon adoption of SFAS 142, amortization of goodwill recorded for business combinations consummated prior to July 1, 2001 will cease, and intangible assets acquired prior to July 1, 2001 that do not meet the criteria for recognition under SFAS 141 will be reclassified to goodwill. The Company will adopt SFAS 142 on January 1, 2002, the beginning of fiscal 2002, for all goodwill and intangibles that arose before July 1, 2001. As a result of the adoption of SFAS 142, amortization of goodwill and intangibles will be lower by approximately $112 million in 2002 as compared to 2001 and approximately $952 million of goodwill and indefinite-lived intangibles will no longer be amortized. The Company has completed the transitional goodwill impairment assessment in accordance with SFAS 142 and concluded that goodwill is not impaired as of January 1, 2002.

     2001

      Acquisition of the RAID business. On August 31, 2001, the Company finalized the Asset Purchase Agreement with American Megatrends, Inc. (“AMI”). Under the agreement, the Company acquired certain tangible and intangible assets associated with AMI’s Redundant Array of Independent Disks, or RAID, business. The acquisition will enhance product offerings and be included in the Semiconductor segment. The acquisition was accounted for as a purchase.

LSI LOGIC CORPORATION

Notes to Consolidated Financial Statements — (Continued)

      The Company paid approximately $224 million in cash, which included direct acquisition costs of $2.5 million. The Company issued and will issue approximately 0.8 million restricted common shares to certain RAID business employees retained as part of the purchase transaction. The total purchase price was allocated as follows (in thousands):

Fair value of net liabilities acquired	$(1,440)
In-process research and development	19,100
Current technology	74,100
Trademarks	3,400
Excess of purchase price over net liabilities acquired	128,891

Total purchase price excluding deferred compensation	224,051
Deferred stock compensation	16,400

Total purchase price	$240,451

      The calculated value of deferred stock compensation includes certain minimum guaranteed amounts. Deferred stock compensation will be amortized over approximately two years.

      In-process research and development. In connection with the purchase of the RAID business, the Company recorded a $19.1 million charge for several IPR&D projects during the third quarter of 2001. The projects were for development of RAID technology applications. The percentage of completion for the projects was determined based on the percentage of research and development expenses. The discount rate used was 20% for the projects. Development of RAID technology applications was started in early 2000 and 2001. As of August 31, 2001, the Company estimated that the projects were from 12% to 62% complete.

      Useful life of intangible assets. The amount allocated to current technology and trademarks is being amortized over their estimated useful lives of 4 and 5.5 years, respectively, using the straight-line method. The excess of purchase price over net assets acquired is not being amortized. The identification of intangibles and amortization periods were determined in accordance with the recent accounting pronouncements as described above.

      Pro forma statement of earnings information has not been presented because the effect of this acquisition was not material.

      Acquisition of C-Cube. On March 26, 2001, the Company signed a definitive merger agreement (“Merger Agreement”) to acquire C-Cube Microsystems Inc. (“C-Cube”). In accordance with the Merger Agreement, the Company commenced an exchange offer whereby it offered 0.79 of a share of common stock for each outstanding share of C-Cube common stock. Under the terms of the Merger Agreement, the exchange offer was followed by a merger in which the Company acquired, at the same exchange ratio, the remaining shares of C-Cube common stock not previously acquired in the exchange offer. Upon completion of the merger, the Company assumed all options and warrants to purchase shares of C-Cube common stock and converted them into options and warrants to purchase shares of the Company’s common stock. The merger was subject to customary closing conditions, including the tender for exchange of at least a majority of C-Cube’s outstanding shares of common stock (including for purposes of the calculation of the majority of shares, certain outstanding options and warrants to purchase C-Cube shares). The acquisition was effective May 11, 2001. The acquisition was accounted for as a purchase.

      The Company issued approximately 40.2 million shares of its common stock, 10.6 million options and 0.8 million warrants in exchange for the outstanding ordinary shares, options and warrants of C-Cube, respectively. The fair value of common shares issued was $18.73 per share. The acquisition is intended to

LSI LOGIC CORPORATION

Notes to Consolidated Financial Statements — (Continued)

enhance and accelerate the Company’s digital video product offerings in the Semiconductor segment. The components of purchase price are as follows (in thousands):

Fair value of common shares issued	$752,557
Fair value of options assumed	116,174
Fair value of warrants assumed	8,121
Direct acquisition costs	16,856

Total purchase price	$893,708

      The total purchase price was allocated as follows:

(In thousands)
Tangible net assets acquired	$64,315
Acquired in-process research and development	77,500
Current technology	74,000
Trademarks	20,500
Assembled workforce	36,000
Excess of purchase price over net assets acquired	572,120

Total purchase price excluding deferred stock compensation	844,435
Deferred stock compensation	49,273

Total purchase price	$893,708

      In-process research and development. In connection with the purchase of C-Cube, the Company recorded a $77.5 million charge for various IPR&D projects. The projects identified primarily consisted of digital video disc (“DVD”), recordable digital video (“DVD-R”), Consumer Set-Top Box and Cable Modem. The percentage of completion for the projects was determined based on the percentage of research and development expenses. The discount rate used was 27.5% for these projects. The development of these projects started in early 1999. As of May 11, 2001, the Company estimated the projects were approximately 84%, 62%, 61% and 69% complete for DVD, DVD-R, Consumer Set-Top Box and Cable Modem, respectively.

      Useful life of intangible assets. The amount allocated to current technology, trademarks, assembled workforce and excess of purchase price over net assets acquired is being amortized over their estimated weighted average useful life of six years using the straight-line method.

      Pro forma results. The following pro forma summary is provided for illustrative purposes only and is not necessarily indicative of the consolidated results of operations for future periods or that actually would have been realized had the Company and C-Cube been a consolidated entity during the periods presented. The summary combines the results of operations as if C-Cube had been acquired as of the beginning of the periods presented.

      The summary includes the impact of certain adjustments such as amortization of intangibles and non-cash deferred stock compensation. Additionally, the in-process research and development charge of $77.5 million discussed above has been excluded from the periods presented as it arose from the acquisition of C-Cube. The restructuring and other non-recurring charges of $219.6 million were included in the pro forma calculation as the charges did not relate to the acquisition of C-Cube. (See Note 4 of the Notes.)

LSI LOGIC CORPORATION

Notes to Consolidated Financial Statements — (Continued)

	Year Ended December 31,

	2001	2000

	(Unaudited)

	(In thousands, except
	per-share amounts)
Revenues	$1,851,659	$3,002,716
Net (loss)/ income	$(962,488)	$109,112
Basic EPS	$(2.65)	$0.31
Diluted EPS	$(2.65)	$0.29

     2000

      During 2000, the Company completed six acquisitions, which were accounted for using the purchase method of accounting. Unaudited pro forma statement of earnings information has not been presented because the effects of these acquisitions were not material on either an individual or an aggregate basis. See summary table below:

				Fair Value
				of Tangible
				Net Assets/		Current	Assembled
Entity Name, Segment Included in,	Acquisition	Purchase		(Liabilities)		Technology &	Workforce &		Deferred
Description of Acquired Business	Date	Price	Consideration	Acquired	Goodwill	Trademarks	Customer Base	IPR&D	Compensation

	(In millions, except number of shares)
Syntax, SAN Systems segment, Software solutions for centralized storage management	November 2000	$58.8	1.4 million shares issued at $30.71 per share, including 0.04 million restricted common shares, 0.6 million options assumed	$(11.1)	$42.0	$13.0	$12.4	$—	$2.5
ParaVoice, Semiconductor segment, Voice over Internet Protocol (VoIP) and Voice over DSL (VoDSL)	October 2000	38.6	Cash	0.1	10.4	18.0	3.2	6.9	—
DataPath, Semiconductor segment, Semiconductor standard products	July 2000	420.8	7.5 million shares issued at $46.11 per share, including 2.3 million restricted common shares, 1.6 million options assumed	(6.4)	154.0	17.4	—	54.2	201.6
Intraserver, Semiconductor segment, Host adapter boards, storage infrastructure and communication products	May 2000	62.9	1.2 million shares issued at $45.83 per share, 0.2 million options assumed	(7.0)	50.8	15.3	2.2	1.6	—
Division of Cacheware, SAN Systems segment, SAN Business	April 2000	22.2	Cash	0.2	8.5	4.0	1.2	8.3	—
Division of NeoMagic, Semiconductor segment, Optical read-channel mixed signal design team and RF intellectual property	April 2000	15.4	Cash	1.3	1.9	3.8	2.0	6.4	—

      In the second quarter of 2001, the NeoMagic research project was abandoned and the remaining intangibles and goodwill recorded in connection with the project were written off to other non-recurring items. (See Note 4 of the Notes.)

     1999

      Merger with SEEQ. On June 22, 1999, the Company and SEEQ were combined. SEEQ was formed in January 13, 1981 and engaged in the development, production and sale of state-of-the-art semiconductor data communications devices. The stock-for-stock transaction was approved by the shareholders of SEEQ. In December 1999, SEEQ was merged with and into LSI with LSI continuing as the surviving corporation in the merger. As a result of the merger, the separate existence of SEEQ ceased. Under the terms of the Agreement

LSI LOGIC CORPORATION

Notes to Consolidated Financial Statements — (Continued)

and Plan of Reorganization and Merger, SEEQ’s shareholders received 0.1518 of a share of the Company’s common stock for each SEEQ share. Accordingly, the Company issued approximately 5 million shares of its common stock for all the outstanding shares of SEEQ common stock. Additionally, outstanding options to acquire SEEQ common stock as of the merger date were converted to options to acquire 0.8 million shares of the Company’s common stock.

      The merger was accounted for as a pooling of interests. Accordingly, the Company’s financial statements have been restated retroactively to include the financial results of SEEQ for all periods presented. Selected financial information for the combining entities included in the consolidated statements of operations for the six-month period ended June 30, 1999 (unaudited), the interim period nearest the merger date is as follows:

Six Months
Ended
June 30,
1999

(In thousands)
Net sales:
LSI	$949,915
SEEQ	14,714

Combined	$964,629

Net loss:
LSI	$(75,148)
SEEQ	(2,785)

Combined	$(77,933)

      Adjustments to conform accounting policies of SEEQ to those of LSI were not significant to the combined financial results. There were no inter-company transactions between the two companies for the periods presented.

      Restructuring and merger-related expenses associated with the SEEQ merger. In connection with the merger with SEEQ on June 22, 1999, the Company recorded approximately $2.9 million in restructuring charges and $5.5 million in merger-related expenses, which included $0.5 million recorded by SEEQ in the first quarter of 1999. The merger expenses related primarily to investment banking and other professional fees directly attributable to the merger with SEEQ. The restructuring charge was comprised of $1.9 million in write-downs of fixed assets that were duplicative to the combined company, $0.5 million of exit costs relating to non-cancelable building lease contracts and a $0.5 million provision for severance costs related to the involuntary termination of certain employees. The restructuring actions as outlined by the restructuring plan were completed by June 30, 2000, one year from the date the reserve was taken. Approximately $0.5 million of severance was paid to three employees terminated during 1999.

      Acquisition of ZSP. On April 14, 1999, the Company acquired all of the outstanding capital stock of ZSP, a semiconductor company that designs and markets programmable digital signal processors. The acquisition was accounted for as a purchase. There were no significant differences between the accounting policies of the Company and ZSP.

LSI LOGIC CORPORATION

Notes to Consolidated Financial Statements — (Continued)

      The Company paid $7 million in cash, which included direct acquisition costs of $0.6 in addition to liabilities assumed of $4.3 million. The total purchase price of $11.3 million was allocated as follows (in thousands):

Fair value of tangible net liabilities	$(301)
In-process research and development	4,600
Current technology	2,600
Excess of purchase price over net assets acquired	4,370

$11,269

      Pro forma results of operations have not been presented as ZSP’s operations were not significant to the Company’s consolidated operations, and therefore, the pro forma results would not significantly differ from the Company’s historical results.

Note 3 — License Agreement

      In the second quarter of 1999, the Company and Silterra Malaysia Sdn. Bhd. (formerly known as Wafer Technology (Malaysia) Sdn. Bhd.) (“Silterra”) entered into a technology transfer agreement under which the Company grants licenses to Silterra with respect to certain of the Company’s wafer fabrication technologies and provides associated manufacturing training and related services. In exchange, the Company receives cash consideration of $75 million and equity consideration over three years for which transfers and obligations of the Company are scheduled to occur. The equity consideration was valued at zero as of December 31, 2001. The Company transferred technology to Silterra valued at $20 million, $24 million and $15 million for the years ended December 31, 2001, 2000 and 1999, respectively. The amount was recorded as an offset to the Company’s R&D expenses. In addition, the Company provided engineering training with a value of $2 million, $4 million and $2 million for the years ended December 31, 2001, 2000 and 1999, respectively. The amount was recorded as an offset to cost of revenues.

Note 4 — Restructuring and other non-recurring items

2001

      The Company recorded approximately $219.6 million in restructuring and non-recurring charges for the year ended December 31, 2001, consisting of $207.2 for restructuring of operations and $12.4 million for other non-recurring charges.

Restructuring

      In September 2001, the Company announced the consolidation of U.S. manufacturing operations at Gresham, Oregon and the transfer of process research and development from Santa Clara, California to Gresham, Oregon. The Company also announced the closure of certain assembly activities in Fremont, California, which will be transferred offshore. In September 2001, the Company recorded a restructuring charge of $77 million for fixed asset write-downs due to impairment in the U.S., losses on operating leases for equipment and facilities, severance for approximately 600 employees across multiple company activities and functions in the U.S., Europe, Japan and Asia Pacific as well as other exit costs. In December 2001, the Company recorded $14 million of additional fixed asset write-downs due to impairment for the Santa Clara facility. The Company reclassified $25 million, representing the fair market value of the assets identified above, from property, plant and equipment to other current assets during the year to reflect the intention to dispose of the assets within 12 months. In addition, in December 2001, approximately $4 million in exit costs for the closure of the Santa Clara facility was recorded relating primarily to labor and facilities charges.

LSI LOGIC CORPORATION

Notes to Consolidated Financial Statements — (Continued)

      In April 2001, the Company announced the closure of the Company’s Colorado Springs fabrication facility (“the facility”) in August 2001. In May 2001, the Company entered into a definitive agreement to sell the facility to a third party. As part of the agreement, the Company agreed to purchase a minimum amount of production wafers and die from the facility for a period of 18 months following the close of the transaction. During the quarter ended June 30, 2001, the Company recorded an impairment charge of $71 million relating to the facility of which approximately $35 million was recorded in cost of sales and $36 million was recorded in restructuring charges. The restructuring charges consisted of fixed asset write-downs due to impairment, losses on operating leases for equipment, severance for approximately 413 manufacturing employees and other exit costs. On August 1, 2001, the Company announced the termination of the agreement to sell the facility. The facility was closed in the fourth quarter of 2001. In September 2001, the Company recorded an additional restructuring charge of $55 million for fixed asset write-downs and other exit costs associated with the planned closure of the facility. The additional asset write-downs during the third quarter of 2001 were incurred to reflect the lower value of the facility’s assets if sold on a piecemeal basis rather than sold as a facility in continued use. In addition, equipment market values continued to decline in the third quarter of 2001. The Company reclassified approximately $62 million from property, plant and equipment to other current assets to reflect the intention to dispose of the facility within the next 12 months. In December 2001, the Company recorded $1.5 million of additional fixed asset write-downs due to impairment for the Colorado Springs facility. In addition, approximately $3 million in exit costs for the closures of Colorado Springs facilities were recorded relating primarily to labor and facilities charges.

      The Company recorded approximately $16 million in restructuring charges in the second quarter of 2001 primarily associated with the write-down of fixed assets due to impairment in the U.S., Japan and Hong Kong that will be disposed of and severance charges for approximately 240 employees across multiple company activities and functions in the U.S., Europe and Asia Pacific. As a result of the continued decline in the equipment market during the third quarter of 2001, the Company recorded an additional charge of $0.5 million during the third quarter of 2001 to reflect the fair value of the equipment when sold. In December 2001, the Company recorded $0.3 million of additional fixed asset write-downs due to impairment in Japan. The Company plans to sell the assets and accordingly has reclassified $2 million from property, plant and equipment to other current assets to reflect the intention to sell the assets within the next 12 months.

      The fair value of assets determined to be impaired was based on independent appraisals and management estimates. Given that current market conditions for the sale of older fabrication facilities and related equipment may continue to deteriorate, there can be no assurance that the Company will realize its current net book value for the assets. The Company will reassess the realizability of the carrying value of these assets at the end of each quarter until the assets are sold or otherwise disposed of and additional adjustments may be necessary.

      The following table sets forth our restructuring reserves as of December 31, 2001, which is included in other accrued liabilities on the balance sheet:

			Balance at
	Restructuring		December 31,
	Expense	Utilized	2001

	(In thousands)
Write-down of excess assets(a)	$139,724	$(135,962)	$3,762
Lease terminations and maintenance contracts(c)	26,912	(16,217)	10,695
Facility closure and other exit costs(c)	24,242	(10,089)	14,153
Payments to employees for severance(b)	16,346	(15,622)	724

Total	$207,224	$(177,890)	$29,334

LSI LOGIC CORPORATION

Notes to Consolidated Financial Statements — (Continued)

(a)	Amounts utilized in 2001 reflect a non-cash write-down of fixed assets in the U.S., Japan and Hong Kong due to impairment of $133.8 million and cash payments for machinery and equipment decommissioning costs of $2.2 million. The fixed asset write-downs were accounted for as a reduction of the assets and did not result in a liability. The $3.8 million balance as of December 31, 2001 relates to machinery and equipment decommissioning costs in the U.S.

(b)	Amounts utilized represent cash payments related to the severance of approximately 1180 employees during the year ended December 31, 2001. The $0.7 million balance as of December 31, 2001 will be paid during the first six months of 2002.

(c)	Amounts utilized represent cash payments.

Other Non-Recurring Charges:

      The Company recorded approximately $12.4 million in other non-recurring charges during 2001 as follows:

•	$8.1 million in charges associated with the write-down of intangible assets due to impairment. The majority of the intangible assets were originally acquired in the purchase of a division of NeoMagic in the second quarter of 2000.

•	$4.3 million in charges primarily consisting of the write-down of an investment in a marketable equity security and related purchased intellectual property.

2000

      The Company recorded a restructuring of operations and other non-recurring net charges of $2.8 million in 2000. This was primarily related to the loss on an agreement entered into with a third party to outsource certain testing services previously performed by us at our Fremont, California facility.

1999

      During the third quarter of 1999, the Company completed the activities underlying the restructuring plan, which was originally established in the third quarter of 1998. During the year ended December 31, 1999, the Company utilized $11.5 million of restructuring reserves, which consisted of severance payments of $7.9 million for 358 employees terminated during the year, $2.3 million for early lease contract terminations and to exit non-cancelable purchase commitments, $0.7 million of manufacturing facility decommissioning costs in Japan and other exit costs, and $0.6 million of currency translation adjustments. During 1999, the Company recorded approximately $2.9 million in restructuring charges and $5.5 million in merger-related expenses in connection with the merger with SEEQ on June 22, 1999 (see Note 2 of the Notes.)

      During 1999, the Company determined that $10.5 million of the restructuring reserve from 1998 would not be utilized because of a change in management’s estimate of the reserve requirements. The amount consisted of the following:

•	$3.9 million of reserves for lease terminations and non-cancelable purchase commitments, primarily in the U.S. and Europe;

•	$3.7 million of excess severance reserves in the U.S., Japan and Europe;

•	$2.0 million of reserves for manufacturing facility decommissioning costs and other exit costs primarily in the U.S. and Japan; and

•	$0.9 million of related cumulative translation adjustments.

LSI LOGIC CORPORATION

Notes to Consolidated Financial Statements — (Continued)

The change in management estimates of the reserve requirements stemmed primarily from the following factors:

•	A significant increase in the requirement for manufacturing capacity to meet expected sales growth, which resulted in retention of certain employees originally targeted for termination of employment and in reversal of the reserve for decommissioning costs as a result of retention of the U.S. and Japan operation facilities originally targeted for sale; and

•	The Company’s ability to exit lease commitments and non-cancelable purchase commitments on more favorable terms than originally anticipated in the U.S. and Europe.

      Accordingly, the restructuring reserve reversal was included in the determination of income from operations for the year ended December 31, 1999.

Note 5 — Cash and Investments

      As of December 31, 2001 and 2000, cash and cash equivalents and short-term investments included the following debt and equity securities:

	2001	2000

	(In thousands)
Cash and cash equivalents
Overnight deposits	$295,439	$51,862
Commercial paper	151,793	31,658
Corporate and municipal debt securities	9,957	5,705

Total held-to-maturity	457,189	89,225
Cash	299,949	146,670

Total cash and cash equivalents	$757,138	$235,895

Short-term investments
Corporate and municipal debt securities	$191,405	$488,592
Commercial paper	19,851	203,952
Auction rate preferred	29,887	69,731
Certificates of deposit	—	23,308
Equity securities	—	60,000
U.S. government and agency securities	15,026	51,764

Total available-for-sale	$256,169	$897,347

      Unrealized holding gains and losses of held-to-maturity securities and available-for-sale debt securities were not significant and accordingly the amortized cost of these securities approximated fair market value at December 31, 2001 and 2000. Securities classified as held-to-maturity were included in cash equivalents, and debt securities classified as available-for-sale were included in short-term investments as of December 31, 2001 and 2000. Contractual maturities of these securities were within one year as of December 31, 2001. Realized gains and losses for held-to-maturity securities and available-for-sale debt securities were not significant for the years ended December 31, 2001, 2000 and 1999.

      At December 31, 2001, the Company had investments in available-for-sale marketable equity securities with an aggregate carrying value of $54 million, of which all securities were included as a component of other long-term assets. At December 31, 2000, the Company had investments in available-for-sale marketable equity securities with an aggregate carrying value of $66 million, of which $60 million were classified as short-

LSI LOGIC CORPORATION

Notes to Consolidated Financial Statements — (Continued)

term investments. The remaining balance was included in other long-term assets. As of December 31, 2001, an unrealized gain of $22 million, net of the related tax effect of $12 million, on these equity securities was included in accumulated comprehensive income. As of December 31, 2000, an unrealized gain of $31 million, net of the related tax effect of $17 million, on these equity securities was included in accumulated comprehensive income.

      During 2001, the Company sold equity securities for $8 million in the open market, realizing a pre-tax gain of approximately $5 million. During 2000, the Company sold equity securities for $79 million in the open market, realizing a pre-tax gain of approximately $73 million. In addition, the Company realized a pre-tax gain of approximately $7 million associated with equity securities of a certain technology company that was acquired by another technology company during the year. During 1999, the Company sold equity securities for $49 million in the open market, realizing a pre-tax gain of approximately $48 million.

      During the year ended December 31, 2001, the Company wrote down to estimated fair value equity investments in certain technology companies. The write down was for approximately $19 million. The decline in value of the investments was considered by management to be other than temporary. The Company also realized a pre-tax gain of approximately $4 million associated with equity securities of a certain technology company that was acquired by another technology company during the year.

Note 6 — Derivative Instruments

      The Company has foreign subsidiaries that operate and sell the Company’s products in various global markets. As a result, the Company is exposed to changes in foreign currency exchange rates and interest rates. The Company utilizes various hedge instruments, primarily forward contracts and currency option contracts, to manage its exposure associated with firm intercompany and third-party transactions and net asset and liability positions denominated in non-functional currencies. The Company does not hold derivative financial instruments for speculative or trading purposes.

Forward Contracts

      Forward contracts are used to hedge certain cash flows denominated in non-functional currencies. Changes in the fair value of forward contracts due to changes in time value are excluded from the assessment of effectiveness and are recognized in other income and expense. At December 31, 2001, there was one forward contract outstanding, it was set to expire within one month and is designated as a foreign currency fair-value hedge in accordance with SFAS No. 133. For the year ended December 31, 2001, the change in time value of the forward contracts was not significant. The Company did not record any gains or losses due to hedge ineffectiveness during 2001.

      Forward exchange contracts are also used to hedge certain foreign currency-denominated assets or liabilities. These derivatives do not qualify for SFAS No. 133 hedge accounting treatment. Accordingly, changes in the fair value of these hedges are recorded immediately in earnings to offset the changes in fair value of the assets or liabilities being hedged. The related gains and losses included in other income and expense was not significant.

Option Contracts

      The Company also enters into purchased currency option contracts that are designated as foreign currency cash-flow hedges of third-party yen revenue exposures. Changes in the fair value of currency option contracts due to changes in time value are excluded from the assessment of effectiveness and are recognized in other income and expense. There were no option contracts outstanding as of December 31, 2001 and 2000. For the year ended December 31, 2001, the change in option time value was approximately $4 million. During the year ended December 31, 2001, an amount of $6 million was reclassified to revenue from other comprehensive

LSI LOGIC CORPORATION

Notes to Consolidated Financial Statements — (Continued)

income as the forecasted transactions affected earnings. The Company did not record any gains or losses due to hedge ineffectiveness for the year ended December 31, 2001.

Note 7 — Balance Sheet Detail

	December 31,

	2001	2000

	(In thousands)
Inventories:
Raw materials	$31,797	$36,133
Work-in-process	88,354	129,394
Finished goods	136,478	124,848

	$256,629	$290,375

Property and equipment:
Land	$52,130	$55,846
Buildings and improvements	470,433	477,175
Equipment	1,330,609	1,620,472
Leasehold improvements	54,083	54,373
Furniture and fixtures	54,778	53,874
Construction in progress	58,454	164,026

	2,020,487	2,425,766
Accumulated depreciation and amortization	(1,076,113)	(1,147,083)

	$944,374	$1,278,683

      The Company recorded, as a component of cost of revenues, additional excess inventory and related charges of $211 million for the year ended December 31, 2001. The charges were due to inventory production in anticipation of closing the Company’s Colorado Springs manufacturing facility (see Note 4 of the Notes), a sudden and significant decrease in forecasted revenue, and significant underutilization related to a temporary idling of the Company’s fabrication facilities due to reduced demand. The charges were calculated in accordance with the Company’s policy, which is primarily based on inventory levels in excess of 12 month judged demand for each specific product.

      An allocation of interest costs incurred on borrowings during a period required to complete construction of the asset is capitalized as part of the historical cost of acquiring certain assets. Gross capitalized interest included in property and equipment totaled $29 million at December 31, 2001 and 2000. No interest was capitalized during 2001 and 2000. Accumulated amortization of capitalized interest was $17 million and $15 million at December 31, 2001 and 2000, respectively.

LSI LOGIC CORPORATION

Notes to Consolidated Financial Statements — (Continued)

Note 8 — Debt

	December 31,

	2001	2000

	(In thousands)
2001 Convertible Subordinated Notes	$490,000	$—
2000 Convertible Subordinated Notes	500,000	500,000
1999 Convertible Subordinated Notes	344,935	345,000
Capital lease obligations	1,203	2,341

	1,336,138	847,341
Current portion of long-term debt, capital lease obligations and short-term borrowings	(332)	(1,030)

Long-term debt and capital lease obligations	$1,335,806	$846,311

      On October 30, 2001, the Company issued $490 million of 4% Convertible Subordinated Notes (the “2001 Convertible Notes”) due in 2006. The 2001 Convertible Notes are subordinated to all existing and future senior debt, are convertible at the holder’s option, at any time after 60 days following issuance, into shares of the Company’s common stock at a conversion price of $26.339 per share. The 2001 Convertible Notes are redeemable at the Company’s option, in whole or in part, on at least 30 days notice at any time on or after November 6, 2004. Each holder of the 2001 Convertible Notes has the right to cause the Company to repurchase all of such holder’s convertible notes at 100% of their principal amount plus accrued interest upon the occurrence of any fundamental change. Interest is payable semiannually. The Company paid approximately $13.5 million for debt issuance costs related to the 2001 Convertible Notes. The debt issuance costs are being amortized using the interest method. The net proceeds from the 2001 Convertible Notes were used to repay bank debt outstanding with a balance of approximately $200 million as of September 30, 2001 as described below.

      On September 28, 2001, the Company entered into a Credit Agreement with Bank of America, N.A. and Banc of America Securities LLC that provides for borrowings up to $200 million through September 26, 2002. The Company borrowed $200 million under the Credit Agreement as of September 30, 2001, with an interest rate based on LIBOR. The obligation was secured by inventory and accounts receivable. In October 2001, the borrowings outstanding under the Credit Agreement were repaid in full with the proceeds of the 2001 Convertible Notes and the Credit Agreement was terminated.

      On February 18, 2000, the Company issued $500 million of 4% Convertible Subordinated Notes (the “2000 Convertible Notes”) due in 2005. The 2000 Convertible Notes are subordinated to all existing and future senior debt, are convertible at the holder’s option, at any time after 60 days following issuance, into shares of the Company’s common stock at a conversion price of $70.2845 per share. The 2000 Convertible Notes are redeemable at the Company’s option, in whole or in part, on at least 30 days notice at any time on or after February 20, 2003. Each holder of the 2000 Convertible Notes has the right to cause the Company to repurchase all of such holder’s convertible notes at 100% of their principal amount plus accrued interest upon the occurrence of any fundamental change. Interest is payable semiannually. The Company paid approximately $15.3 million for debt issuance costs related to the 2000 Convertible Notes. The debt issuance costs are being amortized using the interest method. The net proceeds from the 2000 Convertible Notes were used to repay bank debt outstanding with a balance of approximately $380 million as of December 31, 1999 as described below.

      During March 1999, the Company issued $345 million of 4 1/4% Convertible Subordinated Notes (the “1999 Convertible Notes”) due in 2004. The 1999 Convertible Notes are subordinated to all existing and future senior debt, are convertible at the holder’s option, at any time after 60 days following issuance, into

LSI LOGIC CORPORATION

Notes to Consolidated Financial Statements — (Continued)

shares of the Company’s common stock at a conversion price of $15.6765 per share. The 1999 Convertible Notes are redeemable at the option of the Company, in whole or in part, on at least 30 days notice at any time on or after March 20, 2002. Each holder of the convertible notes has the right to cause the Company to repurchase all of such holder’s convertible notes at 100% of their principal amount plus accrued interest upon the occurrence of any fundamental change. Interest is payable semiannually. The Company paid approximately $9.5 million for debt issuance costs related to the 1999 Convertible Notes. The amount was capitalized in other assets and is being amortized over the life of the 1999 Convertible Notes using the interest method. The net proceeds of the 1999 Convertible Notes were used to repay existing debt obligations.

      The term fundamental change referred to above means the occurrence of any transaction or event such as an exchange offer, liquidation, tender offer, consolidation, merger, or combination.

      On August 5, 1998, the Company entered into a credit agreement with ABN AMRO Bank N.V. (“ABN AMRO”). The credit agreement was restated and superseded by the Amended and Restated Credit Agreement dated as of September 22, 1998 by and among the Company, LSI Logic Japan Semiconductor, Inc. (“JSI”) and ABN AMRO, and was thereafter syndicated to a group of lenders determined by ABN AMRO and the Company (“Notes payable to banks”). The credit agreement consisted of two credit facilities: a $575 million senior unsecured reducing revolving credit facility (“Revolver”), and a $150 million senior unsecured revolving credit facility (“364-day Facility”). On April 21, 2000, the credit agreement was superseded by the Second Amended and Restated Credit Agreement by and among the Company, JSI, ABN AMRO and a group of lenders determined by ABN AMRO to terminate the yen sub-facility and modify certain covenant requirements.

      On March 14, 2001, the Second Amended and Restated Credit Agreement was amended to reduce the total revolving commitment by $165 million from $240 million to $75 million. On the effective date of this reduction, the revolving commitment of each lender was reduced accordingly. The Second Amended and Restated Credit Agreement was terminated in August 2001.

      Aggregate principal payments required on outstanding capital lease and debt obligations are $0.3 million, $0.3 million, $345.3 million, $500.2 million and $490 million for the years ended December 31, 2002, 2003, 2004, 2005 and 2006, respectively. There are currently no payments required after December 31, 2006.

      The Company paid $38 million, $30 million and $37 million in interest during 2001, 2000 and 1999, respectively.

Note 9 — Common Stock

      Authorized shares. The following summarizes all shares of common stock reserved for issuance for the employee stock option and purchase plans as of December 31, 2001:

Number of
Shares

(In thousands)
Issuable upon:
Exercise of stock options, including options available for grant	107,127
Purchase under Employee Stock Purchase Plan	10,656

117,783

      Stock split. On January 25, 2000, the Company announced a two-for-one stock split, which was declared by the Board of Directors as a 100% stock dividend payable to stockholders of record on February 4, 2000 as one new share of common stock for each share held on that date. The newly issued common stock shares were distributed on February 16, 2000. All references to stock option data of the Company’s common

LSI LOGIC CORPORATION

Notes to Consolidated Financial Statements — (Continued)

stock below have been restated retroactively to reflect the two-for-one common stock split as if it occurred for all periods presented.

      Stock repurchase program. There were no stock repurchases in 2001. On July 28, 2000, the Company’s Board of Directors authorized a new stock repurchase program in which up to 5 million shares of the Company’s common stock may be repurchased in the open market from time to time. Accordingly, the Company repurchased 1.5 million shares of its common stock in the open market for approximately $49.3 million during the year ended December 31, 2000. The transactions were recorded as reductions to common stock and additional paid-in capital.

      Stock option plans. On August 13, 1999, the Board of Directors approved the 1999 Nonstatutory Stock Option Plan (“1999 NSO Plan”) under which 14 million shares were reserved for issuance. In August 2000, 12 million additional shares were approved by the Board of Directors for issuance, and in May 2001, 13 million additional shares were approved for issuance, for a total of 39 million shares reserved for issuance under the 1999 NSO Plan. Under the terms of the 1999 NSO Plan, the Company may grant stock options to its employees, excluding officers, with an exercise price that is no less than the fair market value of the stock on the date of grant. The term of each option is determined by the Board of Directors and is generally ten years. Options generally vest in annual increments of 25% per year commencing one year from the date of grant.

      The 1991 Equity Incentive Plan enables the Company to grant stock options to its employees and consultants. Stock options may be granted with an exercise price no less than the fair value of the stock on the date of grant. The term of each option is determined by the Board of Directors and is generally ten years. Options generally vest in annual increments of 25% per year commencing one year from the date of grant. A total of 77.5 million shares have been reserved for issuance under this plan, including 5 million shares approved by the stockholders in May 2001 and 10 million approved by stockholders in May 2000.

      The Company’s 1982 Incentive Stock Option Plan is administered by the Board of Directors. Terms of that plan required that the exercise price of options be no less than the fair value at the date of grant and that options be granted only to employees and consultants of the Company. Generally, options granted vested in annual increments of 25% per year commencing one year from the date of grant and had a term of ten years. During 1992, the 1982 Incentive Stock Option Plan expired by its terms. Accordingly, no further options may be granted thereunder. None of the options previously granted under this plan remained outstanding at December 31, 2001.

      In May 1995, the stockholders approved the 1995 Director Option Plan, which replaced the 1986 Directors’ Stock Option Plan, and reserved 1 million shares for issuance thereunder. Terms of the 1995 Director Option Plan provide for an initial option grant to new directors and subsequent automatic option grants each year thereafter. The option grants generally have a ten-year term and vest in equal increments over four years. The exercise price of options granted is the fair market value of the stock on the date of grant. On May 7, 1999, the stockholders approved an amendment to the 1995 Director Option Plan to increase the annual grant of options to each non-employee director to 25,000 shares, which fully vest six months after grant. None of the options previously granted under the 1986 Directors’ Stock Option Plan remained outstanding at December 31, 2001.

      In connection with the acquisition of C-Cube (see Note 2 of the Notes), each outstanding stock option under C-Cube’s Stock Option Plan was converted to an option of the Company’s common stock at a ratio of 0.79. As a result, outstanding options to purchase 10,616,640 shares and warrants to purchase 750,100 shares were assumed. No further options may be granted under the C-Cube Stock Option Plan.

      In connection with the acquisition of Syntax Systems, Inc. (see Note 2 of the Notes), each outstanding stock option under Syntax’s Stock Option Plan was converted to an option of the Company’s common stock at a ratio of 0.1896. As a result, outstanding options to purchase 611,241 shares were assumed. No further options may be granted under the Syntax Stock Option Plan.

LSI LOGIC CORPORATION

Notes to Consolidated Financial Statements — (Continued)

      In connection with the acquisition of DataPath Systems, Inc. (see Note 2 of the Notes), each outstanding stock option under DataPath’s Stock Option Plan was converted to an option of the Company’s common stock at a ratio of 0.4269. As a result, outstanding options to purchase 1,560,823 shares were assumed. No further options may be granted under the DataPath Stock Option Plan.

      In connection with the acquisition of Intraserver Technology, Inc. (see Note 2 of the Notes), each outstanding stock option under Intraserver’s Stock Option Plan was converted to an option of the Company’s common stock at a ratio of 2.2074. As a result, outstanding options to purchase 154,709 shares were assumed. No further options may be granted under the Intraserver Stock Option Plan.

      In connection with the merger with SEEQ (see Note 2 of the Notes), each outstanding stock option under SEEQ’s Stock Option Plan was converted to an option of the Company’s common stock at a ratio of 0.1518. As a result, outstanding options to purchase 760,878 shares were assumed. No further options may be granted under the SEEQ Stock Option Plan. All tables presented below were retroactively restated as if the merger occurred at the beginning of the periods presented.

      At December 31, 2001, remaining shares available for grant under all stock option plans were approximately 33,130,000.

      The following table summarizes the Company’s stock option share activity and related weighted average exercise price within each category for each of the years ended December 31, 2001, 2000 and 1999 (share amounts in thousands):

	2001		2000		1999

	Shares	Price	Shares	Price	Shares	Price

Options outstanding at January 1	55,164	$24.09	48,709	$16.73	40,232	$10.92
Options assumed	10,617	15.26	2,327	6.19	—	—
Options canceled	(7,257)	(25.89)	(5,833)	(27.94)	(2,830)	(13.13)
Options granted	18,911	20.79	18,069	41.47	18,848	25.73
Options exercised	(3,438)	(10.22)	(8,108)	(10.70)	(7,541)	(9.38)

Options outstanding at December 31	73,997	$22.44	55,164	$24.09	48,709	$16.73

Options exercisable at December 31	30,766	$18.81	19,250	$14.62	16,139	$11.00

      Significant option groups outstanding at December 31, 2001 and related weighted average exercise price and contractual life information is as follows (share amounts in thousands):

	Outstanding		Exercisable		Remaining
					Life
	Shares	Price	Shares	Price	(years)

Options with exercise prices ranging from:
$ 0.01 to $ 5.00	858	$2.13	755	$2.27	3.72
$ 5.01 to $10.00	12,073	8.45	7,494	8.38	6.87
$10.01 to $15.00	12,076	12.63	8,039	12.16	6.20
$15.01 to $20.00	10,244	17.78	4,299	16.99	7.88
$20.01 to $25.00	15,759	22.10	1,586	21.65	9.01
$25.01 to $30.00	8,961	29.15	3,929	29.16	7.91
$30.01 to $35.00	4,657	32.60	2,158	32.57	7.98
Greater than $35.01	9,369	49.21	2,506	49.50	8.36

	73,997	$22.44	30,766	$18.81	7.70

      All options were granted at an exercise price equal to the market value of the Company’s common stock at the date of grant, with the exception of the options assumed as part of the acquisition of C-Cube on May 11,

LSI LOGIC CORPORATION

Notes to Consolidated Financial Statements — (Continued)

2001, Syntax on November 29, 2000, DataPath on July 14, 2000, Intraserver on May 26, 2000 and the merger with SEEQ on June 22, 1999. (See Note 2 of the Notes.) The weighted average estimated grant date fair value, as defined by SFAS No. 123, of options granted during 2001, 2000 and 1999 was $15.44, $30.86 and $14.35 per option, respectively. The estimated grant date fair value was calculated using the Black-Scholes model. The Black-Scholes model, as well as other currently accepted option valuation models, was developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company’s stock option awards. These models also require highly subjective assumptions, including future stock price volatility and expected time until exercise, which greatly affect the calculated grant date fair value. The following weighted average assumptions were included in the estimated grant date fair value calculations for the Company’s stock option awards:

	2001	2000	1999

Expected life (years)	3.79	3.85	4.76
Risk-free interest rate	4.70%	6.28%	5.55%
Volatility	110.98%	108.15%	60.46%
Dividend yield	—	—	—

      Stock purchase plan. Since 1983, the Company has offered an Employee Stock Purchase Plan under which rights are granted to all employees to purchase shares of common stock at 85% of the lesser of the fair market value of such shares at the beginning of an offering period or the end of each six-month segment within such an offering period. Sales under the Employee Stock Purchase Plan in 2001, 2000 and 1999 were approximately 2.9 million, 5.2 million and 4.3 million shares of common stock at an average price of $16.39, $6.30 and $5.20 per share, respectively. In 1997, the stockholders approved an amendment to the Company’s Employee Stock Purchase Plan to increase the number of shares of common stock reserved for issuance on the first day of each fiscal year, beginning fiscal 1998, by 1.15% of the shares of the Company’s common stock issued and outstanding on the last day of the immediately preceding fiscal year, less the number of shares available for future option grants under the Employee Stock Purchase Plan on the last day of the preceding fiscal year. An additional 2.4 million, 2.5 million and 1.5 million shares were reserved for this Plan in 2001, 2000 and 1999, respectively. In addition, during 2001, the Company’s stockholders approved an amendment to the Company’s Employee Stock Purchase Plan to increase the number of shares reserved for issuance by 10 million shares.

      The weighted average estimated grant date fair value, as defined by SFAS No. 123, of rights to purchase stock under the Employee Stock Purchase Plan granted in 2001, 2000 and 1999 was $6.90, $13.83 and $8.30 per share, respectively. The estimated grant date fair value was calculated using the Black-Scholes model. The following weighted average assumptions were included in the estimated grant date fair value calculations for rights to purchase stock under the Company’s Employee Stock Purchase Plan:

	2001	2000	1999

Expected life (years)	0.50	0.63	0.75
Risk-free interest rate	3.03%	6.07%	4.95%
Volatility	82.34%	98.82%	60.30%
Dividend yield	—	—	—

      Stock purchase rights. In November 1988, the Company implemented a plan to protect stockholders’ rights in the event of a proposed takeover of the Company. The plan was amended and restated in November 1998. Under the plan, each share of the Company’s outstanding common stock carries one Preferred Share Purchase Right. Each Preferred Share Purchase Right entitles the holder, under certain circumstances, to purchase one-thousandth of a share of Preferred Stock of the Company or its acquirer at a discounted price. The Preferred Share Purchase Rights are redeemable by the Company and will expire in 2008.

LSI LOGIC CORPORATION

Notes to Consolidated Financial Statements — (Continued)

      Pro forma net (loss)/income and proforma net (loss)/income per share. Had the Company recorded compensation costs based on the estimated grant date fair value, as defined by SFAS No. 123, for awards granted under its stock option plans and stock purchase plan, the Company’s net income and earnings per share would have been adjusted to the pro forma amounts below for the years ended December 31, 2001, 2000 and 1999.

	2001	2000	1999

	(In thousands except per share amounts)
Pro forma net (loss)/income
Basic	$(1,220,551)	$140,964	$10,679
Diluted	$(1,220,551)	$150,055	$10,679
Pro forma net (loss)/income per share
Basic	$(3.49)	$0.45	$0.04
Diluted	$(3.49)	$0.43	$0.04

      For the year ended December 31, 2001, common stock equivalents of approximately 95.8 million shares were excluded from the computation of pro forma diluted earnings per share as a result of their antidilutive effect on pro forma earnings per share. For the year ended December 31, 2000, common stock equivalents of approximately 6.2 million shares and interest expense of $11 million, net of taxes, associated with the 2000 Convertible Subordinated Notes were excluded from the computation of pro forma diluted earnings per share as a result of their antidilutive effect on pro forma earnings per share. For the year ended December 31, 1999, common equivalents of approximately 17.6 million shares and interest expense of $8 million, net of taxes, associated with the 1999 Convertible Subordinated Notes were excluded from the computation of pro forma diluted earnings per share as a result of their antidilutive effect on pro forma earnings per share. The pro forma effect on net income and net income per share for 2001, 2000 and 1999 is not representative of the pro forma effect on net income in future years because it does not take into consideration pro forma compensation expense related to grants made prior to 1995. See Note 8 of the Notes for a discussion of the 2001, 2000 and 1999 Convertible Notes.

Note 10 — Income Taxes

      The provision for taxes consisted of the following:

	Year Ended December 31,

	2001	2000	1999

	(In thousands)
Current:
Federal	$—	$108,974	$17,507
State	—	5,880	1,678
Foreign	6,073	41,162	47,535

Total	6,073	156,016	66,720

Deferred (benefit)/ liability:
Federal	(28,688)	(7,640)	(3,658)
State	(6,192)	(1,750)	(569)
Foreign	(10,391)	(3,667)	2,537

Total	(45,271)	(13,057)	(1,690)

Total	$(39,198)	$142,959	$65,030

LSI LOGIC CORPORATION

Notes to Consolidated Financial Statements — (Continued)

      Undistributed earnings of the Company’s foreign subsidiaries aggregate approximately $265 million at December 31, 2001, and are indefinitely reinvested in foreign operations or will be remitted substantially free of additional tax. No material provision has been made for taxes that might be payable upon remittance of such earnings, nor is it practicable to determine the amount of this liability.

      The domestic and foreign components of income before income taxes and minority interest were as follows:

	Year Ended December 31,

	2001	2000	1999

	(In thousands)
Domestic	$(605,797)	$169,449	$198,039
Foreign	(424,558)	210,301	26,178

Income before income taxes and minority interest	$(1,030,355)	$379,750	$224,217

      Significant components of the Company’s deferred tax assets and liabilities as of December 31 were as follows:

	December 31,

	2001	2000

	(In thousands)
Deferred tax assets:
Net operating loss carryforwards	$90,913	$15,949
Tax credit carryovers	25,037	10,852
Future deductions for purchased intangible assets	90,981	71,175
Future deductions for reserves and other	40,767	31,891
Future deductions for inventory reserves	31,142	11,080

Total deferred tax assets	278,840	140,947
Valuation allowance	(150,267)	(19,553)

Net deferred tax assets	128,573	121,394
Deferred tax liabilities:
Depreciation and amortization	(51,530)	(89,622)

Total net deferred tax assets	$77,043	$31,772

      The deferred tax assets valuation allowance at December 31, 2001 and 2000 is attributed to U.S. federal, state and foreign deferred tax assets, which result primarily from restructuring and other one-time charges, and net operating loss carryovers. Management believes that the realization of deferred tax assets was not assured in the years presented other than to the extent of estimated taxable income for the carryover period.

      At December 31, 2001, the Company had federal and state net operating loss carryovers of approximately $242 million and $77 million, respectively, which will expire beginning in 2004 through 2022. Approximately $39 million of the federal net operating loss carryover and $12 million of the state net operating loss carryover relate to recent acquisitions and are subject to certain limitations under IRC §382. The Company had tax credits of approximately $25 million, which will expire beginning in 2004.

LSI LOGIC CORPORATION

Notes to Consolidated Financial Statements — (Continued)

      Differences between the Company’s effective tax rate and the federal statutory rate were as follows:

	Year Ended December 31,

	2001		2000		1999

	(In thousands)
Federal statutory rate	$(360,624)	(35)%	$132,913	35%	$78,476	35%
State taxes, net of federal benefit	(4,025)	—	2,685	1%	1,091	—
Difference between U.S. and foreign tax rates	136,366	13%	(23,542)	(6)%	37,091	17%
Nondeductible expenses	65,878	6%	73,048	20%	(2,603)	(1)%
Foreign tax credits	—	—	(29,542)	(8)%	(10,973)	(5)%
Research and development tax credit	(8,963)	(1)%	(10,000)	(3)%	(5,000)	(2)%
Benefit of deferred tax assets not previously recognized	—	—	(3,503)	(1)%	(33,826)	(15)%
Net operating loss and future deductions not currently benefited	130,714	13%	—	—	—	—
Other	1,456	—	900	—	774	—

Effective tax rate	$(39,198)	(4)%	$142,959	38%	$65,030	29%

      The Company paid $22 million, $28 million and $14 million for income taxes in 2001, 2000 and 1999, respectively.

      The IRS is currently auditing the Company’s federal income tax returns for fiscal years 1995 through 1996. Final proposed adjustments have not been received for these years. Management believes the ultimate outcome of the IRS audits will not have a material adverse impact on the Company’s financial position or results of operations.

Note 11 — Segment Reporting

      The Company operates in two reportable segments: the Semiconductor segment and the SAN Systems segment. In the Semiconductor segment, the Company uses advanced process technology and comprehensive design methodologies to design, develop, manufacture and market highly complex integrated circuits. These system-on-a-chip solutions include both application specific integrated circuits, commonly referred to as ASICs; application specific standard products in silicon, or ASSPs; as well as RAID host bus adapters and related products; and services. In the SAN Systems segment, the Company designs, manufactures, markets and supports high-performance, highly scaleable open storage area network systems, storage solutions and a complete line of RAID systems, subsystems and related software. There were no significant inter-segment revenues for the periods presented below.

LSI LOGIC CORPORATION

Notes to Consolidated Financial Statements — (Continued)

      Information about profit or loss and assets. The following is a summary of operations by segment for the years ended December 31, 2001, 2000 and 1999:

	Year Ended December 31,

	2001	2000	1999

	(In thousands)
Revenues:
Semiconductor	$1,573,618	$2,338,557	$1,810,111
SAN Systems	211,305	399,110	279,333

Total	$1,784,923	$2,737,667	$2,089,444

(Loss)/income from operations:
Semiconductor	$(947,156)	$238,134	$172,628
SAN Systems	(58,452)	51,323	25,544

Total	$(1,005,608)	$289,457	$198,172

      Intersegment revenues for the periods presented above were not significant. Restructuring of operations and other non-recurring items were included in both segments.

      One customer represented 18% of the Company’s total consolidated revenues for the year ended December 31, 2001, and another customer represented 12% and 11% of the Company’s consolidated revenues each of the years ended December 31, 2000 and 1999, respectively. In the Semiconductor segment, one customer represented 21% of total Semiconductor revenues for the year ended December 31, 2001. No customer represented 10% or more of the total revenue in the Semiconductor segment for the year ended December 31, 2000. For the year ended December 31, 1999, one customer represented 10% of the total Semiconductor revenues. In the SAN Systems segment, there were two customers with revenues representing 21% each, and one customer with revenues representing 13% of total SAN Systems revenues for the year ended December 31, 2001. During 2000, there were three customers with revenues representing 31%, 17% and 13% of total SAN Systems revenues. During 1999, there were three customers with revenues representing 29%, 27% and 14% of SAN systems revenues.

      The following is a summary of total assets by segment as of December 31, 2001, 2000 and 1999:

	December 31,

	2001	2000	1999

	(In thousands)
Total assets:
Semiconductor	$4,301,326	$3,851,849	$3,051,865
SAN Systems	324,446	345,638	154,740

Total	$4,625,772	$4,197,487	$3,206,605

LSI LOGIC CORPORATION

Notes to Consolidated Financial Statements — (Continued)

      Information about geographic areas. The Company’s significant operations outside the United States include manufacturing facilities, design centers and sales offices in Japan, Europe and Pan Asia. The following is a summary of operations by entities located within the indicated geographic areas for 2001, 2000 and 1999.

	Year Ended December 31,

	2001	2000	1999

	(In thousands)
Revenues:
United States	$880,779	$1,678,709	$1,209,177
Japan	372,815	289,149	282,749
Europe	273,436	373,945	290,428
Pan Asia	257,893	395,864	307,090

Total	$1,784,923	$2,737,667	$2,089,444

	December 31,

	2001	2000	1999

	(In thousands)
Long-lived assets:
United States	$2,481,461	$1,662,184	$1,521,067
Japan	118,968	185,758	226,898
Europe	7,438	8,844	8,089
Pan Asia	140,979	147,574	94,387

Total	$2,748,846	$2,004,360	$1,850,441

      United States revenues include export sales. Long-lived assets consist of net property and equipment, goodwill, capitalized software and other intangibles, and other long-term assets excluding long-term deferred tax assets.

Note 12 — Commitments and Contingencies

      The Company uses operating leases to finance certain equipment used in its wafer fabrication facilities. As of December 31, 2001 the Company had two operating leases, which are commonly referred to as synthetic leases. A synthetic lease represents a form of off-balance sheet financing under which an unrelated third party funds up to 100% of the costs of acquisition and installation of the property.

      In March 2000, the Company entered into a master lease and security agreement with ABN AMRO Bank and two other banks acting as the Lessor and several other banks acting as Participants for up to $250 million for certain wafer fabrication equipment. Each lease supplement pursuant to the transaction will have a lease term of three years with two consecutive one-year renewal options. The Company may, at the end of any lease term, return, or purchase at a stated amount all the equipment. As of December 31, 2001, the Company had fully drawn against the agreement.

      In April 2001, the Company entered into a master lease and security agreement with a group of banks for up to $230 million for certain wafer fabrication equipment. The Lessor under this lease is an unrelated trust administered and managed by Wells Fargo Bank Northwest. Each lease supplement pursuant to the transaction will have a lease term of five years with two consecutive one-year renewal options. The Company may, at the end of any lease term, return, or purchase at a stated amount all the equipment. As of December 31, 2001, the Company had drawn down a total of $152 million under the agreement. The agreement was amended in fourth quarter of 2001 to reduce the total availability to $180 million.

LSI LOGIC CORPORATION

Notes to Consolidated Financial Statements — (Continued)

      In the third quarter of 2001, the Company amended the master lease and security agreements entered into in April 2001 and March 2000 as described above. As of December 31, 2001, there was $296 million outstanding under these two leases. Pursuant to the amendments, the Company now participates in these leases as a debt holder, replacing some of the existing banks. As of December 31, 2001, the Company’s debt contribution of $242 million and cash collateral of $54 million were recorded as non-current assets. The Lessors have access to the cash collateral only in the event of a default by the Company. Per the amendments, the Company is required to maintain a minimum cash balance of $350 million. The Company was in compliance with this requirement as of December 31, 2001.

      No officer or employee of the Company has any financial interest with regards to these leasing arrangements or with the trust used in the April 2001 lease. The minimum lease payments under the two lease agreements, excluding option periods, are $3 million each for the years 2002 and 2003, and $0.9 million each in the years 2004 and 2005. These payments reflect the amendments and as such, exclude any payments on the Company’s debt participation.

      The Company leases the majority of its facilities and certain equipment under non-cancelable operating leases, which expire through 2011. The facilities lease agreements typically provide for base rental rates that are increased at various times during the terms of the lease and for renewal options at the fair market rental value. Future minimum payments under these operating lease agreements are $34 million, $28 million, $21 million, $15 million, $9 million and $25 million for the years ending December 31, 2002, 2003, 2004, 2005, 2006 and thereafter, respectively.

      Rental expense under all operating leases was $96 million, $64 million and $58 million for the years ended December 31, 2001, 2000 and 1999, respectively.

      In late 1995, a lawsuit was filed by certain former shareholders of our Canadian subsidiary (“LSI Canada”) petitioner in a proceeding in the Court of Queens Bench of Alberta, Judicial District of Calgary in which the question of LSI Canada’s value at September 7, 1995 is to be determined. At present, parties representing approximately 580,000 shares are contesting the value of $4.00 (Canadian) that was paid to the other former shareholders of LSI Canada at the time all the shares of LSI Canada not then owned by the Company were acquired by the Company. Following a hearing held in March 2001, the Court dismissed the motion of the former shareholders that challenged the proprietary of the fair value proceedings initiated by LSI Canada and the jurisdiction of the Court to adjudicate the matter. In addition, the Court ruled that the portions of the application of the former shareholders to initiate a claim based upon allegations that our actions and certain named (former) directors and a (former) officer of LSI Canada were oppressive of the rights of minority shareholders of LSI Canada were to be struck and the balance of the claims were stayed. The Court also directed all of the litigants to recommence preparation for trial in the fair value proceeding and advised the litigants of the Court’s intention to schedule a date for trial of that matter as soon as practicable. While we cannot give any assurances regarding the resolution of these matters, we believe that the final outcome will not have a material adverse effect on our consolidated results of operations or financial condition. No assurance can be given, however, that these matters will be resolved without our becoming obligated to make payments or to pay other costs to the opposing parties, with the potential for having an adverse effect on our financial position or results of operations.

      In February 1999, a lawsuit alleging patent infringement was filed in the United States District Court for the District of Arizona by the Lemelson Medical, Education & Research Foundation, Limited Partnership against 88 electronics industry companies, including LSI Logic. The case number is CIV990377PHXRGS. The patents involved in this lawsuit are alleged to relate to semiconductor manufacturing and computer imaging, including the use of bar coding for automatic identification of articles. In September 1999, the Company filed an answer denying infringement, raising affirmative defenses and asserting a counterclaim for declaratory judgment of non-infringement, invalidity and unenforceability of Lemelson’s patents. In December 2001, the court held a hearing on Cypress Semiconductor’s and plaintiff’s cross-motions for summary

LSI LOGIC CORPORATION

Notes to Consolidated Financial Statements — (Continued)

judgment with respect to the 4,390,586 patent. In February 2002, the court denied Cypress Semiconductor’s motion for summary judgment. The court also granted the plaintiff’s cross motion in part with respect to Cypress Semiconductor and denied the cross-motion with respect to all other defendants. These activities are ongoing, and as yet, no trial date has been set. While the Company cannot make any assurance regarding the eventual resolution of this matter, the Company does not believe it will have a material adverse effect on our consolidated results of operations or financial condition.

      U.S. Philips Corporation, a subsidiary of Royal Philips Electronics of Netherlands, filed suits on October 17, 2001 in the U.S. District Court in New York against eight companies, including us, for allegedly infringing and inducing others to infringe Philips U.S. Patent Number 4,689,740. This patent is directed to devices and methods used with the Inter-Integrated Circuit Bus. While we cannot make any assurance regarding the eventual resolution of this matter, we do not believe it will have a material adverse effect on our consolidated results of operations or financial condition.

      The Company is a party to other litigation matters and claims, which are normal in the course of its operations. While the results of such litigations and claims cannot be predicted with certainty, the final outcome of such matters is not expected to have a significant adverse effect on the Company’s consolidated financial position or results of operations. No assurance can be given, however, that these matters will be resolved without the Company becoming obligated to make payments or to pay other costs to the opposing parties, with the potential for having an adverse effect on the Company’s financial position or its results of operations.

Note 13 — Subsequent Events

      On January 16, 2002, the Company announced a series of actions to reduce costs and align company expenses to current revenues. These actions include: restructuring the Company’s manufacturing operations in Tsukuba, Japan; divesting the CDMA handset and DSL standard product business units and reducing the worldwide workforce by approximately 1,400 positions or 20 percent.

SUPPLEMENTARY FINANCIAL DATA

INTERIM FINANCIAL INFORMATION

	Quarter

	First	Second	Third	Fourth

	(Unaudited)
	(In thousands, except per share amounts)
Year Ended December 31, 2001
Revenues	$517,199	$465,219	$396,675	$405,830
Gross profit	206,054	72,434	59,997	75,442
Net loss	(31,248)	(312,481)	(398,082)	(250,144)
Basic earnings per share:
Net loss	$(0.10)	$(0.91)	$(1.09)	$(0.68)
Diluted earnings per share:
Net loss	$(0.10)	$(0.91)	$(1.09)	$(0.68)
Year Ended December 31, 2000
Revenues	$615,186	$644,328	$727,578	$750,575
Gross profit	249,686	276,350	314,770	328,529
Net income	86,243	70,576	18,096	61,685
Basic earnings per share:
Net income	$0.28	$0.23	$0.06	$0.19
Diluted earnings per share:
Net income	$0.25	$0.21	$0.06	$0.18

      During the second and third quarters of 2001, the Company recorded in-process research and development (“IPR&D”) charges of $78 million and $19 million, respectively, in connection with the purchases of C-Cube and a division of AMI (See Note 2 of the Notes to the Consolidated Financial Statements). During the first, second, third and fourth quarters of 2001, the Company recorded amortization of non-cash deferred stock compensation of $21 million, $28 million, $27 million and $29 million, respectively. During the second, third and fourth quarters of 2001, the Company recorded restructuring and other non-recurring charges of $60 million, $133 million and $27 million, respectively.

      During the second, third and fourth quarters of 2000, the Company recorded IPR&D charges of $16 million, $54 million and $7 million, respectively, in connection with the purchases of divisions of NeoMagic and Cacheware and acquisitions of Intraserver, DataPath and ParaVoice. (See Note 2 of the Notes to the Consolidated Financial Statements.) During the third and fourth quarters of 2000, the Company recorded amortization of non-cash deferred stock compensation of $19 million and $22 million, respectively.

LSI LOGIC CORPORATION

OFFER TO EXCHANGE

OUTSTANDING OPTIONS UNDER OUR 1991 EQUITY INCENTIVE PLAN AND
1999 NONSTATUTORY STOCK OPTION PLAN FOR NEW OPTIONS UNDER
OUR 1999 NONSTATUTORY STOCK OPTION PLAN

This document constitutes part of a prospectus relating to the LSI Logic Corporation

1999 Nonstatutory Stock Option Plan covering securities that have been registered under the
Securities Act of 1933.

August 20, 2002